UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.               )

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Textron Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF ANNUAL MEETING

To the Shareholders of Textron Inc.:

The 2007 annual meeting of shareholders of Textron Inc. will be held on Wednesday, April 25, 2007, at 11:00 a.m. at The Westin Providence, One West Exchange Street, Providence, Rhode Island for the following purposes:

1.      To elect five directors in Class II for a term of three years and until their successors are duly elected or appointed (Items 1 through 5 on the proxy card).

2.      To approve the Textron Inc. Short-Term Incentive Plan, which is recommended by the Board of Directors (Item 6 on the proxy card).

3.      To approve the Textron Inc. 2007 Long-Term Incentive Plan, which is recommended by the Board of Directors (Item 7 on the proxy card).

4.      To ratify the appointment by the Audit Committee of Ernst & Young LLP as Textron’s independent registered public accounting firm for 2007, which is recommended by the Board of Directors (Item 8 on the proxy card).

5.      If properly presented at the meeting, to consider and act upon a shareholder proposal set forth at pages 52 and 53 in the accompanying proxy statement, which is opposed by the Board of Directors (Item 9 on the proxy card).

6.      To transact any other business as may properly come before the meeting or any adjournment or postponement of the meeting.

You are entitled to vote all shares of common and preferred stock registered in your name at the close of business on March 2, 2007. If you attend the meeting and desire to vote in person, your proxy will not be used. If your shares are held in the name of your broker or bank and you wish to attend the meeting in person, you should request your broker or bank to issue you a proxy covering your shares.

Whether or not you plan to attend the meeting, we urge you to complete, sign and date the enclosed proxy card and return it in the accompanying postage-paid envelope as soon as possible so that your shares may be represented at the meeting. Shareholders of record also have the option of voting their shares via the Internet or by using a toll-free telephone number. Instructions on how to vote either via the Internet or by telephone are included on the proxy card.

A list of shareholders entitled to vote at the 2007 annual meeting will be open to examination by any shareholder, for any purpose germane to the meeting, for ten days prior to the meeting at Textron’s principal executive office, 40 Westminster Street, Providence, Rhode Island 02903.

Sincerely,

Lewis B. Campbell
Chairman, President and Chief Executive Officer
Providence, Rhode Island
March 19, 2007

YOUR VOTE IS IMPORTANT

If you are a shareholder of record, you can now vote your shares via the Internet or by using a toll-free telephone number by following the instructions on your proxy card. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed postage-paid envelope.

TEXTRON INC.

PROXY STATEMENT

General

This proxy statement, which is being mailed on or about March 19, 2007, to each person entitled to receive the accompanying notice of annual meeting, is furnished in connection with the solicitation by the Board of Directors of Textron Inc. of proxies to be voted at the annual meeting of shareholders to be held on April 25, 2007, at 11:00 am, and at any adjournments or postponements thereof. Textron’s principal executive office is located at 40 Westminster Street, Providence, Rhode Island 02903.

Shareholders Who May Vote

All shareholders of record at the close of business on March 2, 2007, will be entitled to vote. As of March 2, 2007, Textron had outstanding 124,908,565 shares of Common Stock; 77,195 shares of $2.08 Cumulative Convertible Preferred Stock, Series A; and 39,797 shares of $1.40 Convertible Preferred Dividend Stock, Series B (preferred only as to dividends), each of which is entitled to one vote with respect to each matter to be voted upon at the meeting. Proxies are solicited to give all shareholders who are entitled to vote on the matters that come before the meeting the opportunity to do so whether or not they attend the meeting in person.

Voting

All shareholders may vote by mail. Shareholders of record can also vote via the Internet or by using the toll-free telephone number listed on the proxy card. Internet and telephone voting information is provided on the proxy card. A control number, located on the lower right portion of the proxy card, is designated to verify a shareholder’s identity and allow the shareholder to vote the shares and confirm that the voting instructions have been recorded properly. If you vote via the Internet or by telephone, please do not return a signed proxy card. Shareholders who hold their shares through a bank or broker can vote via the Internet or by telephone if these options are offered by the bank or broker.

If voting by mail, please complete, sign, date and return your proxy card enclosed with the proxy statement in the accompanying postage-paid envelope. You can specify how you want your shares voted on each proposal by marking the appropriate boxes on the proxy card. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted according to the recommendation of the Board of Directors on that proposal. That recommendation is shown for each proposal on the proxy card.

If your shares are held in the name of your broker or bank and you wish to vote in person at the meeting, you should request your broker or bank to issue you a proxy covering your shares.

Savings Plan Participants

If you are a participant in a Textron savings plan with a Textron stock fund as an investment option, the accompanying proxy card shows the number of shares allocated to your account under the plan. When you vote via the Internet or by telephone, or your proxy card is returned properly signed, the plan trustee will vote your proportionate interest in the plan shares in the manner you direct, or if you vote by mail and make no direction, in proportion to directions received from the other plan participants (except for any shares allocated to your Tax Credit Account under the Textron Savings Plan, which will be voted only as you direct). All directions will be held in confidence.

Revoking a Proxy

Whether voting by mail, via the Internet or by telephone, if you are a shareholder of record you may revoke your proxy at any time before it is voted by submitting a new proxy with a later date, voting via the Internet or by telephone at a later time, delivering a written notice of revocation to Textron’s corporate secretary, or voting in person at the meeting. If your shares are held in the name of your broker or bank, you may change or revoke your voting instructions by contacting the bank or brokerage firm or other nominee holding the shares or by obtaining a legal proxy from such institution and voting in person at the annual meeting.

Required Vote

A quorum is required to conduct business at the meeting. A quorum requires the presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast at the meeting. Abstentions and broker “non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares owned by you but held in the name of your broker. Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

Election of each of the five nominees for director requires a vote of the majority of the votes cast at the meeting, which means that the number of shares voted “for” a nominee for director must exceed the number of shares voted “against” that nominee. Abstentions and broker non-votes are not counted for this purpose and will have no effect on the outcome of the election.

Approval of the ratification of the appointment of auditors, the Textron Inc. Short-Term Incentive Plan and the shareholder proposal requires the affirmative vote of a majority of shares present in person or represented by proxy, and entitled to vote on the matter. Approval of the Textron Inc. 2007 Long-Term Incentive Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy, and entitled to be voted on the matter, provided that a majority of shares outstanding vote on the matter. For those purpose, if you vote to “abstain” on a proposal, your shares will be treated as present and will have the same effect as if you voted against the proposal. Broker non-votes, however, are not counted for this purpose and have no effect on the outcome of the vote. All shareholders vote as one class.

Costs of Proxy Solicitation

Textron pays all the cost of this solicitation of proxies. Textron will request that persons who hold shares for others, such as banks and brokers, solicit the owners of those shares and will reimburse them for their reasonable out-of-pocket expenses for those solicitations. In addition to solicitation by mail, Textron employees may solicit proxies by telephone, by electronic means and in person, without additional compensation for these services. Textron has hired D.F. King & Co., Inc., of New York, New York, a proxy solicitation organization, to assist in this solicitation process for a fee of $14,500, plus reasonable out-of-pocket expenses.

Confidential Voting Policy

Under Textron’s policy on confidential voting, individual votes of shareholders are kept confidential from Textron’s directors, officers and employees, except for certain specific and limited exceptions. Comments of shareholders written on proxies or ballots are transcribed and provided to Textron’s corporate secretary. Votes are counted by employees of American Stock Transfer & Trust Company (“AST”), Textron’s independent transfer agent and registrar, and certified by Inspectors of Election who are employees of AST.

Attending the Meeting

If your shares are held in the name of your bank or broker and you plan to attend the meeting, please bring proof of ownership with you to the meeting. A bank or brokerage account statement showing that you owned voting stock of Textron on March 2, 2007, is acceptable proof. If you are a shareholder of record, no proof is required.

ELECTION OF DIRECTORS

The Board of Directors is composed of three classes of directors, designated Class I, Class II and Class III. One class of directors is elected each year to hold office for a three-year term and until successors of such class are duly elected or appointed and qualified. It is the intention of the persons named in the accompanying proxy card, unless otherwise instructed, to vote “For” Kathleen M. Bader, R. Kerry Clark, Ivor J. Evans, Lord Powell of Bayswater KCMG and James L. Ziemer to Class II. Each nominee presently serves as a director of Textron. If any director nominee is unable or unwilling to serve as a nominee at the time of the annual meeting, the persons named as proxies may vote for a substitute nominee designated by the present Board to fill the vacancy or for the balance of the nominees, leaving a vacancy. Information is furnished below with respect to each nominee for election and each director continuing in office. Brian H. Rowe retired from the Board in April 2006. The Board of Directors recommends a vote FOR each of the director nominees (Items 1 through 5 on the proxy card).

NOMINEES FOR DIRECTOR

Class II — Nominees for Terms Expiring in 2010
Kathleen M. Bader	Director Since 2004

Ms. Bader, 56, was President and Chief Executive Officer of NatureWorks LLC, which makes proprietary, corn-based plastic resins and was formerly known as Cargill Dow LLC, an equal joint venture between The Dow Chemical Company and Cargill, Incorporated and now a wholly-owned subsidiary of Cargill. She joined Dow in 1973, held various management positions in Dow’s global and North American operations, before becoming Chairman, President and Chief Executive Officer of Cargill Dow LLC in February 2004. She assumed the position of President and Chief Executive Officer of NatureWorks in February 2005 following Cargill’s acquisition of Dow’s interest in Cargill Dow and served in that position until her retirement in January 2006.

R. Kerry Clark	Director Since 2003

Mr. Clark, 54, is President and Chief Executive Officer of Cardinal Health, Inc., the leading provider of services supporting the health care industry, a position he has held since joining Cardinal Health in April 2006. Prior to joining Cardinal Health he was Vice Chairman of the Board, P&G Family Health and a director of The Procter and Gamble Company, which markets consumer products in over 140 countries. He joined Procter and Gamble in 1974 and served in various key executive positions before becoming Vice Chairman of the Board in 2004, and held that position until leaving the company in April 2006.

Ivor J. Evans	Director Since 2003

Mr. Evans, 64, was Vice Chairman of Union Pacific Corporation, one of America’s leading transportation companies. He joined Union Pacific in 1998 as President and Chief Operating Officer of the Union Pacific Railroad, and became Vice Chairman in January 2004. Mr. Evans retired in March 2005. From 1989 to 1998, he served in various executive positions at Emerson Electric Company, including Senior Vice President, Industrial Components and Equipment. Mr. Evans is a director of Cooper Industries, Arvin Meritor, Inc., Spirit Agro Systems, and is an Operating Partner of Thayer Capital Partners and Chairman of Suntron, a portfolio company.

Lord Powell of Bayswater KCMG	Director Since 2001

Lord Powell, 65, was Private Secretary and advisor on foreign affairs and defence to British Prime Ministers Lady Margaret Thatcher and John Major from 1983 to 1991. He is currently Chairman of Safinvest Limited, an international asset and investment management company, and of LVMH (UK), a luxury goods company. From 1992 until the end of 2000 he served as a member of the Board of Jardine Matheson Holdings, Ltd. and associated companies and from the end of 2000 until December 2005 served as the non-executive Chairman of Sagitta Asset Management. He is a director of Louis-Vuitton Moët Hennessy (LVMH), Caterpillar Inc., Mandarin Oriental Hotel Group, Yell Group, British Mediterranean Airways and Schindler Corporation, and a member of the Textron International Advisory Council.

James L. Ziemer	Director Since March 2007

Mr. Ziemer, 57, is the President and Chief Executive Officer of Harley-Davidson, Inc., a position he has held since April 2005, and has been a director of Harley-Davidson, Inc. since December 2004. Harley-Davidson, Inc. is the parent company for the group of companies doing business as Harley-Davidson Motor Company, Buell Motorcycle Company and Harley-Davidson Financial Services. Mr. Ziemer previously served as Vice President and Chief Financial Officer of Harley-Davidson from December 1990 to April 2005 and President of The Harley-Davidson Foundation, Inc. from 1993 to 2006. His career at Harley-Davidson has spanned more than 38 years.

DIRECTORS CONTINUING IN OFFICE Class III — Terms Expiring in 2008
H. Jesse Arnelle	Director Since 1993

Mr. Arnelle, 73, was a senior partner in the law firm of Arnelle & Hastie, San Francisco, which later became Arnelle, Hastie, McGee, Willis & Greene, with which he had been associated from 1985 through his retirement in 1996. Following his retirement, he was Of Counsel to the North Carolina law firm of Womble, Carlyle, Sandridge & Rice until his retirement in December 2005. Mr. Arnelle is a director of URS Corporation and Metropolitan Life Series Fund.

Paul E. Gagné	Director Since 1995

Mr. Gagné, 60, is Chairman of the Wajax Income Fund, a leading Canadian distributor and service support provider of mobile equipment, industrial components and power systems, a position he has held since May 2005. Prior to assuming his current position he was President and Chief Executive Officer of Avenor Inc., a Canadian forest products company. He joined Avenor in 1976, became President and Chief Operating Officer in 1990 and assumed the additional position of Chief Executive Officer in 1991, serving in that capacity until November 1997, when he left the company. In 1998, Mr. Gagné joined Kruger Inc., a major Canadian privately held producer of paper and tissue, as a consultant in corporate strategic planning, serving in that capacity until December 2002. He is a director of CAE Inc., Fraser Papers Inc. and Inmet Mining Corporation.

Dain M. Hancock	Director Since 2005

Mr. Hancock, 65, was Executive Vice President of Lockheed Martin Corporation and President of Lockheed Martin’s Aeronautics Company, and is now a consultant of Lockheed Martin Aeronautics. Lockheed Martin is principally engaged in the research, design, development, manufacture and integration of advanced technology systems, products and services. He joined Lockheed Martin in 1993 as Vice President when Lockheed acquired General Dynamics Corporation’s military aircraft business, with which Mr. Hancock began his industrial career. Mr. Hancock served in various key executive positions before becoming President of Lockheed Martin Tactical Aircraft Systems in 1995 and Executive Vice President of the Corporation and President, Aeronautics Company in 2000, serving in that position until he retired in January 2005.

Thomas B. Wheeler	Director Since 1993

Mr. Wheeler, 70, was the Chairman and Chief Executive Officer of Massachusetts Mutual Life Insurance Company, presently known as MassMutual Financial Group. He was a member of the Massachusetts Mutual field sales force from 1962 to 1983, served as Executive Vice President of Massachusetts Mutual’s insurance and financial management line from 1983 to 1986, became President and Chief Operating Officer in 1987, President and Chief Executive Officer in 1988 and Chairman and Chief Executive Officer in 1996. He relinquished the title of Chief Executive Officer in January 1999 and retired as Chairman in January 2000. Mr. Wheeler is a director of Genworth Financial.

Class I — Terms Expiring in 2009
Lewis B. Campbell	Director Since 1994

Mr. Campbell, 60, is Chairman, President and Chief Executive Officer of Textron. He joined Textron in 1992 as Executive Vice President and Chief Operating Officer, became President and Chief Operating Officer in 1994, assumed the title of Chief Executive Officer and relinquished the title of Chief Operating Officer in July 1998, assumed the title of Chairman and relinquished the title of President in February 1999, and reassumed the title of President in September 2001. Prior to joining Textron he was a Vice President of General Motors Corporation and General Manager of its GMC Truck Division. Mr. Campbell is a director of Bristol-Myers Squibb Co. and Dow Jones & Company.

Lawrence K. Fish	Director Since 1999

Mr. Fish, 62, is Chairman and Chief Executive Officer of Citizens Financial Group, Inc., a multi-state bank holding company. He was named Chairman, President and Chief Executive Officer upon joining the bank in 1992 and held that position until relinquishing the title of President in October 2005. He is a director of The Royal Bank of Scotland Group and a member of the Board of Trustees of The Brookings Institution.

Joe T. Ford	Director Since 1998

Mr. Ford, 69, is Chairman of the Board of ALLTEL Corporation, a telecommunications company. He was named President of ALLTEL upon its formation in 1983 from a merger between Allied Telephone Company and Mid-Continent Telephone Corporation, became Chief Executive Officer in 1987, assumed the title of Chairman in 1991 and retired as the Chief Executive Officer in July 2002. Mr. Ford is a director of EnPro Industries, Inc.

The Board of Directors

Meetings and Organization

During 2006, the Board of Directors met nine times and the Executive Committee of the Board met eight times. The Board has standing Audit, Nominating and Corporate Governance, and Organization and Compensation committees. Directors are expected to regularly attend Board meetings and meetings of committees on which they serve and also the annual meeting of shareholders. All directors attended at least 75% of the total number of Board and committee meetings. All then-serving directors attended the 2006 annual meeting of shareholders.

Corporate Governance

Textron’s Corporate Governance Guidelines, originally adopted in 1996 and most recently revised in February 2007, meet or exceed the new listing standards adopted by the New York Stock Exchange and are posted on Textron’s website, www.textron.com, under “Investor Relations—Corporate Governance,’’ and are also available in print upon request to Textron’s corporate secretary.

Code of Ethics

Textron’s Business Conduct Guidelines, originally adopted in 1979 and most recently revised in February 2004, are applicable to all employees of Textron including the principal executive officer, the principal financial officer and the principal accounting officer. The Business Conduct Guidelines are also applicable to directors with respect to their responsibilities as members of the Board of Directors. The Business Conduct Guidelines are posted on Textron’s website under “Investor Relations—Corporate Governance/Code of Ethics,’’ and are also available in print upon request to Textron’s corporate secretary.

Director Independence

The Board of Directors has determined that Ms. Bader, Messrs. Arnelle, Clark, Evans, Fish, Ford, Gagné, Hancock, Wheeler and Ziemer and Lord Powell, are independent as defined under the listing standards of the New York Stock Exchange, based on the criteria set forth in the Corporate Governance Guidelines. The portion of the Corporate Governance Guidelines relating to director independence is attached hereto as Appendix A. In making its determination the Board examined relationships between directors or their affiliates with Textron and its affiliates and determined that each such relationship did not impair the director’s independence. Specifically, the Board considered the fact that in each of the past three years (1) ALLTEL Corporation, of which Mr. Ford is Chairman, purchased aircraft parts and services from one of our subsidiaries and various other products from another business unit, and our corporate office and certain of our business units paid ALLTEL Corporation for telephone services, in each case in aggregate amounts substantially less than 1% of either company’s revenues in any such year; and (2) Textron purchased products from The Proctor and Gamble Company, where Mr. Clark served as Vice Chairman until 2006, also in aggregate amounts substantially less than 1% of either company’s revenues in any such year.

Lead Director

Textron’s Corporate Governance Guidelines require that the Board will meet in executive session for non-management directors without management present at each regularly scheduled Board meeting. Textron’s Lead Director (currently Paul E. Gagné) presides at such sessions. Additional sessions may be convened at any time at the request of a director, and in such event the Lead Director shall preside. Shareholders or other interested parties may communicate with the Lead Director by using one of the methods described in the following section, “Shareholder Communications to the Board.”

Shareholder Communications to the Board

Shareholders or other interested parties wishing to communicate with the Board of Directors, the Lead Director or with any individual director may do so by calling (866) 698-6655 (toll-free) or 401-457-2269, writing to Board of Directors, Textron Inc., 40 Westminster Street, Providence, Rhode Island 02903, or by e-mail at textrondirectors@textron.com. The telephone numbers and addresses are also listed on the Textron website. All communications received via the above methods will be sent to the Board of Directors or to the specified director.

Compensation of Directors

For their service on the Board, non-employee directors are paid an annual retainer of $110,000, plus $1,500 for each meeting of the Board attended. Non-employee directors who serve on the Executive Committee or one of the standing committees, other than the Audit Committee, receive $1,500 for each committee meeting attended, and the chairman of each such standing committee receives an additional $5,000 per year. Non-employee directors who serve on the Audit Committee receive $2,500 for each committee meeting attended, and the chairman of the Audit Committee receives an additional $15,000 per year.

Textron maintains a deferred income plan for non-employee directors under which they may defer all or part of their cash compensation until retirement from the Board. Deferrals are made either into an interest bearing account which bears interest at the greater of 8% or the Moody’s Corporate Bond Yield Index rate, or into an account consisting of Textron stock units, which are equivalent in value to Textron common stock. Directors must defer a minimum of $65,000 of their annual retainer into the stock unit account. At the end of each calendar quarter, Textron will contribute to the stock unit account an additional amount equal to 10% of the amount deferred by the director into this account during the quarter in excess of the minimum deferral amount. One half of this additional amount will vest on December 31 of the year in which payment was deferred and one half on the next December 31. Textron also credits dividend equivalents to the stock unit account. In addition, once a year, on April 30, Textron will contribute to the stock unit account an amount equal to 20% of the then current annual retainer for each director who is serving as a director on the date of Textron’s annual meeting of shareholders and has been a director for more than three months.

Each non-employee director received 1,000 restricted shares of Common Stock upon joining the Board. Except in the case of the director’s death or disability, or a change in control, the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

Textron reimburses each director for his or her expenses in attending Board or committee meetings and, with respect to one meeting in 2006, for expenses of the director’s spouse.

Textron sponsors a program under which it contributes up to $1,000,000 to the Textron Charitable Trust on behalf of each director upon his or her death, and the trust donates 50% of that amount in accordance with the director’s recommendation among up to five charitable organizations. Payment of the contributions ultimately are recovered from life insurance policies that Textron maintains on the lives of directors for this purpose. In 2006, Textron paid a total of approximately $653,000 in premiums on policies covering ten current directors and eleven retired directors. The directors do not receive any direct financial benefit from this program since the insurance proceeds and charitable deductions accrue solely to Textron. The program was closed to new participants in 2004.

Non-employee directors also participate in the CitationShares Director’s Evaluation Program established by Textron to provide ongoing evaluation of the performance of the CitationShares fractional ownership program, a joint venture operation by Cessna Aircraft Company, a wholly-owned subsidiary of

Textron. Under the program, Textron purchased a one-eighth ownership share of two Cessna Citation aircraft from CitationShares entitling it to a fixed number of hours of usage of the aircraft during the year, and makes ten hours of flight time per calendar year available for personal use to the non-employee directors. Following each flight, a participating director is expected to complete an evaluation of his or her travel experience to assist Textron in ensuring that CitationShares maintains its customer service focus. The aircraft also are utilized by Textron for travel by executives and directors to and from Board meetings and other Board-related activities. Directors are not charged for their participation in the program or use of the aircraft, however, directors pay tax on the imputed income attributable to their personal use of the aircraft and the program requires participating directors to reimburse Textron for its cost per hour of flight time, to the extent their personal use of the aircraft exceeds ten hours of flight time per calendar year. Textron absorbs the cost of the ownership shares to the extent the aircraft are not fully utilized.

Non-employee directors are also eligible to receive grants of options to purchase Common Stock under the 1999 Plan and, if approved by the shareholders, the proposed 2007 Textron Long-Term Incentive Plan, but no such options have ever been granted under the plan.

Employee directors do not receive fees or other compensation for their service on the Board or its committees.

Director Compensation Table

The following table provides 2006 compensation information for non-employee directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (2)	All Other Compensation ($) (3)	Total ($)
H. Jesse Arnelle	$140,000	$0	$0	$0	$4,513	$81,502	226,015
Kathleen M. Bader	152,000	10,656	0	0	743	91,955	255,354
R. Kerry Clark	148,500	9,372	0	0	0	89,602	247,474
Ivor J. Evans	134,000	8,672	0	0	0	89,513	232,185
Lawrence K. Fish	143,500	0	0	0	552	88,165	232,217
Joe T. Ford	141,500	0	0	0	0	66,707	208,207
Paul E. Gagné	176,500	0	0	0	0	57,595	234,095
Dain M. Hancock	152,500	15,666	0	0	0	30,750	198,916
Lord Powell of Bayswater KCMG	143,393	1,766	0	0	0	53,595	198,754
Brian H. Rowe	60,964	0	0	0	0	74,493	135,457
Thomas B. Wheeler	131,000	0	0	0	0	86,412	217,412

1)     The amounts in this column represent the 2006 expense of restricted stock granted to directors. Fully expensed restricted stock is reflected by a value of $0 in this column. At the end of the year, each active director held 1,000 shares of unvested restricted stock, except for Mr. Arnelle, Mr. Gagné, and Mr. Wheeler, who each hold 2,000 shares of unvested restricted stock due to the two-for-one stock split in 1997.

2)     The amounts in this column represent above-market earnings on notional deferred account balances.  Director’s accounts are credited with either the Moody’s Corporate Bond Yield (6.21% in 2006), or a fixed 8% return, whichever is higher.

3)     The amounts in this column include four components:

(i) the 2006 annual contribution to the deferred income plan in April in the amount of $22,000, (ii) the quarterly contribution to the deferred income plan in the amount of 10% of the excess deferrals for each director as follows: $8,700 for Ms. Bader, $8,100 for Mr. Clark, $2,400 for Mr. Evans, $7,650 for

Mr. Ford, $4,500 for Mr. Gagné, $8,750 for Mr. Hancock, $500 for Lord Powell, and $1,057 for Mr. Rowe, (iii) the 2006 incremental cost of personal use of aircraft under the CitationShares Director’s Evaluation Program for each director as follows:  $28,407 for Mr. Arnelle, $30,160 for Ms. Bader, $28,407 for Mr. Clark, $34,018 for Mr. Evans, $35,070 for Mr. Fish, $5,962 for Mr. Ford, $20,341 for Mr. Rowe, and $33,317 for Mr. Wheeler, and (iv) $31,095 representing the expense for each director relating to the charitable contribution program referred to above, except for Mr. Hancock who does not participate in the program.

Audit Committee

The Audit Committee pursuant to its charter, as amended in February 2007, assists the Board of Directors with its oversight of (i) the integrity of Textron’s financial statements, (ii) Textron’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of Textron’s internal audit function and independent auditor. The Audit Committee is directly responsible for the appointment, retention, compensation and oversight of Textron’s independent auditors. A copy of the charter is posted on Textron’s website under “Investor Relations—Corporate Governance/Board Committees” and is also available in print upon request to Textron’s corporate secretary. The following five independent directors presently comprise the committee: Mr. Gagné (Chairman), Ms. Bader, Mr. Clark, Mr. Hancock and Mr. Ziemer. Each member of the committee has been determined by the Board to be independent as independence is defined for audit committee members in the listing standards of the New York Stock Exchange. No member of the committee simultaneously serves on the audit committees of more than three public companies, except for Mr. Gagné who serves on three audit committees in addition  to Textron’s. The Board of Directors has determined that Mr. Gagné’s simultaneous service does not impair his ability to effectively serve on Textron’s Audit Committee. The Board of Directors has also determined that Mr. Gagné and Mr. Ziemer each satisfy the criteria adopted by the Securities and Exchange Commission to serve as an “audit committee financial expert.” During 2006, the committee met nine times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee pursuant to its charter, as amended in February 2007, (i) identifies individuals to become Board members, and recommends that the Board select the director nominees for the next annual meeting of shareholders, (ii) develops and recommends to the Board a set of corporate governance principles applicable to Textron and (iii) makes recommendations on compensation of the Board of Directors. A copy of the committee’s charter is posted on Textron’s website under “Investor Relations—Corporate Governance/Board Committees” and is also available in print upon request to Textron’s corporate secretary. In making its recommendations to the Board, the committee will consider suggestions regarding possible candidates from a variety of sources, including shareholders. The committee also periodically retains a third-party search firm to assist in the identification and evaluation of candidates, and Mr. Ziemer was initially identified to the committee by a third-party search firm. Textron’s By-Laws contain a provision which imposes certain requirements upon nominations for directors other than those made by the Board. Shareholders wishing to recommend individuals as candidates for nomination by the Board must submit timely notice of nomination within the time limits described below under the heading “Shareholder Proposals and Other Matters for 2008 Annual Meeting” on page 53, to the committee, c/o Textron’s corporate secretary, along with a description of the proposed candidate’s qualifications and other pertinent biographical information, as well as a written consent from the proposed candidate.

The committee annually reviews the Board of Directors’ retirement schedule, the results of the review of the Board’s overall performance and the impact of the strategy of the company to determine future requirements for Board members over the next year or two. All candidates are evaluated against those requirements and the criteria for membership to the Board set forth in the Corporate Governance Guidelines including: (i) high personal ethics and integrity; (ii) specific skills and experience aligned with Textron’s strategic direction and operating challenges; (iii) the core business competencies of high achievement, a record of success, financial literacy, a history of making good business decisions and exposure to best practices; (iv) interpersonal skills that maximize group dynamics, including respect for others, strong communication skills and confidence to ask tough questions; (v) enthusiasm for Textron and sufficient available time to be fully engaged; and (vi) if a non-employee, satisfies the independence standards established by the New York Stock Exchange and the Securities and Exchange Commission.

All recommendations of nominees to the Board by the committee are made solely on the basis of merit.

The following five directors presently comprise the committee: Mr. Fish (Chairman), Mr. Arnelle, Ms. Bader, Mr. Ford and Mr. Wheeler. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2006, the committee met five times.

Organization and Compensation Committee

The Organization and Compensation Committee pursuant to its charter as revised in February 2007, (i) recommends to the Board new and existing employment agreements with the Chief Executive Officer and other executive officers, (ii) approves compensation arrangements for the Chief Executive Officer and other executive officers, and (iii) oversees the compensation of other corporate officers and business unit presidents. A copy of the committee’s charter is posted on Textron’s website under “Investor Relations—Corporate Governance/Board Committees” and is also available in print upon request to Textron’s corporate secretary. See the Compensation Discussion and Analysis, beginning on page 15, for more information on the committee’s processes and the role of management and consultants in determining the form and amount of executive compensation. The following four directors presently comprise the committee: Lord Powell (Chairman), Mr. Arnelle, Mr. Clark and Mr. Evans. The Board of Directors has determined that each member of the committee is independent under the New York Stock Exchange listing standards. During 2006, the committee met seven times.

SECURITY OWNERSHIP OF MANAGEMENT

The column headed “Number of Shares of Common Stock” includes all shares of Textron stock beneficially owned by directors and executive officers of Textron, shares held for the executive officers by the trustee under the Textron Savings Plan, shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2006, and shares held jointly. No director or executive officer beneficially owned in excess of 1% of the outstanding shares of common stock. Directors and executive officers as a group beneficially owned approximately 0.9% of the outstanding shares of common stock. Ownership indicated is as of December 31, 2006, except for Mr. Ziemer whose indicated ownership is as of March 1, 2007. To Textron’s knowledge, no person beneficially owns more than 5% of the outstanding shares of common stock.

Each director and executive officer has sole voting and investment power over his or her shares, except in those cases in which the voting or investment power is shared with the trustee or as otherwise noted. An objective of Textron’s director and executive compensation programs is to align the financial interests of the directors and the executive officers with that of shareholders. Accordingly, the value of a significant portion of the directors’ and the executive officers’ total compensation is dependent upon the value they generate on behalf of shareholders. The column headed “Total Common Stock-Based Holdings” includes the common stock from the “Number of Shares of Common Stock” column along with restricted stock and other common stock-based holdings in the form of stock units, performance share units, unvested stock awards and cash equivalent share awards (the value of which will increase or decrease in relation to the increase or decrease in the price of common stock).

Name	Number of Shares of Common Stock(1)	Total Common Stock- Based Holdings
H. Jesse Arnelle	2,569	21,167
Kathleen M. Bader	1,041	7,289
John D. Butler	94,646	194,051
Lewis B. Campbell	465,983	859,095
R. Kerry Clark	1,000	8,411
Ivor J. Evans	1,000	7,830
Lawrence K. Fish	1,000	19,288
Joe T. Ford	2,000	23,160
Ted R. French	256,510	321,936
Paul E. Gagné	2,452	22,898
Dain M. Hancock	1,000	4,814
Mary L. Howell	105,096	214,434
Terrence O’Donnell	143,258	222,289
Lord Powell of Bayswater KCMG	1,007	9,657
Thomas B. Wheeler	2,703	35,163
James L. Ziemer	1,000	1,000
All current directors and executive officers as a group (17 persons)	1,181,270	2,180,756

(1)   Includes the following shares obtainable upon the exercise of stock options exercisable within 60 days of December 31, 2006: Mr. Campbell — 448,782; Mr. French — 221,652; Mr. Butler — 89,883; Ms. Howell — 89,471; Mr. O’Donnell — 133,361 and all current directors and executive officers as a group — 1,070,865.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Textron’s directors, executive officers and certain other officers to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide copies of such reports to Textron. Based solely upon a review of such copies and written representations of the reporting persons, during the 2006 fiscal year no director had a reportable transaction for which a filing was made after the due date. Among corporate officers, Messrs. Butler, Campbell, French and O’Donnell and Ms. Howell, each inadvertently filed one late report each relating to a grant of stock options and restricted stock, Richard L.Yates inadvertently filed two late reports relating respectively to a grant of a retention award, and a grant of stock options and restricted stock, and Kenneth C. Bohlen inadvertently filed four late reports each of which related to a Deferred Income Plan deferral.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors has furnished the following report on its activities:

The committee reviewed and discussed the audited consolidated financial statements and the related schedules in the Annual Report with management. The committee also reviewed with management and the independent auditors the reasonableness of significant judgements and the clarity of disclosures in the financial statements, the quality, not just the acceptability, of the company’s accounting principles and such other matters as are required to be discussed with the committee by Statement on Auditing Standards No. 61 (as amended). In addition, the committee discussed with the independent auditors the auditors’ independence from management and the company including the matters in the written disclosures and the letter from the independent auditors required by Independence Standards Board No. 1 and considered the possible effect of non-audit services on the auditors’ independence.

The committee discussed with the company’s internal and independent auditors the overall scope and plans for their respective audits and met with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the company’s internal controls, including internal controls over financial reporting, and the overall quality of the company’s financial reporting. The committee also reviewed the company’s compliance program. Nine committee meetings were held during the year.

In reliance on the reviews and discussions referred to above, the committee recommended to the Board of Directors that the audited consolidated financial statements and the related schedules be included in the Annual Report on Form 10-K for the fiscal year ended December 30, 2006, to be filed with the Securities and Exchange Commission. The committee also reported to the Board that it had selected Ernst & Young LLP as the company’s independent auditors for 2007, and recommended that this selection will be submitted to the shareholders for ratification.

PAUL E. GAGNÉ, CHAIRMAN

KATHLEEN M. BADER

R. KERRY CLARK

DAIN M. HANCOCK

ORGANIZATION AND COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has furnished the following report:

The committee reviewed and discussed the Compensation Discussion and Analysis that begins on page 15 with management.

Based on the review and discussions referred to above, the committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement filed in connection with Textron’s annual meeting of shareholders to be held on April 25, 2007 as well as the Annual Report on Form 10-K for the fiscal year ended December 30, 2006.

This report is submitted by the Organization and Compensation Committee.

LORD POWELL OF BAYSWATER KCMG, CHAIRMAN

H. JESSE ARNELLE

R. KERRY CLARK

IVOR J. EVANS

COMPENSATION DISCUSSION AND ANALYSIS

We discuss below Textron’s philosophy, objectives and processes in setting executive compensation.  We then briefly describe the elements we use to compensate Textron’s executive officers who are named in the Summary Compensation Table on page 25 (who are referred to as the “named executive officers,” or “NEOs”) and then we discuss the material aspects of the compensation of the NEOs that is reported in the Summary Compensation Table and in the tables and narrative that follow.

Overview of Compensation Program and Decision-Making Process

Internal structure and roles

During 2006, the Textron Board of Directors (the “Board”) was responsible for approving compensation arrangements for the executive officers of the company. Historically, the Board has delegated a portion of its responsibility to the Organization and Compensation Committee (the “Committee”). In February 2007, the Board approved revisions to the charter of the Committee that delegated the approval authority for compensation arrangements, while retaining at the Board level the approval authority for executive contracts.

In 2006, the Committee was comprised of five non-employee directors until April, when one director retired; for the remainder of the year, the Committee was comprised of four directors. Committee meetings typically include as attendees, in addition to Committee members, our CEO and Chief Human Resources Officer (CHRO) as well as an independent executive compensation consultant from Towers Perrin, who was first retained in September 2005. Since 2003, the Committee has engaged such a consultant to provide expert, objective support to the Committee regarding current and emerging best practices with regard to executive remuneration.

Our CEO does not attend any portion of a meeting in which his compensation decisions are being considered. However, he does have input into compensation decisions for other executive officers. The CHRO does not attend the portions of a meeting in which executive officer awards or decisions are being approved.   The Committee Chairman has extended an open invitation to all members of the Board, including those not formally serving as a member of the Committee, to attend any Committee meeting to ensure a robust and open discussion of compensation issues. As a result, other Board members frequently participate in Committee discussions. In 2006, the Committee met seven times.

Philosophy and Objectives of Compensation Program

The objectives of our executive compensation program are to attract and retain the most qualified executives to lead the company, to motivate executives to produce strong financial performance for the long-term benefit of shareholders, and to reward our executives for superior performance. The Committee also seeks to establish a total compensation program that is competitive in industries and with corporations for which we compete for customers and executives. To emphasize the multi-faceted goals of our program, the degree of at-risk compensation is higher for more senior executives to reflect the greater influence these individuals have on the financial performance of our company. Our executive compensation program also requires executive stock ownership to further link executive and shareholder interest.

Establishment of an Appropriate Compensation Peer Group

The Committee relies upon its compensation consultant to provide data, analysis, and market perspective to supplement and support the Committee’s decision-making process. To enhance the relevance of this market perspective to Textron, the Committee has adopted criteria for selecting compensation comparator companies. These criteria include the selection of companies that are representative of the labor market in which our company competes for executive talent, that operate in similar industries, and that collectively have median annual revenue that approximates Textron’s revenue. The companies comprising the current compensation peer group are:

•	3M Company	• Medtronic, Inc
•	Avnet, Inc.	• Parker-Hannifin Corporation
•	Boston Scientific Corporation	• Pitney Bowes Inc.
•	Eaton Corporation	• QUALCOMM Incorporated
•	Electronic Data Systems Corporation	• Raytheon Company
•	Emerson Electric Co.	• Seagate Technology
•	EMC Corporation	• Rockwell Automation, Inc.
•	General Dynamics Corporation	• Texas Instruments Incorporated
•	Goodrich Corporation	• Xerox Corporation
•	Lexmark International, Inc

Components of the Compensation and Benefits Program

Each year the Committee reviews program components and recommends changes and refinements to the Board for consideration and approval to ensure that Textron’s programs remain in line with competitive practice. Programs are designed to provide incentives to executives to achieve outstanding levels of performance. Current components of these programs include:

In-service compensation and benefits

•       Base salary

•       Annual Incentive Program

•       Long-Term Incentive Program

•        Performance Share Units

•        Restricted Stock

•        Stock Options

•       Standard benefits—medical, dental, long-term disability benefits, life insurance, non-qualified deferred compensation, and company contribution to qualified and non-qualified retirement benefits

•       Perquisites—club memberships, personal use of corporate aircraft, leased company vehicle, financial planning, and annual physical

•       Other—the Committee has periodically chosen to recommend additional share equivalent awards to enhance retention efforts for selected executives. Any such “retention awards’ granted to the NEOs are reported in the “Outstanding Equity Awards at Fiscal Year End” table on page 29.

Post-employment benefits

•       Pension plans

•       Retirement savings plans

•       Severance (under certain circumstances)

Determining Pay Mix and Level

The Board determines the design and level for each component of compensation for NEOs. The Board has created a compensation structure that emphasizes at-risk compensation elements, with the greatest focus given to long-term incentives to align management interests with those of shareholders. The decisions that were made in 2006 resulted in a relative pay opportunity for the CEO that was weighted at approximately 75% long-term and 25% short-term. For the other NEOs, the decisions resulted in a relative pay opportunity that was weighted at approximately 60% long-term and 40% short-term. The Board has historically held the belief that the CEO’s compensation should, more than any other executive, be linked to the long-term performance of the company.

In-Service Compensation and Benefits Program Elements

Base Salary

The Board typically sets base salaries for NEOs between the 50th and 75th percentile of competitive levels for executives in positions with similar responsibilities at comparable companies. The Board also acknowledges that individual base salaries may vary within this range based on factors such as individual responsibilities, complexity of position versus that of the market benchmark(s), performance, experience, and future potential. Base salaries for NEOs are reviewed annually by the Committee for recommendation to the Board. The compensation consultant provides data and analysis to support the Committee and Board in this regard.

Annual Incentive Program

Each NEO is eligible to earn an annual cash incentive based on the achievement of financial goals as well as operational and personal performance goals (referred to as our Leadership Initiatives). An eligible executive’s target opportunity is established as a percentage of his or her base salary. The Board typically approves incentive structure and performance targets annually in December or January.

Leadership Initiatives incorporate key business objectives focused on improving the operations of the company in areas such as company strategy, customer focus, talent management, Textron Six Sigma, supply chain, compliance, and information technology.

The maximum award that can be paid under this program for any participant is 200% of target. The program design does not have a minimum payment, so it is possible that performance in any given year could result in no payments being made under this program.

Long-Term Incentive Program

Similar to the annual incentive program, our long-term incentive program is focused on rewarding financial and operational performance as well as long-term growth in shareholder value. NEOs realize long-term incentive compensation through three vehicles: (1) cash settled performance share units (PSUs), (2) restricted stock, and (3) stock options. PSUs are granted pursuant to the Performance Share Unit Plan for Textron Employees. Restricted stock and stock options are awarded under the 1999 Long-Term Incentive Plan (“the 1999 Plan”).

When determining the level of grant, the Board considers each NEO’s functional and corporate management responsibilities, past and expected future performance, potential contributions to the company’s profitability and growth, the value of prior long-term incentive grants, and competitive data regarding prevalent grant levels. The three long-term incentive vehicles are described below.

In January 2006, the Board set March 1st as the standard grant date for the annual long-term incentive grants made in 2006 and subsequent years. Should March 1st fall on a non-trading day, then the grant date would be on the closest trading date prior to March 1st, but vesting would still occur on March 1st of subsequent years. For other types of grants (such as hiring inducements for prospective executives), the grant date typically is the first trading day of the month following the date of the event.

Performance Share Units

Performance share unit awards typically span a three-year performance period, with cliff vesting at the end of year three. Upon vesting, PSUs are paid in cash to the extent earned in the first quarter following the end of the three-year period. The percentage earned on the performance share units may vary from 0% to 130% of the units granted.

Restricted Stock

Shares of restricted stock granted pursuant to the 1999 Plan in 2006 are shares of Common Stock except for the following features: (1) they have restrictions on the ability to sell the shares for a pre-defined period of time (minimum of three years from date of grant); (2) they do not earn dividends until these restrictions lapse; and (3) they do not include voting rights. Restrictions typically lapse for one-third of the shares on the three-year anniversary of the date of the grant, an additional one-third on the four-year anniversary of the date of the grant, and the final one-third on the five-year anniversary of the date of the grant.

Stock Options

Stock options vest ratably over three years beginning on the one-year anniversary of the date of grant. In accordance with the 1999 Plan, stock options are granted at a purchase price not less than 100% of the fair market value of Textron common stock on the day of the option grant. Historically, this has been calculated based on the average of the high and low trading prices on the grant date. In February 2007, the Board approved a change to the definition of fair market value to mean the closing price of Common Stock on the date of the grant.

Benefit Programs and Perquisites

We provide our NEOs with certain employee benefits and perquisites. Except as noted below, employee benefit programs such as medical and disability benefits, life insurance, retirement benefits, and annual contributions to qualified savings plans, are generally the same programs offered to substantially all of the company’s U.S. based executives and salaried employees.

Perquisites provided to NEOs include personal use of company aircraft, a company vehicle, financial planning assistance, a club membership program, and an annual physical.

Post-Employment Benefits

We provide certain benefits that provide value on a post-employment basis. These benefits typically depend on one or a combination of age and/or service. Programs available to the NEOs in 2006 included:

•       Supplemental Executive Retirement Plan (“SERP”):  Non-qualified enhanced pension benefit

•       Supplemental Benefits Plan:  Non-qualified benefit plan to make up for IRS limits in qualified plan

•       Survivor Benefit Plan:  An additional 2x base salary paid as a death benefit

Stock Ownership Requirements and Deferred Income Plan

One objective of our executive compensation program is to align the financial interests of our NEOs with the interests of our shareholders. As a result, the Committee requires a minimum level of stock ownership and bases a substantial portion of the NEOs’ total compensation opportunity on share price performance. Minimum ownership levels are expressed as a multiple of base salary as follows: five times for the chief executive officer, and three times for other NEOs. Newly named officers have five years to bring their holdings up to these minimum levels. All NEOs currently meet their respective stock ownership requirements.

The Deferred Income Plan for Textron Key Executives (the Deferred Income Plan, or DIP), in which all executive officers are eligible to participate, requires that annual incentive compensation earned in excess of 100% of an executive’s annual incentive target opportunity be deferred into a Textron stock unit account (which is based on the current value of a share of Textron common stock) if the officer has not maintained the required minimum stock ownership level.

The DIP also provides participants the opportunity to defer voluntarily up to 25% of base salary and up to 100% of annual and long-term incentive compensation and other compensation, net of FICA withholding requirements. Elective deferrals may be put into either a stock unit account or an interest bearing account. The Company contributes a 10% premium on amounts deferred into the stock unit account. Participants in the plan cannot move amounts between the two accounts while an active employee of the company and cannot receive distributions from the DIP until termination of employment.

The Stock Unit Account in the DIP consists of Textron stock units, which are notional shares (amounts recorded for bookkeeping purposes only) of Textron Common Stock, accumulated and accounted for under this Plan for the sole purpose of determining the cash amount of any distribution on account of this portion of Deferred Income.   The Textron Stock Unit Account had a 23.9% return in 2006, including reinvested dividends.

Eligible executives may voluntarily defer only cash-based compensation. Deferral elections are required to be made prior to the performance period in which the compensation is earned, per the American Jobs Creation Act of 2004. For any complete calendar months remaining in the calendar year in which a participant first becomes eligible for the DIP, he or she may defer up to 100% of compensation otherwise payable during those months.

As prescribed by the regulations related to the American Jobs Creation Act of 2004, executives made their deferral decisions in November 2006 for all forms of eligible compensation payable in 2008, with the exception of base salary. Also in November 2006, executives submitted deferral decisions related to base salary to be received in 2007.

2006 Compensation Actions for Named Executive Officers

The Committee incorporated many perspectives in considering 2006 compensation actions for executive officers, including individual, team and company performance, financial performance relative to strategic and financial peers, relevant market data and input from the Committee’s consultant. The CEO had input into compensation decisions other than those relating to his own compensation. The Committee then recommended actions to the full Board for approval, and the Board approved these actions.

2006 Base Salary Actions

In December 2005, the Committee reviewed current benchmark data for the NEOs as prepared and presented by the Committee’s consultant. Based on the above factors, the Committee recommended, and the Board approved, no base salary increases for any NEO in 2006. The 2006 base salary review for each executive officer was conducted by the Committee in its December 2005 meeting and finalized in its January 2006 meeting.

2006 Annual Incentive Compensation Payments

For fiscal year 2006, the Board established an incentive design that based 70% of the annual incentive opportunity on earnings per share (EPS) performance and 30% on the achievement of team and individual performance goals (called Leadership Initiatives.)  The total of these two components could then be modified by a factor calibrated to the achievement of Textron Return on Invested Capital (ROIC) performance in comparison to the company’s cost of capital. This “ROIC Multiplier” is designed to motivate executives to make capital-efficient decisions.

In January 2006, the Board approved 2006 Leadership Initiatives and a 2006 EPS target of $4.90 for Annual Incentive Program purposes. The formula for determining 2006 annual incentive awards for the NEOs was the same as for all other executives who participate in this program. The formula is detailed below:

Annual Incentive Program Structure

Component	Weighting	Component Payout %			Weighted Payout %
Earnings per Share	70%	×	Percent performance vs. target	=	Component payout %	Note 1
Percent achievement of
Leadership Initiatives	30%	×	individual and team objectives	=	Component payout %	Note 2
	Component Payout %				Total Component Payout %
	× ROIC Multiplier				Multiplier of 1x - 2x	Note 3
	= Final Payout %				Max payout of 200%
	× Target Opportunity ($)				Base Salary × Target %	Note 4
	= Final Payout $				Final payout in cash

Note 1:  Scale of possible payout in 2006 for the EPS component ranged from 0% to 125%. A minimum of 85% of the performance goal was required in order to earn 20% of this portion of the overall award; actual EPS equal to the performance goal was required to earn 100%; and actual EPS achievement of at least 105% of the performance goal was required to earn the maximum payout of 125%. Any EPS performance between 85% and 105% of the performance goal earned an appropriate intermediate payout. EPS for incentive purposes is calculated by eliminating certain non-recurring items and other special charges from EPS as calculated under Generally Accepted Accounting Principles (GAAP).

Note 2:  Scale of possible payout for Leadership Initiatives ranged from 0% to 200% based on the Board’s subjective assessment of the NEO’s individual and team performance objectives.

Note 3:  The sum of the component payouts calculated above can be augmented if Textron’s 2006 ROIC % exceeded the company’s three-year average trailing Weighted Average Cost of Capital (WACC) by greater than 200 basis points (two percentage points).  For 2006, the ROIC Multiplier could modify the base calculation from 1x to 2x. To achieve the maximum multiplier of 2x, Textron’s ROIC was required to exceed its three-year average trailing WACC by 900 basis points or greater. Any ROIC minus WACC gaps of between 200 basis points and 900 basis points were calibrated to earn an appropriate intermediate multiplier. ROIC income for purposes of calculating average ROIC for incentive purposes is calculated by eliminating certain non-recurring items and other special charges consistent with adjustments made to EPS for incentive purposes as defined in Note 1 above.

Note 4:  Target Annual Incentive Compensation for 2006:  For Mr. Campbell, 100% (of base salary); for Mr. French, 75%; and for Mr. Butler, Ms. Howell and Mr. O’Donnell, 65%.

Financial results account for 70% of the targeted annual incentive award. For the fiscal year ended December 30, 2006, earnings per share for incentive compensation purposes was $5.43, compared to a target of $4.90. ROIC for 2006 was 16.8%, or 750 basis points better than the Company’s three-year average cost of capital.

In January 2007, the Committee discussed annual incentive compensation awards to be paid to the NEOs for the 2006 performance period. Part of these deliberations included a discussion on what percentage would be earned by each NEO for their 2006 Leadership Initiatives, which account for 30% of the targeted annual incentive award. In determining the portion to be earned, the Board considered both the specific objectives that were set forth by the CEO in January 2006, as well as applying discretionary judgment as it sees appropriate. Since the objectives of the CEO were cascaded to the other NEOs, the Board decided that each NEO would receive the same earnings percent on this portion of the award. The Board ultimately concluded that 60% (on a scale of 0% to 200%) was the appropriate percentage earned.

Based on the company’s financial results and individual performance, the Committee recommended to the Board, and the Board approved, the following annual incentive payments in accordance with the stated program formula:

•       For Mr. Campbell, 2006 annual incentive payment of $2,072,653

•       For Mr. French, 2006 annual incentive payment of $989,221

•       For Mr. Butler, 2006 annual incentive payment of $685,860

•       For Ms. Howell and Mr. O’Donnell, 2006 annual incentive payments of $642,993

2006 Long-Term Incentive Compensation—PSU Payments for 2004-2006 Performance Period

In January 2004, the Committee recommended to the Board, and the Board approved, the following grants of performance share units to NEOs:  For Mr. Campbell, 93,800 PSUs, for Mr. French, 20,200 PSUs, and for Mr. Butler, Ms. Howell and Mr. O’Donnell, 15,600 PSUs.

The formula for determining the actual percentage of the award earned following the three-year performance period is:

PSU Structure for Named Executive Officers

Component	Weighting	Component Payout %			Weighted Payout %
Earnings per Share	60%	×	Percent performance vs. target	=	Component payout %	Note 1
ROIC performance vs.
ROIC %	15%	×	Weighted Avg Cost of Capital	=	Component payout %	Note 2
Percent achievement of
Leadership Initiatives	25%	×	individual and team objectives	=	Component payout %	Note 3
	Component Payout %				Total Component Payout %
	+ ROIC Stretch Opportunity				Up to 30% additional	Note 4
	= Final Payout %				Max payout of 130%
	× Number of PSUs originally granted				Granted at beginning of 3-year performance period
	= Number of PSUs earned				Number earned
	× Share price				10-day avg closing share price	Note 5
	= Final Payout $				Final payout in cash

Note 1:  The cumulative EPS target for the 2004-2006 performance share unit cycle of $10.46 was approved by the Board in January 2004.  Meeting or exceeding the three-year performance target results in 100% being earned for this portion of the award. A minimum threshold of 70% of the EPS target must be met in order to earn 20% for this portion of the award; below this level of performance, 0% is earned for this portion of the award. EPS performance between 70% and 100% of the target results in a percentage earned of between 20% and 100% for this portion of the award. For the three-year performance period ended December 30, 2006, earnings per share for incentive compensation purposes was $12.97, compared to a target of $10.46, which translated into 100% of target earned for this component. EPS for incentive purposes is calculated by eliminating certain non-recurring items and other special charges from EPS as calculated under Generally Accepted Accounting Principles (GAAP).

Note 2:  If Textron return on invested capital (ROIC) averages 1% or more above the weighted average cost of capital (WACC) over the award period, then this portion of the award will be earned. (The three year-end differences will be averaged to determine the percentage payout.) Average ROIC for this period was 13.33%, or 407 basis points better than the company’s three-year average cost of capital. As a result, the full 15% of this component was earned. ROIC income for purposes of calculating average ROIC for incentive purposes is calculated by eliminating certain non-recurring items and other special charges consistent with adjustments made to EPS for incentive purposes as defined in Note 1 above.

Note 3:  Leadership Initiatives are determined on a scale of 0% to 100% based on financial and operational performance against goals set at the beginning of the three-year performance period.

Note 4:  An additional “stretch opportunity” of up to 30% may be earned to the extent that the three-year average trailing ROIC exceeds three-year average trailing WACC by greater than 100 basis points per the below scale:

If ROIC is 200 basis points above WACC, then 10% additional payout is earned

If ROIC is 300 basis points above WACC, then 20% additional payout is earned

If ROIC is 400 or more basis points above WACC, then the maximum 30% additional payout is earned

Intermediate performance is calculated using straight-line interpolation. Average ROIC for the 2004-06 performance period was 13.33%, or 407 basis points better than the Company’s three-year average cost of capital; as a result, the full 30% stretch opportunity was earned.

Note 5:  Cash payment of any PSUs earned is based on the average closing market value of Textron common stock for the first ten trading days of the fiscal year following the end of the three-year performance period.

In January 2007, the Committee discussed performance share unit awards to be paid to the NEOs for the 2004-2006 performance period. Based on the above stated financial results, 90% achievement on three-year Leadership Initiatives (which were set in January 2004), and the ten-day average closing share price at the beginning of 2007 of $95.329, the Committee recommended to the Board, and the Board approved, the following performance share unit incentive payments in accordance with the stated program formula:

•       For Mr. Campbell, 2004-2006 PSU payment of $11,400,872

•       For Mr. French, 2004-2006 PSU payment of $2,455,198

•       For Mr. Butler, Ms. Howell and Mr. O’Donnell, 2004-2006 PSU payments of $1,896,094 each

2006 Long-Term Incentive Grants

In its December 2005 and January 2006 meetings, the Committee discussed the 2006 long-term incentive grants. The Board set the level of 2006 long-term incentive compensation (“LTIC’’) grants based on past grant levels, individual executive performance, and relevant benchmark data provided by the external compensation consultant. After consideration of these factors, the Committee recommended to the Board, and the Board approved, grants that were equal in economic value to grants approved in 2005. In addition, the Board approved the allocation of this value across the three long term incentive components as shown in the table below.  The Board determined that this allocation of value most appropriately encouraged share price growth as well as achievement of internal financial and non-financial goals.

The table below displays the Total LTIC value approved by the Board, as well as the allocation across three long-term incentives and the number of shares granted.

Name	Total LTIC Value(1)	Value Allocation of LTIC elements	Performance Share Units (2006-08 Performance Period)	Shares of Restricted Stock	Stock Options	Stock Option Exercise price (3/1/06 FMV)
Mr. Campbell	$6,008,000	PSU: 72.5% RS: 20% SO: 7.5%	74,340	20,239	23,764	$87.950
Mr. French	$1,826,000	PSU: 50% RS: 25% SO: 25%	15,582	7,689	24,075	$87.950
Mr. Butler	$1,257,000	PSU: 50% RS: 25% SO: 25%	10,726	5,293	16,573	$87.950
Ms. Howell	$1,257,000	PSU: 50% RS: 25% SO: 25%	10,726	5,293	16,573	$87.950
Mr. O’Donnell	$1,257,000	PSU: 50% RS: 25% SO: 25%	10,726	5,293	16,573	$87.950

(1)   The “Total LTIC Value” does not directly correlate to the FAS 123R expense on our financial statements for two reasons, both of which, for 2006, cause the FAS 123R value to be higher. First, there is a timing difference of when the Board approved the LTIC values (January 27, 2006), when our shares were trading at $82.61, as compared to the grant date share price of $87.95 on March 1, 2006, used in the FAS 123R calculations. Second, the methodology to determine this value, as provided by the Board’s independent compensation consultant, uses an economic valuation methodology that is different than the FAS 123R methodology. The consultant’s methodology is designed to allow for comparability of compensation levels from company to company within the consultant company’s salary survey database

The grant date of the equity-based awards was March 1, 2006, as set during the Board of Director’s meeting on January 27, 2006. Based on then current Plan provisions, the fair market value of the stock options (exercise price) was established by averaging the high and low trading prices on March 1, 2006. The closing share price on March 1, 2006 was $87.98.

In its January 2006 meeting, the Committee recommended and the Board approved the PSU design for the 2006-2008 performance period. The Board established an appropriate three-year EPS target that in the their estimation, would require solid but not unreachable performance during this period in order to be achieved. The Board also approved Leadership Initiatives for the CEO, which were subsequently cascaded to the other NEOs.

Accounting and Tax Considerations

Beginning in January 2005, the Company began accounting for stock-based compensation in accordance with the requirements of FASB statement 123R. Stock-based compensation includes stock options, restricted stock, performance share units, restricted share units and retention awards.

Section 162(m) of the Internal Revenue Code provides that no U.S. income tax deduction is allowable to a publicly held corporation for non-performance-based compensation in excess of $1 million paid to the chief executive officer or any other employee whose compensation is required to be reported in the Summary Compensation Table, if those individuals are employed by the company at year end. “Performance-Based Compensation” is exempt from the $1 million limitation. Performance-based compensation must be based upon meeting pre-established and objective performance goals under a plan approved by shareholders. Per Section 162(m), performance goals are not objective if the Committee does not set performance standards in a timely fashion, has any discretion to pay amounts in excess of those earned in accordance with the achievement of these pre-established performance standards, or pays such compensation when the performance criteria are not met.

Our policy has been to maximize the compensation that would qualify as performance-based compensation under section 162(m) while preserving the Committee’s discretionary ability to reward individual and team performance. Textron stock options granted under the 1999 Long-Term Incentive Plan qualify as performance-based compensation. Performance share unit awards and annual incentive awards each have financial components that may qualify as performance-based compensation, while each program also includes a discretionary component based on completion of individual performance objectives that may not qualify as performance-based compensation.

Textron allows executives, including those whose income might otherwise be subject to the $1 million limitation, to voluntarily defer compensation into the Deferred Income Plan for Textron Key Executives. Compensation thus deferred is not counted toward the $1 million limitation. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law. This legislation changed the tax rules applicable to non-qualified deferred compensation arrangements. While the final regulations have not yet become effective, the company has been operating in good faith compliance with this legislation since January 1, 2005. During 2007 the Committee will continue to assess the impact of the new legislation and will effect plan changes accordingly.

Compensation Arrangements Relating to Termination of Employment

Employment agreements and plan design provisions provide varying levels of protection to NEOs in the event of termination. These provisions and resulting compensation under different termination scenarios are discussed in detail beginning on page 35.

EXECUTIVE COMPENSATION

The following Summary Compensation Table sets forth information concerning 2006 compensation of individuals who served as Textron’s principal executive officer, Textron’s principal financial officer during the 2006 fiscal year, and Textron’s next three most highly compensated executive officers of Textron who were serving as executive officers at the end of Textron’s 2006 fiscal year. Compensation which was deferred by these officers under the Deferred Income Plan is included below as compensation paid.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards $ (2)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (4)	All Other Compensation ($) (5)	Total Compensation ($) (6)
Lewis B. Campbell	2006	$1,100,000	$9,214,495	$537,443	$2,072,653	$10,156,005	$590,437	$23,671,033
Chairman, President and
Chief Executive Officer
Ted R. French	2006	700,000	1,912,464	535,616	989,221	1,805,906	251,708	6,194,915
Executive Vice President and
Chief Financial Officer
John D. Butler	2006	560,000	1,412,624	439,383	685,860	1,957,297	103,570	5,158,734
Executive Vice President
Administration and Chief Human Resources Officer
Mary L. Howell	2006	525,000	1,407,376	370,622	642,993	1,569,922	166,089	4,682,002
Executive Vice President
Government Affairs, Strategy & Business Development,
International, Communications and Investor Relations
Terrence O'Donnell	2006	525,000	1,347,973	370,622	642,993	2,309,439	216,385	5,412,412
Executive Vice President and General Counsel

1)      For each NEO, the number that appears in this column includes the expense attributed to 2006 for each award determined in accordance with FAS 123R. This includes performance share units (PSU) granted in 2004, 2005, 2006, restricted stock (RS) granted in 2004, 2005 and 2006, and restricted share units (RSU) granted in 2003. Also included in this column are retention awards (RA) granted to Mr. Campbell in 1999 and 2001, and to Mr. Butler, Ms. Howell and Mr. O’Donnell in 2002.

The FAS 123R value per share of RS grants is based on the trading price of our common stock on the date of grant, less required adjustments to reflect the fair value of the award, since dividends are not paid or accrued until the restricted stock vests. The adjustments include assumptions of annual dividends of $1.40 for RS granted in 2004 and 2005, and $1.55 for RS granted in 2006, discounted at an annual rate of approximately 4.0%.

The FAS 123R value per share of PSU, RSU, and RA is based on the trading price of our Common Stock at the end of the year, less required adjustments to reflect the fair value of the award, since dividends are not paid or accrued on certain awards until vested. The adjustments include assumptions of annual dividends of $1.55 over the remaining vesting period, discounted at an annual rate of approximately 4.0%. Also, since PSUs are “performance-based”, a projected earnings percentage is applied to each outstanding cycle. For 2006, these were: 130% for the 2004-2006 cycle, 130% for the 2005-2007 cycle and 124.4% for the 2006-2008 cycle.

2)      The vesting schedule for stock options is discussed in the CD&A. The expense attributed to 2006 for stock options is determined in accordance with FAS 123R. Non-substantive vesting as a result of certain NEOs’ eligibility for early retirement accelerates the attribution of expense. Below are the assumptions used to value the awards included in this expense for all NEOs:

Grant Date	Expected Term in Years	Volatility	Risk-Free Rate	Dividend Yield	Fair Value at Grant (Black- Scholes)
2/12/04	3.7	37%	3%	2%	$14.32
2/23/05	6.0	25%	4%	2%	$20.05
3/1/06	6.0	25%	4%	2%	$24.55

Mr. Campbell, Ms. Howell and Mr. O’Donnell are currently eligible for early retirement under the age and service requirements that govern all employees. If they should choose to retire, per plan provisions, they would have three years from the date of retirement to exercise any outstanding options. The options would vest per their normal vesting schedule (one-third of the shares granted on the first, second and third anniversary of the grant date). Mr. Butler becomes eligible for early retirement in 2007.

3)      The amounts in this column were paid pursuant to non-equity incentive plan compensation, specifically Textron’s Annual Incentive Plan for the period ended December 30, 2006. This Plan and associated payouts for 2006 are described in the CD&A.

4)      The amounts in this column are primarily attributable to the executive’s change in actuarial present value of accumulated pension benefit under all defined benefit plans in which the NEOs participate from December 31, 2005 to December 31, 2006. The amount shown for Mr. Campbell is driven by two primary factors, both of which affect the change in actuarial value of his pension benefit. The first factor relates to a contractual amendment executed in 2005. The amendment eliminated PSU payments, beginning with the 2005-2007 performance cycle, from his eligible compensation used in the calculation of his pension benefit. In consideration of this reduction, Mr. Campbell received accelerated vesting of his Supplemental Retirement Benefit so that his vesting began at age 59 instead of 60 and will reach an unreduced benefit level at age 62 rather than age 65. The second factor relates to the calculation of eligible compensation, which is used as an input into the benefit calculation. Eligible compensation is calculated as the highest consecutive five-year average compensation in his career with Textron; during 2006, the five-year period changed from the 2001-2005 period to the 2002-2006 period, so that a comparatively low year of compensation (2001) was dropped, and a comparatively high year of compensation (2006) was added in its place. The higher compensation level in 2006 was driven by strong operating performance and strong stock price performance. This column also includes above-market Non-Qualified Deferred Compensation (NQDC) earnings during 2006: $3,531 for Mr. French; $63,018 for Ms. Howell; and $13,781 for Mr. O’Donnell.

Deferred Income Plan participants may elect to make their deferrals into either a Moody’s account or a Textron stock unit account. The interest rates applicable to the Moody’s Account are either the Moody’s rate or a “Moody’s Plus” rate. Moody’s Plus rates are considered above-market earnings in 2006 since these rates (fixed at 10% for deferrals made between 1988 and 2001 and 11% for deferrals made prior to 1988) were higher than 120% of the Applicable Federal Rate for the year.

5)      The amounts listed include the incremental cost to Textron in 2006 of providing various perquisites and personal benefits, as detailed below. For Proxy reporting purposes, Textron values the personal use of corporate aircraft by executive using an incremental cost method that takes into account variable factors such as cost per flight hour (by aircraft type), landing fees, and hangar fees. The incremental cost of locating aircraft to the origin of a personal trip, or returning aircraft from the completion of a personal trip, known as ‘deadhead’ flights, are included in the figures reported.

For Mr. Campbell

The amount in this column represents the sum of the following components: $507,053 for personal use of Textron aircraft, $10,997 in employer contributions to the Textron Savings Plan, $44,000 in employer contributions to the Supplemental Savings Plan, plus other perquisites totaling $28,387, which includes personal use of company automobile, financial planning, and club dues.

For Mr. French

The amount in this column represents the sum of the following components: $112,134, for personal use of Textron aircraft, $10,997 in employer contributions to the Textron Savings Plan, $24,000 in employer contributions to the Supplemental Savings Plan, $71,101 for country club initiation fees, plus other perquisites totaling $33,476, which includes personal use of company automobile financial planning, and club dues.

For Mr. Butler

The amount in this column represents the sum of the following components: $25,466 for personal use of Textron aircraft, $10,997 in employer contributions to the Textron Savings Plan, $17,000 in employer contributions to the Supplemental Savings Plan, $32,872 for personal use of automobile, plus other perquisites totaling $17,235, which includes financial planning and club dues.

For Ms. Howell

The amount in this column for Ms. Howell represents the sum of the following components: $76,811 for personal use of Textron aircraft, $10,997 in employer contributions to the Textron Savings Plan, $15,250 in employer contributions to the Supplemental Savings Plan, $47,421 for personal use of automobile, plus other perquisites totaling $15,610, which includes financial planning and club dues.

For Mr. O’Donnell

The amount in this column represents the sum of the following components: $157,465 in employer contributions to the Deferred Income Plan per an amendment to his employment agreement in 2006, $10,997 in employer contributions to the Textron Savings Plan, $15,250 in employer contributions to the Supplemental Savings Plan, plus other perquisites totaling $32,673, which includes personal use of company automobile, personal use of company aircraft, financial planning, and club dues.

6)      The amounts listed are not comparable to a total of the 2005 compensation amounts listed in last year’s proxy statement due to changes in SEC disclosure requirements.

Grants of Plan-Based Awards in Fiscal 2006

The following table sets forth information on awards under the Textron 1999 Long-Term Incentive Plan during Textron’s 2006 fiscal year to the executive officers named in the Summary Compensation Table.

Grants of Plan-Based Awards in Fiscal 2006

		Board of		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of	All Other Option Awards: Number of	Exercise or Base	Closing Share Price	Grant Date Fair Value of Stock
Name	Grant Date	Directors Approval Date	Grant Type	Thresh- hold ($)	Target ($)	Maximum ($)	Thresh- hold ($)	Target ($)	Maximum ($)	Stock or Stock Units (#)	Securities Underlying Options	Price of Option Awards	on Grant Date	and Option Awards

L.B. Campbell			Annual IC (1)	0	1,100,000	2,200,000
	3/1/2006	1/27/2006	PSUs (2)				0	6,970,862	9,062,120					$ 6,212,966
	3/1/2006	1/27/2006	Restricted Stk (3)							20,239				1,664,948
	3/1/2006	1/27/2006	Stock Options (4)								23,764	$87.950	$87.980	583,406
T.R. French			Annual IC	0	525,000	1,050,000
	3/1/2006	1/27/2006	PSUs				0	1,461,124	1,899,461					1,303,266
	3/1/2006	1/27/2006	Restricted Stk							7,689				632,530
	3/1/2006	1/27/2006	Stock Options								24,075	$87.950	$87.980	591,041
J.D. Butler			Annual IC	0	364,000	728,000
	3/1/2006	1/27/2006	PSUs				0	1,005,777	1,307,510					896,425
	3/1/2006	1/27/2006	Restricted Stk							5,293				435,424
	3/1/2006	1/27/2006	Stock Options								16,573	$87.950	$87.980	406,867
M. L. Howell			Annual IC	0	341,250	682,500
	3/1/2006	1/27/2006	PSUs				0	1,005,777	1,307,510					896,425
	3/1/2006	1/27/2006	Restricted Stk							5,293				435,424
	3/1/2006	1/27/2006	Stock Options								16,573	$87.950	$87.980	406,867
T. O’Donnell			Annual IC	0	341,250	682,500
	3/1/2006	1/27/2006	PSUs				0	1,005,777	1,307,510					896,425
	3/1/2006	1/27/2006	Restricted Stk							5,293				435,424
	3/1/2006	1/27/2006	Stock Options								16,573	$87.950	$87.980	406,867

1)                 The amounts shown in this row refer to the Annual Incentive Compensation program, which is an incentive program designed to reward the achievement of annual performance goals. The performance metrics and methodology for calculating payments is described in the Compensation Discussion and Analysis (CD&A) section.

2)                 The amounts shown in this row refer to PSU grants, which are performance-based long-term grants of share units, generally paid in cash,  designed to reward the achievement of specified goals over a three-year performance period. The performance metrics and methodology for calculating payments is described in the CD&A. Grants in 2006 were as follows:  Mr. Campbell, 74,340 PSUs; Mr. French, 15,582 PSUs; Mr. Butler, Ms. Howell, and Mr. O’Donnell, 10,726 PSUs each. The “target” amount is based on the numbers of shares granted times the year-end share price of $93.77 (assuming 100% earned). The “maximum” that can be paid per the plan design is 130% of the shares granted.

3)                 The amounts shown in this row represent the number of shares of restricted stock granted to each executive in 2006. All annual grants of restricted stock vest ratably over five years, beginning on the third anniversary of the date of grant.

4)                 The amounts in this row represent the number of stock options granted to each executive in 2006. Textron grants an annual award of stock options to approximately 1,000 employees each year. All annual grants of stock options vest ratably over three years beginning on the first anniversary of the date of grant. Per normal procedures described in the 1999 Long-Term Incentive Plan, the exercise price for these grants was equal to the average of the high and low trading prices on the grant date.

Outstanding Equity Awards at 2006 Fiscal Year End

The following table sets forth information, with respect to the executive officers named in the Summary Compensation Table, concerning unexercised options, stock that has not vested and equity incentive plan awards for each named executive officer outstanding as of the end of Textron’s 2006 fiscal year.

Outstanding Equity Awards at 2006 Fiscal Year-End

	Option Awards
Name	Grant Date (1)	Number of Securities Underlying Unexercised Options Exerciseable (#)	Number of Securities Underlying Unexercised Options Unexerciseable (#)	Option Exercise Price ($) (2)	Option Expiration Date
L.B. Campbell	3/1/2006	0	23,764	$87.9500	3/1/2016
	2/23/2005	10,044	20,086	76.5750	2/23/2015
	2/12/2004	26,068	13,032	56.4300	2/12/2014
	1/15/2003	48,866	0	44.0850	1/15/2013
	12/13/2000	72,807	0	45.5625	12/13/2010
	12/15/1999	75,000	0	73.0313	12/15/2009
	12/10/1998	100,000	0	74.9375	12/10/2008
	7/1/1998	42,000	0	72.7813	7/1/2008
	12/11/1997	43,000	0	62.9688	12/11/2007
T. R. French	3/1/2006	0	24,075	87.9500	3/1/2016
	2/23/2005	9,264	18,526	76.5750	2/23/2015
	2/12/2004	19,401	9,699	56.4300	2/12/2014
	1/15/2003	36,000	0	44.0850	1/15/2013
	1/15/2002	60,000	0	40.9500	1/15/2012
	12/22/2000	70,000	0	43.1563	12/22/2010
J.D. Butler	3/1/2006	0	16,573	87.9500	3/1/2016
	2/23/2005	6,377	12,753	76.5750	2/23/2015
	2/12/2004	15,134	7,566	56.4300	2/12/2014
	1/15/2003	2,268	0	44.0850	1/15/2013
	1/15/2002	2,442	0	40.9500	1/15/2012
	12/13/2000	2,194	0	45.5625	12/13/2010
	12/15/1999	23,000	0	73.0313	12/15/2009
	12/10/1998	19,000	0	74.9375	12/10/2008
M. L. Howell	3/1/2006	0	16,573	87.9500	3/1/2016
	2/23/2005	6,377	12,753	76.5750	2/23/2015
	2/12/2004	15,134	7,566	56.4300	2/12/2014
	1/15/2003	2,268	0	44.0850	1/15/2013
	1/15/2002	2,442	0	40.9500	1/15/2012
	12/13/2000	2,194	0	45.5625	12/13/2010
	12/15/1999	22,000	0	73.0313	12/15/2009
	12/10/1998	18,000	0	74.9375	12/10/2008
	12/11/1997	1,588	0	62.9688	12/11/2007
T. O’Donnell	3/1/2006	0	16,573	87.9500	3/1/2016
	2/23/2005	6,377	12,753	76.5750	2/23/2015
	2/12/2004	15,134	7,566	56.4300	2/12/2014
	1/15/2003	26,732	0	44.0850	1/15/2013
	1/15/2002	47,558	0	40.9500	1/15/2012
	3/10/2000	18,092	0	52.4063	3/10/2010

Outstanding Equity Awards at 2006 Fiscal Year-End (continued)

	Stock Awards
Name	Type of Stock Award (3)	Grant Year	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested $ (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($) (5)
L.B. Campbell	PSU	2006			74,340	$6,970,862
	RS	2006	20,239	$1,897,811
	PSU	2005			72,820	6,828,331
	RS	2005	20,090	1,883,839
	RS	2004	25,800	2,419,266
	RSU	2003	22,000	2,062,940
	RA	2001	90,000	8,439,300
T. R. French	PSU	2006			15,582	1,461,124
	RS	2006	7,689	720,998
	PSU	2005			13,890	1,302,465
	RS	2005	6,950	651,702
	RS	2004	9,700	909,569
	RSU	2003	8,000	750,160
J.D. Butler	PSU	2006			10,726	1,005,777
	RS	2006	5,293	496,325
	PSU	2005			9,560	896,441
	RS	2005	4,780	448,221
	RS	2004	5,500	515,735
	RSU	2003	4,667	437,625
	RA	2001	5,000	468,850
M. L. Howell	PSU	2006			10,726	1,005,777
	RS	2006	5,293	496,325
	PSU	2005			9,560	896,441
	RS	2005	4,780	448,221
	RS	2004	5,500	515,735
	RSU	2003	4,667	437,625
	RA	2001	5,000	468,850
T. O’Donnell	PSU	2006			10,726	1,005,777
	RS	2006	5,293	496,325
	PSU	2005			9,560	896,441
	RS	2005	4,780	448,221
	RS	2004	5,500	515,735
	RSU	2003	4,667	437,625

1)     Stock option awards, since 2004, vest ratably over three years beginning on the one-year anniversary of the date of grant. Prior to that, vesting occurred over a two-year period. The Board of Directors approved the change to more closely align Textron practice with market practice.

2)     Per normal procedures described in the 1999 Long-Term Incentive Plan, the exercise price for these grants was equal to the average of the high and low trading prices on the grant date.

3)     The following types of stock awards are shown in this table:

(i)    “PSU” refers to performance share unit awards. Grants are made pursuant to the shareholder approved Performance Share Unit Plan for Textron Employees. Further information about these awards can be found in the CD&A.

(ii)   “RS” refers to restricted stock awards. Grants are made pursuant to the shareholder approved 1999 Long Term Incentive Plan, amended in 2003 to include Restricted Stock. Further information about these awards can be found in the CD&A.

(iii)  “RSU” refers to restricted share unit awards.  Other than being paid in cash rather than shares, RSUs are similar to restricted stock awards. Upon vesting, the RSUs are paid in cash within 30 days of the vesting date. The share price is determined by averaging the closing share price of Textron stock over the first ten trading days following the vesting date.

(iv)   “RA” refers to retention awards. Retention awards may be granted periodically on an individual basis. The vesting period varies, depending on the circumstances related to each grant. Typically, the vesting period ranges from two to five years. With the exception of Mr. Campbell (described below), each award is paid in cash within 30 days of its vesting date. The share price is typically determined by averaging the closing share price of Textron stock over the first ten trading days following the vesting date.

Mr. Campbell’s retention award grants are in the form of restricted stock, which upon vesting, are paid in cash provided that, at that time, he meets his share ownership requirement of five times base salary. If so, then the award is paid based on the average of the high and low trading prices on the date of vesting.

4)     The market value of restricted stock, restricted share units, and retention awards that have not vested as of December 30, 2006 was calculated using the year-end closing share price of $93.77 multiplied by the number of unvested shares or share units as of that date. Restricted stock awards granted in 2006 vest in 1/3 increments in March 2009, 2010, and 2011. Restricted stock awards granted in 2005 vest in 1/3 increments in February 2008, 2009, and 2010. Restricted stock awards granted in 2004 vest in 1/3 increments in February 2007, 2008, and 2009.

Restricted share unit awards granted in 2003 vest in 1/3 increments in January 2006, 2007, and 2008.

The 90,000 remaining shares of Mr. Campbell’s retention award will continue to vest according to the following schedule: 30,000 shares per year in May 2007, 2008, and 2011. The 5,000 remaining shares of Mr. Butler’s retention award will vest in August 2007. The 5,000 remaining shares of Ms. Howell’s retention award will vest in July 2007.

5)     The market value of performance share units that have not vested as of year-end 2006 was calculated using the year-end closing share price of $93.77 multiplied by the number of unvested shares or share units assuming 100% of share units are earned. Performance share units vest, to the extent earned, after a three-year vesting period. Performance share units granted in 2005 vest on December 31, 2007. Performance share units granted in 2006 vest on December 31, 2008.

Option Exercises and Stock Vested in Fiscal 2006

The following table provides information concerning each exercise of stock options and each vesting of stock, including restricted stock, restricted stock units and similar instruments, during Textron’s 2006 fiscal year for each of the executive officers named in the Summary Compensation Table on an aggregated basis.

Option Exercises and Stock Vested in Fiscal 2006

	Option Awards			Stock Awards
Name	Option Grant Date	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Type of Equity Award (2)	Number of Shares Acquired on Vesting (3)	Date Vested	Value Realized on Vesting ($) (4)
L.B. Campbell	12/12/1996	61,822	$2,792,327	PSU	119,595	12/31/06	$11,400,872
	1/15/2002	147,558	7,391,505	RSU	11,000	1/15/06	866,591
				RA	36,440	5/18/06	3,387,827
T. R. French	n/a	n/a	n/a	PSU	25,755	12/31/06	2,455,198
				RSU	4,000	1/15/06	315,124
				RA	22,759	1/1/06	1,752,594
J. D. Butler	7/1/1997	30,000	549,900	PSU	19,890	12/31/06	1,896,094
	12/11/1997	17,000	388,641	RSU	2,333	1/15/06	183,796
	12/13/2000	32,806	1,321,016	RA	5,000	8/23/06	420,125
	1/15/2003	26,732	1,239,296
M.L. Howell	12/11/1997	15,412	416,606	PSU	19,890	12/31/06	1,896,094
	12/13/2000	32,806	1,415,989	RSU	2,333	1/15/06	183,796
	1/15/2002	23,779	1,165,032	RA	5,000	7/10/06	444,340
	1/15/2003	26,732	1,224,633
T. O’Donnell	3/10/2000	1,908	69,296	PSU	19,890	12/31/06	1,896,094
	12/13/2000	35,000	1,510,688	RSU	2,333	1/15/06	183,796
	1/15/2002	2,442	116,667	RA	5,000	3/3/06	449,805
	1/15/2003	2,268	101,244

1)      The amounts shown in this column were calculated using the spread between the price at which the shares were sold on the date of exercise minus the option exercise (purchase) price, multiplied by the number of options exercised. The options exercised include both incentive stock options and non-qualified stock options. Each exercise of incentive stock options in 2006 was converted to a non-qualified stock option upon exercise, per plan rules, due to a subsequent disqualifying disposition (e.g., the acquired shares were sold immediately upon acquisition rather than held for the required time period to qualify for advantageous tax treatment.)

2)      “PSU” refers to performance share units. These units reward achievement of long-term goals, typically vesting over a three-year period. Further information about these awards can be found in the CD&A.

“RSU” refers to restricted share units. RSUs vest ratably over three years beginning on the three-year anniversary of the date of grant.  Upon vesting, the award is paid in cash within 30 days of the vesting date. The share price is determined by averaging the closing prices of the first ten trading days following the vesting date.

“RA” refers to retention awards. Retention awards may be granted periodically to selected individuals to encourage retention of critical talent. The vesting period varies by award, depending on the circumstances related to each grant, but typically occurs over a two to five year period. For Mr. Butler, Ms. Howell and Mr. O’Donnell, the award is paid in cash within 30 days of the vesting date. The share price is determined by averaging the closing prices of the first ten trading days following the vesting date.

Mr. Campbell’s retention award grants are in the form of restricted stock, which accrue dividend equivalent share units during the vesting period. Upon vesting, all shares convert to restricted share units provided that at that time, he meets his share ownership requirement of five times base salary. If so, the award is paid in cash based on the average of the high and low trading prices on the date of vesting.

Mr. French’s retention award grants are in the form of restricted stock, which accrue dividend equivalent share units during the vesting period. Upon vesting, the retention award is paid in stock, less applicable tax withholdings.

3)      This column includes the number of shares that vested in 2006 per the terms of individual retention award or restricted share unit grants. For retention awards, these values include dividend equivalent share units for Mr. Campbell and Mr. French. For PSUs, the number indicates the number of share equivalents earned, which was determined by the Board of Directors based on actual performance against pre-specified goals at 127.5% of the original grant for each executive.

4)      Except with regard to the vesting of Mr. Campbell’s and Mr. French’s retention awards described above, the value realized on vesting is calculated using the number of shares times the average closing share price of Textron stock for the first ten trading days following the vesting date of the grant.

Pension Benefits in Fiscal 2006

The table below sets forth information on the pension benefits for the named executives under each of the following pension plans:

Pension Benefits in Fiscal 2006

Name	Plan Name	Number of Years of Credited Service	Present Value of Accumulated Benefit	Payments During Last Fiscal Year
L.B. Campbell	TMRP	14.25	$789,389	$0
	SBP	14.25	16,190,347	0
	SRP	N/A	23,104,524	0
	Total		$40,084,260	$0
T.R. French	TMRP	6.00	124,414	0
	SBP	6.00	938,774	0
	SRP	N/A	4,826,651	0
	Total		$5,889,839	$0
J.D. Butler	TMRP	9.50	352,417	0
	SBP	9.50	1,734,874	0
	SRP	N/A	5,367,105	0
	Total		$7,454,396	$0
M.L. Howell	TMRP	26.42	930,206	0
	SBP	26.42	3,652,446	0
	SRP	N/A	1,415,907	0
	Total		$5,998,559	$0
T. O’Donnell	TMRP	6.75	270,118	0
	SBP	6.75	1,420,966	0
	SRP	N/A	6,686,942	0
	Total		$8,378,026	$0

The Plan Names and a brief description of each are as follows:

TMRP: Textron Master Retirement Plan

This Pension Plan is a funded and tax qualified retirement program in which most of our U.S. based non-bargained employees are participants. Each of our executive officers participates in this plan. Benefits under this Plan are based on a formula that provides a one percent annual benefit for compensation up to the “covered compensation” level ($40,273 in 2006), plus an additional amount equal to one and one-half percent of eligible compensation in excess of covered compensation. “Eligible Compensation” includes base salary plus annual incentive payments in a given year, up to the 401(a)(17) limit ($220,000 in 2006). The benefit formula is calculated based on eligible employees’ highest consecutive five-year average eligible compensation throughout their career at Textron. Provided an employee meets the five years of qualifying service to become vested in the Plan, the accumulated benefit earned during an employee’s career is payable in monthly installments after retirement. While the normal retirement age under the Plan is 65, eligible employees can earn an unreduced benefit upon attainment of age 62. In addition, eligible employees who meet defined age and service criteria can retire and begin collecting a reduced benefit as early as age 55. As of December 31, 2006, Mr. O’Donnell qualified for an unreduced benefit, while Mr. Campbell and Ms. Howell qualified for a reduced benefit due to their age and service to Textron. The Textron Master Retirement Plan is integrated with Social Security, however, and the amounts in the table reflect that integration.

SBP:  Supplemental Benefits Plan

Federal law limits the annual amount that tax-qualified pension plans may pay. Textron maintains this unfunded Plan to compensate certain Textron executives for pension benefits that would have been earned but for these limitations. The formula for the Supplemental Benefits Plan was the same as the qualified plan formula. Eligible compensation components for the NEOs include base salary, annual incentive compensation earned in a given year, and performance share unit payments. The amount included in the formula equals the total of these components, less the 401(a)(17) limit noted above ($220,000 in 2006). Benefits under this Plan also vest after five years of qualifying service, and are generally paid under the same age and service requirements as the Textron Master Retirement Plan. This Plan is not qualified for tax purposes.

SRP:  Supplemental Retirement Plan

Certain executives, as approved individually by the Organization and Compensation Committee, also participate in the Supplemental Retirement Plan for Textron Key Executives, which provides benefits to participants who remain in the employ of Textron until at least age 60. Each NEO is a participant in this Plan, which is unfunded and not qualified for tax purposes.

Under this plan, participating executives are entitled to receive a pension benefit equal to 50% of their highest consecutive five years of eligible earnings at age 65, reduced by any amounts to which they are entitled under the Textron plans described above and those of any prior employer. The definition of eligible compensation for purposes of calculating a benefit under the SRP was the same as the definition of eligible compensation under the Supplemental Benefit Plan as described above.

A reduced benefit of between 25% and 45% of their highest consecutive five-year average compensation is earned under this Plan for retirement at the ages of 60 to 64, respectively. Mr. Campbell’s contract provides an unreduced benefit at age 62, with initial eligibility at age 59. As of December 31, 2006, Messrs. Campbell and O’Donnell would qualify to receive a benefit under this plan.

Nonqualified Deferred Compensation

The table below shows the deferred compensation activity for each NEO during 2006 under non-qualified deferred compensation plans maintained by Textron. For additional details regarding the Deferred Income Plan for Textron Key Executives, please refer to the CD&A.

Deferred Income Plan:   NEOs deferring compensation into this Plan have foregone current compensation in exchange for an unsecured promise from the company to pay the deferred amount after employment ends. The ‘principal’ amount that is deferred can be credited with either a bond rate or a rate of return that tracks Textron stock, based upon the elections made annually by each NEO.

Supplemental Savings Plan:   This Plan makes up for foregone company match into the tax-qualified Textron Savings Plan because of federal compensation limits, and as a result of deferring income under the DIP. NEO contributions to the qualified savings plan are capped at 10% of pay due to federal limits.

Supplemental Profit Sharing Plan:   This Plan, which was closed to new participants in 1999, was a make-up plan for Textron contributions to a qualified profit sharing plan that were subject to limits imposed by law.

Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($)
L.B. Campbell	Deferred Income Plan	$0	$0	$644,165	$0	$3,335,249
	Suppl Savings Plan	0	44,000	167,962	0	901,604
	Suppl Profit Sharing Plan	0	0	73,076	0	378,362
	Total	$0	$44,000	$885,203	$0	$4,615,215
T.R. French	Deferred Income Plan	0	0	69,950	0	816,644
	Suppl Savings Plan	0	24,000	33,675	0	191,790
	Suppl Profit Sharing Plan	0	0	0	0	0
	Total	$0	$24,000	$103,625	$0	$1,008,434
J.D. Butler	Deferred Income Plan	2,661,822	0	1,307,444	0	11,727,294
	Suppl Savings Plan	0	17,000	36,031	0	198,908
	Suppl Profit Sharing Plan	0	0	0	0	0
	Total	$2,661,822	$17,000	$1,343,475	$0	$11,926,202
M.L. Howell	Deferred Income Plan	1,704,957	0	1,193,793	0	9,543,762
	Suppl Savings Plan	0	15,250	88,631	0	469,978
	Suppl Profit Sharing Plan	0	0	255,607	0	1,465,565
	Total	$1,704,957	$15,250	$1,538,031	$0	$11,479,305
T. O’Donnell	Deferred Income Plan	1,641,777	157,465	980,377	0	8,829,661
	Suppl Savings Plan	0	15,250	25,377	0	142,472
	Suppl Profit Sharing Plan	0	0	0	0	0
	Total	$1,641,777	$172,715	$1,005,754	$0	$8,972,133

1)     The amounts shown in this column include elective deferrals into the Deferred Income Plan for Textron Key Executives (DIP). Executives who choose to voluntarily defer a portion of their income into the DIP have reduced their cash compensation in the year of payment in exchange for an unsecured promise by the company to pay the principal and any earnings to the executive upon the executive’s termination. The Plan provides certain distribution elections to receive DIP balances upon termination, but in no case can distributions begin until six months have elapsed since the end of the executive’s employment (in accordance with the American Jobs Creation Act of 2004.)

2)     The amounts shown in this column include contributions made by Textron into each executive’s notional deferred income account in 2006. As per plan provisions, Textron provides a 10% match on any voluntary deferral into the Textron stock unit account. These amounts also include contributions to the Supplemental Savings Plan, which are also reported in the “All Other Compensation” column in the Summary Compensation table.

For Mr. O’Donnell, this amount also includes a contribution of $157,465, per an amendment to his employment agreement in 2006. This contribution was made in order to compensate Mr. O’Donnell for a reduction in his calculated supplemental retirement benefit.

3)     DIP participants may elect to make their deferrals into either a stock unit account or a Moody’s-based interest bearing account. The stock unit account replicates the return on investment for a share of Common Stock, including reinvested dividends. For 2006, this account had a rate of return of 23.9%. This investment approximated the same rate of return as would have been received by any investor in Textron stock.

The interest rates applicable to the Moody’s account are either the Moody’s Rate or a “Moody’s Plus” rate. The Moody’s rate is the average Moody’s Corporate Bond Yield Index as published by Moody’s

Investors Service, Inc. The compounded Moody’s yield for 2006 was 6.21%, which was applied to all deferrals made subsequent to December 31, 2001.

For deferrals made from January 1988 through December 2001, the rate will be either the Moody’s rate plus 2%, but not less than 10%, (the “Moody’s Plus” rate), or the Moody’s rate, but not less than 8% (the “Moody’s Rate”). The applicable rates depend on the circumstances under which Textron employment ends, as detailed below.

Per the Plan document, the earnings on the Moody’s account balance will be credited using the Moody’s Plus rate if Textron employment ends (1) at or after age 62 (other than for less than acceptable performance or by reason of death); (2) as a result of total disability as defined under the Textron Master Retirement Plan; or (3) under other circumstances approved in writing by Textron’s Chief Executive Officer and Chief Human Resources Officer.

To the extent the credited rate exceeds 120% of the Applicable Federal Rate, such earnings are considered “above-market earnings”; in this case, the amount of these earnings that are considered above-market are also reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column in the Summary Compensation Table. The amount of above-market interest attributable to each executive is as follows:  $3,531 for Mr. French, $63,018 for Ms. Howell, and $13,781 for Mr. O’Donnell.

Compensation Arrangements Relating to Termination of Employment

The tables below reflect the amount of compensation that would become payable to each of the NEOs under existing plans and arrangements if the named executive’s employment had terminated on December 31, 2006, given the named executive’s compensation and service levels as of such date and, if applicable, based on the company’s closing stock price on that date. These benefits are in addition to benefits available prior to the occurrence of any termination of employment, including benefits under then-exercisable stock options, and benefits generally available to salaried employees, such as distributions under the company’s 401(k) plan and pension plan. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits described below, as the Committee determines appropriate.

The actual amounts that would be paid upon a NEO’s termination of employment can be determined only at the time of such executive’s separation from the Company. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

The NEOs have employment contracts with Textron that provide for a three-year initial term, with successive one-year renewal provisions. Also, the contracts provide for specified levels of severance protection based on the reason for termination, including change in control, irrespective of the remaining term of the agreements. The contracts provide excise tax protection for change in control terminations. The contracts provide that base salary will not be reduced and the officers will remain eligible for participation in Textron’s executive compensation and benefit plans during the term of the contracts. As permitted by his employment contract with Textron, Mr. O’Donnell remains a partner of the Washington, D.C. law firm, Williams & Connolly LLP, which has provided legal services to Textron from time to time for over twenty years. Mr. O’Donnell does not receive any share in firm income resulting from services provided by the firm to Textron. The Nominating and Corporate Governance Committee annually reviews Textron’s relationship with Williams & Connolly.

On May 4, 2006, Textron and Mr. Butler, Ms. Howell and Mr. O’Donnell entered into Amended and Restated Employment Agreements, amending previously executed Employment Agreements. The Amended and Restated Employment Agreements eliminated the inclusion of any performance share units granted after 2005 from the calculation of the executives’ benefits under the Supplemental Retirement Plan for Textron Key Executives (“SERP”). The Amended and Restated Employment Agreements were filed as exhibits to our Quarterly Report on Form 10-Q for the fiscal quarter ended April 1, 2006.

As stated in employment agreements and plan design provisions, our company provides varying levels of protection to NEOs in the event of termination. The discussion and tables below relate to compensation to NEOs in the event of four possible termination scenarios—voluntary, for cause, not for cause, and change in control. Each termination scenario results in varying levels of compensation that would be due to the executive upon termination. The values of stock-based elements in the commentary and tables below are based on the 2006 year-end closing price of $93.77 per common share. Unless otherwise stated, PSUs have been calculated under the assumption that they are 100% earned. For purposes of determining early retirement eligibility for pro-rata vesting of long-term incentive grants, “early retirement” is defined as the attainment of one of the following conditions, per the Textron Master Retirement Plan (qualified pension plan): (1) age 60; (2) 20 years of service to Textron; or (3) age 55 with at least 10 years of service to Textron.

Voluntary Termination

Voluntary termination occurs when the NEO leaves the company at his or her own will (e.g., voluntary resignation). There are several different components that make up the total compensation payable to the NEO in this scenario, including: cash settlement of notional balances in the Deferred Income Plan, accrued pension and savings plan benefits, and pro-rata treatment of stock-based awards as explained below.

Compensation Related to “Voluntary” Termination

Type of Compensation	Mr. Campbell	Mr. French	Mr. Butler	Ms. Howell	Mr. O’Donnell
Cash severance benefit	$0	$0	$0	$0	$0
Equity compensation	4,168,492	0	0	1,323,342	1,323,342
Cash settlement of PSU cycles in progress	6,875,842	0	0	932,886	932,886
Cash settlement of RSU and retention grants	8,669,681	0	0	814,420	393,834
Cash settlement of Deferred Income Plan	3,335,249	816,644	11,727,294	9,543,762	8,829,661
Pension benefit	26,527,979	1,139,341	2,088,687	6,077,736	7,008,944
Savings Plan benefit	2,142,634	463,322	631,503	2,125,471	497,075
Continuation of insurance coverage	0	0	0	0	0
Other benefits and perquisites	0	0	0	0	394,877
Tax gross-up	0	0	0	0	0
Sub-Total	$51,719,877	$2,419,307	$14,447,484	$20,817,617	$19,380,619
Less: vested pension and savings plan benefits and accumulated deferred compensation	(32,005,862)	(2,419,307)	(14,447,484)	(17,746,969)	(16,730,557)
Amount Triggered due to Termination	$19,714,015	$0	$0	$3,070,648	$2,650,062

Mr. Campbell

For Mr. Campbell, who is early-retirement eligible as of December 31, 2006, “equity compensation” includes the pro-rata vesting of outstanding restricted stock and the exercise value, or “spread”, of all unvested stock options, which would become exercisable per their normal vesting schedule. “Cash settlement of PSU cycles in progress” includes pro-rata vesting of outstanding performance share unit shares. “Cash settlement of RSU and Retention Grants” includes pro-rata vesting of outstanding restricted share unit grants and retention award grants.

The “cash settlement of Deferred Income Plan”, “pension benefit” and “savings plan benefit” figures represent balances that Mr. Campbell has fully earned as of December 31, 2006.

Mr. French

Since Mr. French is not early-retirement eligible as of December 31, 2006, he would be entitled only to the “cash settlement of Deferred Income Plan”, “pension benefit” and “savings plan benefit” amounts, which represent balances that Mr. French has fully earned as of December 31, 2006.

Mr. Butler

Since Mr. Butler is not early-retirement eligible as of December 31, 2006, he would be entitled only to the “cash settlement of Deferred Income Plan”, “pension benefit” and “savings plan benefit” amounts, which represent balances that Mr. Butler has fully earned as of December 31, 2006.

Ms. Howell, and Mr. O’Donnell

For Ms. Howell and Mr. O’Donnell, both of whom are early-retirement eligible as of December 31, 2006, “equity compensation” includes the pro-rata vesting of outstanding restricted stock and the exercise value, or “spread”, of all unvested stock options, which would become exercisable per their normal vesting schedule. “Cash settlement of PSU cycles in progress” includes pro-rata vesting of outstanding performance share units. “Cash settlement of RSU and Retention Grants” includes pro-rata vesting of outstanding restricted share unit grants and retention award grants.

The “cash settlement of Deferred Income Plan”, “pension benefit” and “savings plan benefit” figures represent balances that Ms. Howell and Mr. O’Donnell have fully earned as of December 31, 2006. For Mr. O’Donnell, the amount for “other benefits and perquisites” represents the present value of the actuarial equivalent of his death benefit under the Survivor Benefit Plan.

“For Cause” Termination

A “for cause” termination occurs when an NEO is separated from Textron after engaging in one or more activities specified in the NEO’s employment contract, including, but not limited to: (i) conviction of, or pleading nolo contendere or guilty to, a felony (other than a traffic infraction or a crime involving vicarious liability under certain circumstances), (ii) willful misrepresentation, fraud or dishonesty for personal enrichment at the expense of Textron, (iii) willful misconduct or behavior, willful violation of the company’s Business Conduct Guidelines, or breach of the NEO’s fiduciary duties, in each case, that results in material harm to Textron, or (iv) any other material breach of the employment contract. For all five NEOs, this scenario would result in a payment of only what has been fully earned by the executive as of December 31, 2006, including the “cash settlement of Deferred Income Plan,” “pension benefit” and “savings plan benefit” as shown below. For Mr. O’Donnell, the amount for “other benefits and perquisites” represents the present value of the actuarial equivalent of his death benefit under the Survivor Benefit Plan.

Compensation Related to “For Cause” Termination

Type of Compensation	Mr. Campbell	Mr. French	Mr. Butler	Ms. Howell	Mr. O’Donnell
Cash severance benefit	$0	$0	$0	$0	$0
Equity compensation	0	0	0	0	0
Cash settlement of PSU cycles in progress	0	0	0	0	0
Cash settlement of RSU and retention grants	0	0	0	0	0
Cash settlement of Deferred Income Plan	3,335,249	816,644	11,727,294	9,543,762	8,829,661
Pension benefit	26,527,979	1,139,341	2,088,687	6,077,736	7,008,944
Savings Plan benefit	2,142,634	463,322	631,503	2,125,471	497,075
Continuation of insurance coverage	0	0	0	0	0
Other benefits and perquisites	0	0	0	0	394,877
Tax gross-up	0	0	0	0	0
Sub-Total	$32,005,862	$2,419,307	$14,447,484	$17,746,969	$16,730,557
Less: vested pension and savings plan benefits and accumulated deferred compensation	(32,005,862)	(2,419,307)	(14,447,484)	(17,746,969)	(16,730,557)
Amount Triggered due to Termination	$0	$0	$0	$0	$0

“Not For Cause” Termination

A “not for cause” termination (also called “involuntary termination”), occurs when employment ends either at the initiation of Textron, but without circumstances that would indicate a “for cause” situation, or at the initiation of the executive for “good reason”. Under each of the NEO’s employment contracts, “good reason” generally means the occurrence of one or more of the following: (i) the assignment to the NEO of duties that are materially inconsistent with his position, (ii) the material reduction of the NEO’s position (including, for purposes of the employment contracts with Mr. Campbell, Mr. French and Mr. O’Donnell, as a result of Textron having become a subsidiary of another entity and the executive no longer serving in his current position for the ultimate parent entity), (iii) the forced relocation of the NEO’s principal office, (iv) a reduction in the NEO’s salary or other benefits, or (v) other material breach of the employment contract.

Compensation Related to “Not-For-Cause” Termination

Type of Compensation	Mr. Campbell	Mr. French	Mr. Butler	Ms. Howell	Mr. O’Donnell
Cash severance benefit	$11,300,000	$4,367,662	$3,402,000	$3,189,375	$3,057,993
Equity compensation	4,168,492	11,876,359	1,223,169	1,323,342	1,323,342
Cash settlement of PSU cycles in progress	13,799,193	2,763,589	1,902,218	1,902,218	932,886
Cash settlement of RSU and retention grants	8,669,681	750,160	807,547	814,420	393,834
Cash settlement of Deferred Income Plan	3,335,249	816,644	11,727,294	9,543,762	9,277,243
Pension benefit	53,558,568	1,139,341	12,783,709	15,086,294	7,008,944
Savings Plan benefit	2,331,744	463,322	709,358	2,256,302	497,075
Continuation of insurance coverage	54,441	52,632	45,711	62,723	0
Other benefits and perquisites	84,410	61,054	92,158	78,618	394,877
Tax gross-up	0	0	0	0	0
Sub-Total	$97,301,778	$22,290,763	$32,693,164	$34,257,054	$22,886,194
Less: vested pension and savings plan benefits and accumulated deferred compensation	(32,005,862)	(2,419,307)	(14,447,484)	(17,746,969)	(16,730,557)
Amount Triggered due to Termination	$65,295,916	$19,871,456	$18,245,680	$16,510,085	$6,155,637

Mr. Campbell

Mr. Campbell’s contract provides that in a Not For Cause termination, he would earn a severance benefit that includes two and one-half times the sum of: 1) His annual base salary, plus 2) The greater of his target bonus or his highest annual incentive compensation award during the last three fiscal years. He would also receive 50% of his termination year target bonus. In addition, he would receive a bonus that would otherwise have been paid only at age 65 and only based on achievement of performance goals.

The treatment of “equity compensation” for Mr. Campbell would be the same as in the voluntary termination scenario, except that all unvested stock options would immediately vest. “Cash settlement of PSU cycles in progress” includes full vesting of his outstanding performance share unit grants. “Cash settlement of RSU and Retention Grants” includes pro-rata vesting of outstanding restricted share unit grants and retention award grants.

Mr. Campbell’s pension and savings plan benefit would be calculated assuming an additional two and one half years of age and service and compensation credit. He would also be paid an amount equal to two and one half times the current year’s benefit (company contribution) to continue medical, disability, and life insurance coverage. Also, he would continue his financial planning benefit, club memberships, and automobile costs for two and one-half years following termination of employment.

Mr. French

Mr. French’s contract provides that in a Not For Cause termination, he would earn a severance benefit that includes two times the sum of: 1) His annual base salary, plus 2) The greater of his target bonus or his bonus earned for the most recent fiscal year. He would also receive his termination year accrued bonus.

In this scenario, Mr. French’s “equity compensation” that would otherwise vest within two years of his termination date would immediately become vested. This would include the vesting of outstanding restricted stock and the exercise value, or “spread,” of all unvested stock options that would vest within two years of termination, which would become immediately exercisable. In addition, this number also includes a cash payment of the economic value of all outstanding stock options. “Cash settlement of PSU cycles in progress” includes full vesting of his outstanding performance share unit grants . “Cash settlement of RSU and Retention Grants” includes full vesting of the outstanding shares from Mr. French’s restricted share unit grant.

Mr. French’s pension and savings plan benefit would be calculated in the same manner as a voluntary termination. He would be paid an amount equal to two times the current years benefit (company contribution) to continue medical, disability, and life insurance coverage. Also, he would continue his financial planning benefit, club memberships, and automobile costs for two years following termination of employment.

Mr. Butler

Mr. Butler’s contract provides that in a Not For Cause termination, he would earn a severance benefit that includes two and one-half times the sum of: 1) His annual base salary, plus 2) The greater of his target bonus or his highest annual incentive compensation award during the last three fiscal years. He would also receive 50% of his termination year target bonus.

In this scenario, Mr. Butler’s “equity compensation” includes the exercise value, or “spread,” of all unvested stock options that would vest within two and one half years of termination, which would become immediately exercisable. In addition, this number also includes a cash payment of the economic value of unvested stock options. “Cash settlement of PSU cycles in progress” includes full vesting of his outstanding performance share unit grants. “Cash settlement of RSU and Retention Grants” includes pro-rata vesting of outstanding restricted share units and retention award grants.

Mr. Butler’s pension and savings plan benefit would be calculated assuming an additional two and one half years of age and service and compensation credit. He would be paid an amount equal to two and one half times the current years benefit (company contribution) to continue medical, disability, and life insurance coverage. Also, he would continue his financial planning benefit, club memberships, and automobile costs for two and one-half years following termination of employment.

Ms. Howell

Ms. Howell’s contract provides that in a Not For Cause termination, she would earn a severance benefit that includes two and one-half times the sum of: 1) Her annual base salary, plus 2) The greater of her target bonus or her highest annual incentive compensation award during the last three fiscal years. She would also receive 50% of her termination year target bonus.

In this scenario, Ms. Howell’s “equity compensation” includes the exercise value, or “spread,” of all unvested stock options that would vest within two and one half years of termination, which would become immediately exercisable. “Cash settlement of PSU cycles in progress” includes full vesting of her outstanding performance share unit grants. “Cash settlement of RSU and Retention Grants” includes pro-rata vesting of outstanding restricted share units and retention award grants.

Ms. Howell’s pension and savings plan benefit would be calculated assuming an additional two and one half years of age and service and compensation credit. She would be paid an amount equal to two and one-half times the current years benefit (company contribution) to continue medical, disability, and life insurance coverage. Also, she would continue her financial planning benefit, club memberships, and automobile costs for two and one half years following termination of employment.

Mr. O’Donnell

Mr. O’Donnell’s contract provides that in a Not For Cause termination, he would earn a severance benefit that includes two times the sum of: 1) His annual base salary, plus 2) The greater of his target bonus or his bonus earned for the most recent fiscal year. He would also receive his accrued termination year bonus.

In this scenario, Mr. O’Donnell’s “equity compensation” includes the pro-rata vesting of outstanding restricted stock and the exercise value, or “spread,” of all unvested stock options, which would become exercisable per their normal vesting schedule. “Cash settlement of PSU cycles in progress” includes pro-rata vesting of outstanding performance share units. “Cash settlement of RSU and Retention Grants” includes pro-rata vesting of outstanding restricted share units. “Other benefits and perquisites” represents the present value of the actuarial equivalent of his death benefit under the Survivor Benefit Plan.

Change in Control Termination

A “change in control” termination would occur if an NEO experiences a “not for cause” termination during the period beginning 180 days before a change in control and ending on the second anniversary of the change in control. For purposes of each of the NEO’s employment contracts, a “change in control” generally means the occurrence of any of the following events: (i) any person unrelated to Textron acquires more than 30% of the Textron’s then outstanding voting stock, (ii) a majority of the members of Board of Directors are replaced in any two-year period other than in specific circumstances, (iii) the consummation of a merger or consolidation of Textron with any other corporation, other than a merger or consolidation in which the Textron’s voting securities outstanding immediately prior to such merger or consolidation continue to represent at least 50% of the combined voting securities of Textron or such surviving entity immediately after such merger or consolidation, or (iv) stockholder approval of an agreement for the sale or disposition of all or substantially all of Textron’s assets or a plan of complete liquidation. In addition, for purposes of Mr. French’s employment contract, any voluntary resignation by Mr. French during the 30-day period following the first anniversary of a change in control will also be treated as if a “change in control” termination had occurred.

Compensation Related to “Change-In-Control” Termination

Type of Compensation	Mr. Campbell	Mr. French	Mr. Butler	Ms. Howell	Mr. O’Donnell
Cash severance benefit	$14,472,653	$6,056,883	$4,549,860	$4,265,493	$4,265,493
Equity compensation	14,090,739	13,381,657	4,571,981	3,149,547	2,058,537
Cash settlement of PSU cycles in progress	13,799,193	2,763,589	1,902,218	1,902,218	1,902,218
Cash settlement of RSU and retention grants	10,502,240	750,160	906,475	906,475	437,625
Cash settlement of Deferred Income Plan	3,498,870	855,636	12,263,892	10,030,038	9,690,872
Pension benefit	55,006,689	15,101,718	12,606,596	13,666,155	12,413,961
Savings Plan benefit	2,369,566	577,261	724,929	2,282,469	582,516
Continuation of insurance coverage	65,329	78,948	53,971	75,267	53,235
Other benefits and perquisites	1,061,507	570,391	608,442	455,125	590,693
Tax gross-up	31,883,809	17,085,631	10,618,035	7,972,607	6,285,445
Sub-Total	$146,750,595	$57,221,874	$48,806,399	$44,705,394	$38,280,595
Less: vested pension and savings plan benefits and accumulated deferred compensation	(32,005,862)	(2,419,307)	(14,447,484)	(17,746,969)	(16,730,557)
Amount Triggered due to Termination	$114,744,733	$54,802,567	$34,358,915	$26,958,425	$21,550,038

Mr. Campbell

Mr. Campbell’s contract provides that in a Change in Control termination, he would earn a severance benefit that includes his accrued termination year bonus, plus three times the sum of; 1) His annual base salary, plus 2) The greater of his target bonus or his highest annual incentive compensation award during the last three fiscal years. In addition, he would receive a bonus that would otherwise have been paid only at age 65 and only based on achievement of performance goals.

Mr. Campbell’s “equity compensation” would vest immediately, including all outstanding restricted stock and stock options. In addition, this number also includes a cash payment of the economic value of certain outstanding stock options. “Cash settlement of PSU cycles in progress” includes full vesting of his outstanding performance share unit grants. “Cash settlement of RSU and Retention Grants” includes full vesting of all outstanding restricted share units and retention award grants.

The cash settlement of Mr. Campbell’s deferred income account would be augmented by three times the estimated 2006 dividends.

Mr. Campbell’s pension and savings plan benefit would be calculated assuming an additional three years of age, service, and compensation credit. Mr. Campbell would be paid an amount equal to three times the current year’s benefit (company contribution) to continue medical, disability, and life insurance coverage. He would continue his financial planning benefit, club memberships, and automobile costs for three years following termination of employment. He would also receive outplacement assistance which includes: office space, furniture, and a personal assistant for up to one year following termination, as well as an amount payable to the executive under the Survivor Benefit Plan.

In this scenario, the company would also gross-up payments to cover the executive’s excise taxes determined in accordance with Section 280G of the tax code.

Mr. French

Mr. French’s contract provides that in a Change in Control termination, he would earn a severance benefit that includes three times the sum of: 1) His annual base salary, plus 2) The greater of his target bonus or his highest annual incentive compensation award during the last three fiscal years. He would also receive his accrued termination year bonus.

In this scenario, Mr. French’s “equity compensation” would immediately become vested. This would include outstanding restricted stock and the exercise value, or “spread”, of all unvested stock options. In addition, this number also includes a cash payment of the economic value of all outstanding stock options. “Cash settlement of PSU cycles in progress” includes full vesting of his outstanding performance share unit grants. “Cash settlement of RSU and Retention Grants” includes full vesting of the outstanding shares from Mr. French’s restricted share unit grant.

The cash settlement of Mr. French’s deferred income account would be augmented by three times the estimated 2006 dividends.

Mr. French’s pension and savings plan benefit would be calculated assuming an additional three years of age and service and compensation credit. Mr. French would be paid an amount equal to three times the current year’s benefit (company contribution) to continue medical, disability, and life insurance coverage. He would continue his financial planning benefit, club memberships, and automobile costs for three years following termination of employment. He would also receive outplacement assistance which includes: office space, furniture, and a personal assistant for up to one year following termination, as well as an amount payable to the executive under the Survivor Benefit Plan.

In this scenario, the company would also gross-up payments to cover the executive’s excise taxes determined in accordance with Section 280G of the tax code.

Mr. Butler

Mr. Butler’s contract provides that in a Change in Control termination, he would earn a severance benefit that includes three times the sum of: 1) His annual base salary, plus 2) The greater of his target bonus or his highest annual incentive compensation award during the last three fiscal years. He would also receive his accrued termination year bonus.

In this scenario, Mr. Butler’s “equity compensation” would immediately become vested. This would include outstanding restricted stock and the exercise value, or “spread”, of all unvested stock options. In addition, this number also includes a cash payment of the economic value of all outstanding stock options. “Cash settlement of PSU cycles in progress” includes full vesting of his outstanding performance share unit grants. “Cash settlement of RSU and Retention Grants” includes full vesting of the outstanding shares from Mr. Butler’s restricted share unit and retention award grants.

The cash settlement of his deferred income account would be augmented by three times the estimated 2006 dividends.

Mr. Butler’s pension and savings plan benefit would be calculated assuming an additional three years of age and service and compensation credit. He would be paid an amount equal to three times the current years benefit (company contribution) to continue medical, disability, and life insurance coverage. Also, he would continue his financial planning benefit, club memberships, and automobile costs for three years following termination of employment. He would also receive outplacement assistance which includes: office space, furniture, and a personal assistant for up to one year following termination, as well as an amount payable to the executive under the Survivor Benefit Plan.

In this scenario, the company would also gross-up payments to cover the executives’ excise taxes determined in accordance with Section 280G of the tax code.

Ms. Howell

Ms. Howell’s contract provides that in a Change in Control termination, she would earn a severance benefit that includes three times the sum of: 1) Her annual base salary, plus 2) The greater of her target bonus or her highest annual incentive compensation award during the last three fiscal years. She would also receive her accrued termination year bonus.

In this scenario, Ms. Howell’s “equity compensation” would immediately become vested. This would include outstanding restricted stock and the exercise value, or “spread”, of all unvested stock options. In addition, this number also includes a cash payment of the economic value of certain outstanding stock options. “Cash settlement of PSU cycles in progress” includes full vesting of his outstanding performance share unit grants. “Cash settlement of RSU and Retention Grants” includes full vesting of the outstanding shares from Ms. Howell’s restricted share unit and retention award grants.

The cash settlement of her deferred income account would be augmented by three times the estimated 2006 dividends.

Ms. Howell’s pension and savings plan benefit would be calculated assuming an additional three years of age and service and compensation credit. She would be paid an amount equal to three times the current years benefit (company contribution) to continue medical, disability, and life insurance coverage. Also, she would continue her financial planning benefit, club memberships, and automobile costs for three years following termination of employment. She would also receive outplacement assistance which includes: office space, furniture, and a personal assistant for up to one year following termination, as well as an amount payable to the executive under the Survivor Benefit Plan.

In this scenario, the company would also gross-up payments to cover the executives’ excise taxes determined in accordance with Section 280G of the tax code.

Mr. O’Donnell

Mr. O’Donnell’s contract provides that in a Change in Control termination, he would earn a severance benefit that includes three times the sum of: 1) His annual base salary, plus 2) The greater of his target bonus or his highest annual incentive compensation award over the past three years. He would also receive his accrued termination year bonus.

In this scenario, Mr. O’Donnell’s “equity compensation” would immediately become vested. This would include outstanding restricted stock and the exercise value, or “spread”, of all unvested stock options. “Cash settlement of PSU cycles in progress” includes full vesting of his outstanding performance share unit grants. “Cash settlement of RSU and Retention Grants” includes full vesting of the outstanding shares from Mr. O’Donnell’s restricted share unit grant.

The cash settlement of his deferred income account would be augmented by three times the estimated 2006 dividends.

Mr. O’Donnell’s pension and savings plan benefit would be calculated assuming an additional three years of age and service and compensation credit. He would be paid an amount equal to three times the current years benefit (company contribution) to continue medical, disability, and life insurance coverage. Also, he would continue his financial planning benefit, club memberships, and automobile costs for three years following termination of employment. He would also receive outplacement assistance which includes: office space, furniture, and a personal assistant for up to one year following termination, as well as an amount payable to the executive under the Survivor Benefit Plan.

In this scenario, the company would also gross-up payments to cover the executives’ excise taxes determined in accordance with Section 280G of the tax code.

Equity Compensation Plan Information

The following table sets forth as of the end of Textron’s 2006 fiscal year for all Textron compensation plans previously approved by shareholders and Textron compensation plans not previously approved by shareholders (a) the number of securities to be issued upon the exercise of outstanding options, warrants and rights, (b) the weighted-average exercise price of the outstanding options, warrants and rights and (c) the number of securities remaining available for future issuance under the plans other than securities to be issued upon the exercise of the outstanding options, warrants and rights.

	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	6,639,000	(1)	$63.77	4,194,049 (3)
Equity compensation plans not approved by security holders	90,000	(2)	N/A	0
Total	6,729,000		$63.77	4,194,049

(1)   Includes 1,219,000 unvested shares that may be issued under previously granted restricted stock.

(2)   Represents unvested shares that may be issued under previously granted restricted stock.

(3)   Includes 656,951 shares of restricted stock that remain available for future grant.

As of March 1, 2007, 5,865,572 shares of the Company’s common stock were issuable upon exercise of outstanding options (with a weighted-average exercise price of $68.57 per share and a weighted-average remaining contractual life of 6.64 years), and 1,384,107 shares of Company common stock were potentially issuable upon vesting of outstanding restricted stock awards. These figures include the shares granted on or before March 1, 2007. Approximately 2,631,994 options and 436,055 restricted shares remain available for issuance under the 1999 Plan as of March 1, 2007.

Each non-employee director receives 1,000 restricted shares of Textron common stock upon joining the Board. Except in the case of the director’s death or disability, or a change in control, the director may not sell or transfer the shares until he or she has completed all of his or her successive terms as a director and at least five years of Board service.

Transactions with Management and Others

Under Textron’s Corporate Governance Guidelines, all related party transactions are subject to approval or ratification by the Nominating and Corporate Governance Committee. Related party transactions, referred to as “Interested Transactions with Related Parties” under the Guidelines, are generally defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which the company is a participant, in which the aggregate amount involved in any calendar year exceeds or is expected to exceed $100,000 and an executive officer, director, nominee or greater than 5% beneficial holder or immediate family member of the foregoing has or will have a direct or indirect interest. Since the beginning of Textron’s 2006 fiscal year, it has not engaged in any related party transactions that are required to be disclosed under SEC rules.

APPROVAL OF THE TEXTRON INC. SHORT-TERM INCENTIVE PLAN

On February 28, 2007, the Board of Directors adopted, subject to shareholder approval, The Textron Inc. Short-Term Incentive Plan (the “Short-Term Plan”) as part of a continuing program to attract, retain and motivate key employees. The principal features of the Annual Incentive Plan are described below.

The Textron Inc. Short-Term Incentive Plan (“the Short-Term Plan”) has materially the same components as the current Annual Incentive Plan, which will terminate if the Short-Term Plan is approved by shareholders. The Short-Term Plan would permit the awarding of cash bonuses to employees based on the achievement of pre-established performance goals. The purpose of the Short-Term Plan is to motivate certain employees of Textron and its subsidiaries to attain and maintain the highest standards of performance. The Short-Term Plan also allows for Textron to be competitive in the marketplace to attract and retain talented employees.

The Short-Term Plan contains modified terms and conditions in order to ensure that compensation paid to executive officers under the Short-Term Plan will qualify as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The elements of the Short-Term Plan have been written to maximize the deductibility of compensation under Section 162(m). The maximum amount payable to any participant for any plan year is $4,000.000.

The Short-Term Plan will be administered by the Organization and Compensation Committee (the “O&C Committee”), which may delegate its responsibilities under the Short-Term Plan to the extent consistent with its charter and, where applicable, the requirements of Section 162(m) of the Code. The O&C Committee will have the responsibility to select the participants, establish award opportunities, and determine the terms and conditions of each award, in addition to other responsibilities. No later than 90 days after the commencement of each plan year (or, if earlier, before 25% of a performance period shorter than a plan year has elapsed), the O&C Committee will establish objective written performance goals for each executive officer. Such performance goals will be selected from among the following: operating cash flows from continuing operations, operating working capital, free cash flow, revenues, segment profit, corporate expenses, special charges, gain (loss) on sale of business, income from continuing operations, net income, EBITDA—earnings before interest, taxes. Depreciation and Amortization, EBIT—earnings before interest and taxes, EPS—earnings per share, as adjusted EPS, ROA—return on assets, ROS—return on sales, ROE—return on equity, ROIC—return on invested capital, WACC—weighted average cost of capital, total shareholder return, stock price appreciation, growth in managed assets, organic growth, cost performance, net cost reductions, inventory turns, selling and administrative expense as a percentage of sales, days sales outstanding, ratio of income to fixed charges, segment profit margins, total profit margin, EVA—economic value added, intrinsic value and effective income tax rate. Similar goals will be used by the O&C Committee or its designee with respect to employees who are not executive officers.

Following the end of each plan year or other performance period, the O&C Committee will certify the extent to which performance goals have been achieved and compute the final amounts to be paid to each participant. With respect to any amounts intended to qualify as performance-based compensation under Section 162(m) of the Code, the O&C Committee is only authorized to exercise negative discretion to reduce or eliminate awards, and may not exercise positive discretion to increase awards. Final awards are to be paid in a cash lump sum to each participant no later than March 15 of the succeeding plan year. In the event of the termination of a participant’s employment for any reason during a plan year, the participant will forfeit any right to a bonus under the plan for such year, although the O&C Committee reserves the right in such circumstances to pay a pro rata bonus in its discretion.

Because the O&C Committee exercises discretion in determining the amounts that may become payable to each individual who may be designated to participate in the Short-Term Plan, the amount of any future benefits that may be allocated to any one individual or group of individuals under the Short-Term Plan is not presently determinable.

The above summary is intended to serve as an overview of some of the primary components of the Short-Term Plan. Please refer to the copy of the Plan attached hereto as Appendix B.

The Board of Directors recommends a vote FOR approval of the adoption of the Textron Inc. Short-Term Incentive Plan (Item 6 on the proxy card).

APPROVAL OF THE TEXTRON INC. 2007 LONG-TERM INCENTIVE PLAN

On February 28, 2007, the Board of Directors adopted, subject to shareholders approval, the Textron Inc. 2007 Long-Term Incentive Plan (the “2007 Plan”) as part of a continuing program to attract, retain and motivate key employees since 1982. Textron’s employee benefit programs have included long-term incentive plans approved by the shareholders with the current plan being approved by the shareholders in 1999. Through the grant of awards based on Textron’s long-term performance, these plans have increased the personal involvement of officers and other selected employees in Textron’s continued growth and success. If the 2007 Plan is approved by the shareholders, it would become effective on April 25, 2007, and replace the current Textron 1999 Long-Term Incentive Plan (“the 1999 Plan”), under which no further awards would be made. The 2007 Plan has materially the same components as the 1999 Plan. The principal features of the 2007 Plan are described below.

The number of shares of Textron common stock (“Shares”) remaining available for grant under the 1999 Plan is not sufficient for the next few years of long-term awards. The 2007 Plan authorizes the issuance of up to 6,000,000 Shares, 1,500,000 of which may be issued in connection with full-value awards such as restricted stock, restricted stock units, performance stock, and performance share units. The remaining 4,500,000 Shares may be issued pursuant to stock options or stock appreciation rights under the 2007 Plan. Only awards settled in Shares will count against these totals. No remaining Shares available for grant from the 1999 Plan will be brought forward to add to this total, although any Shares that become available for issuance upon cancellation, forfeiture, or expiration of awards granted under the 1999 Plan without having been exercised or settled will be added to the totals referred to above. In the case of awards under the 2007 Plan that are denominated and intended to be settled in Shares but which are forfeited or cancelled or otherwise expire without having been exercised or settled in Shares, the corresponding Shares again will be available for issuance under the 2007 Plan.

The 2007 Plan updates terms and conditions from the 1999 Plan, particularly with regard to Section 409A of the Code. In addition, the provisions of the plan have been designed to allow maximum deductibility of compensation under Section 162(m) of the Code. The 2007 Plan is intended to comply with the performance-based compensation exception under Section 162(m) of the Code; provided, however, that in the event the Committee determines that compliance with such exception is not desired with respect to a particular award (or portion of an award), such compliance will not be required.

The 2007 Plan will be administered by the O&C Committee. The Committee will have the responsibility to select the Plan participants, grant awards to eligible participants, and determine the terms and conditions of each award, in addition to other responsibilities specified in the 2007 Plan. The O&C Committee has the authority to determine the effect of a Change of Control (as defined in the 2007 Plan) on vesting, exercisability, settlement, payment or lapse of restrictions applicable to an award, which effect may be specified in the applicable award document or determined at a later time. Generally, unless the applicable award document provides otherwise, upon a Change of Control (a) all options and stock appreciation rights will become immediately exercisable, (b) all restrictions applicable to restricted stock and restricted stock units will lapse, (c) the performance goals applicable to performance stock, performance share units and other performance-based awards will be deemed satisfied at target levels and

(d) the vesting of all other awards denominated in Shares will be accelerated. The O&C Committee also will make equitable adjustments in its sole discretion to the number and kind of Shares authorized for issuance under the 2007 Plan, the special limits contained in the 2007 Plan, the number of Shares subject to outstanding awards and the exercise price of such awards in the event of a stock split, reverse stock split, stock dividend, recapitalization or other enumerated transaction.

The 2007 Plan authorizes the grant of stock options, stock appreciation rights, restricted stock, performance stock, restricted stock, restricted stock units, performance share units and other awards. In addition to the aggregate limits referred to above, (a) no more than 200,000 Shares may be made subject to stock options or stock appreciation rights granted to a participant in any calendar year, (b) no more than 200,000 Shares may be granted to a participant in any calendar year in connection with awards to be settled in Shares other than stock options or stock appreciation rights, (c) no more than $15 million may be paid to any participant in any calendar year with respect to awards settled in cash, and (d) a maximum of 5% of the Shares available under the 2007 Plan may be issued as restricted stock, restricted stock units, performance stock or performance share units not subject to the minimum vesting conditions described below.

The O&C Committee may determine to apply performance criteria to awards under the 2007 Plan, and may designate awards as intended to qualify as performance-based compensation under Section 162(m) of the Code.

The 2007 Plan sets forth the following performance criteria that the O&C Committee may apply to performance-based awards: operating cash flows from continuing operations, operating working capital, free cash flow, revenues, segment profit, corporate expenses, special charges, gain (loss) on sale of business, income from continuing operations, net income, EBITDA—earnings before interest, taxes, depreciation and amortization, EBIT—earnings before interest and taxes, EPS—earnings per share, as adjusted EPS, ROA—return on assets, ROS—return on sales, ROE—return on equity, ROIC—return on invested capital, WACC—weighted average cost of capital, total shareholder return, stock price appreciation, growth in managed assets, organic growth, cost performance, net cost reductions, inventory turns, selling and administrative expense as a percentage of sales, days sales outstanding, ratio of income to fixed charges, segment profit margins, total profit margin, EVA—economic value added, intrinsic value, and effective income tax rate in each case determined in accordance with generally accepted accounting principles (subject to modifications approved by the Committee) consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof.

The 2007 Plan permits the payment of dividends and dividend equivalents with respect to awards other than stock options and stock appreciation rights. Except as specifically authorized by Textron’s stockholders, no stock option or stock appreciation right may be directly or indirectly repriced.

Stock options granted under the 2007 Plan may be nonqualified options or options intended to qualify as incentive stock options under Section 422 of the Code. Except in the case of certain substitute awards, the exercise price of a stock option granted under the 2007 Plan may not be less than the closing price of a Share on the date of grant. No stock option granted under the 2007 Plan may have a term in excess of ten years, and stock options intended to qualify as incentive stock options are subject to additional restrictions and limitations.

Restricted stock and restricted stock units represent, respectively, Shares and the right to receive Shares or the cash value thereof, in each case subject to the holder’s continued employment by Textron and other terms and conditions. Under the terms of the 2007 Plan, restricted stock and restricted stock units intended to be settled in Shares that are granted without performance conditions generally may not vest earlier than on the third anniversary of grant. Restricted stock units may be settled in Shares, cash or a combination of Shares and cash.

A stock appreciation right issued pursuant to the 2007 Plan entitles the holder, upon exercise, to receive the excess of the closing price of a Share on the date of exercise over the grant price per Share. Under the terms of the 2007 Plan, stock appreciation rights may be granted alone or in tandem with stock options and may be settled in Shares, cash or a combination of Shares and cash. The per Share grant price of a stock appreciation right granted under the 2007 Plan may not be less than the closing price of a Share on the date of grant.

Performance shares and performance share units represent respectively, Shares, and a right to receive Shares or the cash value thereof, subject to the satisfaction of performance criteria and other terms and conditions. Under the terms of the 2007 Plan, such awards may not vest prior to the first anniversary of grant.

The number of options and other awards that an individual may receive under the 2007 Plan is in the discretion of the O&C Committee and therefore cannot be determined in advance. As of the date of this Proxy Statement, no awards have been granted under the 2007 Plan.

U.S. Federal Income Tax Consequences

Nonqualified Stock Options and Stock Appreciation Rights.   A participant will not recognize taxable income upon the grant of a nonqualified stock option or stock appreciation right. Upon exercise, the participant will recognize ordinary income equal to the amount the fair market value of the Shares on the exercise date exceeds the exercise or grant price. In the case of stock options or stock-settled stock appreciation rights, upon subsequent sale of the acquired Shares, any additional gain or loss will be capital gain or loss, long-term if the shares have been held for more than one year.

Incentive Stock Options.   A participant will not recognize taxable income when an incentive stock option is granted or exercised. However, the excess of the fair market value of the covered Shares over the exercise price on the date of exercise is an item of tax preference for alternative minimum tax purposes. If the participant exercises the option and holds the acquired Shares for more than two years following the date of option grant and more than one year after the date of exercise, the difference between the sale price and exercise price will be taxed as long-term capital gain or loss. If the participant sells the acquired Shares before the end of the two-year and one-year holding periods, he or she generally will recognize ordinary income at the time of sale equal to the fair market value of the Shares on the exercise date (or the sale price, if less) minus the exercise price of the option. Any additional gain will be capital gain, long-term if the Shares have been held for more than one year.

Restricted Stock, Restricted Stock Units, Performance Stock, Performance Units.   A participant will not recognize taxable income upon the grant of restricted stock, restricted stock units, performance stock, or performance stock units. Instead, the participant will recognize ordinary income at the time of vesting equal to the fair market value of the Shares (or cash) received minus any amounts the participant paid. Any subsequent gain or loss will be capital gain or loss, long-term if the Shares have been held for more than one year. For restricted stock only, the participant may instead elect to be taxed at the time of grant. If the participant makes such an election, the one year long-term capital gains holding period begins on the date of grant.

Tax Effect for Textron.   Textron generally will receive a deduction for any ordinary income recognized by a participant with respect to an award. However, special rules limit the deductibility of compensation paid to named executive officers. Under Section 162(m) of the Code, the annual compensation paid to named executive officers may not be deductible to the extent it exceeds $1,000,000. However, Textron may preserve the deductibility of compensation over $1,000,000 if certain conditions are met. These conditions include stockholder approval of the 2007 Plan, setting limits on the number of shares that may be issued pursuant to awards, and, for awards other than options and stock appreciation rights, establishing performance criteria that must be met before the award will be paid or vest. As described above, the 2007

Plan has been designed to permit the O&C Committee to grant awards that qualify as “performance-based compensation” for purposes of Section 162(m). This means the value of these awards may be excluded from the $1,000,000 calculation.

The foregoing is not to be considered as tax advice to any person who may be a participant, and any such persons are advised to consult their own tax counsel. The foregoing is intended to be a general discussion and does not cover all aspects of an individual’s unique tax situation, such as the tax consequences of deferred compensation or state and local taxes.

The above summary is intended to serve as an overview of some of the primary components of the 2007 Plan. For additional detail, refer to the copy of the 2007 Plan attached hereto as Appendix C.

The Board of Directors recommends a vote FOR approval of the adoption of the Textron Inc. 2007 Long-Term Incentive Plan (Item 7 on the proxy card).

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee has appointed the firm of Ernst & Young LLP to audit Textron’s consolidated financial statements for 2006, and as a matter of good corporate governance the Board is asking shareholders to ratify of the appointment of Ernst & Young LLP as independent auditors for 2007. If this resolution is defeated, the Audit Committee will reconsider its selection. A representative of Ernst & Young LLP will be present at the annual meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Fees to Independent Auditors

The following table presents fees billed for professional services rendered by Ernst & Young LLP for the audit of Textron’s annual financial statements, the reviews of the financial statements in Textron’s Form 10-Q, and other services in connection with statutory and regulatory filings and engagements for 2006 and 2005 and fees billed in 2006 and 2005 for audit-related services, tax services and all other services rendered by Ernst & Young LLP.

	2006	2005
Audit Fees	$10,319,000	$10,818,000
Audit-Related Fees(1)	2,739,000	$3,501,000
Tax Fees(2)	907,000	$636,000
All Other Fees	0	$0

(1)          Audit-related fees include fees for employee benefit plan audits, due diligence relating to acquisitions and dispositions, attest services not required by statute or regulation, and consultations concerning financial accounting and reporting matters not classified as audit.

(2)          Tax fees include fees for tax services relating to consultations, compliance, dispositions, and expatriate services.

Under the Audit and Non-Audit Services Pre-Approval Policy adopted by the Audit Committee, all audit and non-audit services to be performed by the independent auditor for Textron require pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members. Any pre-approvals pursuant to delegated authority shall be reported to the Audit Committee at its next scheduled meeting. The Audit Committee cannot delegate pre-approval authority to management.

All audit-related services, tax services and other services for 2006 were pre-approved by the Audit Committee, which determined that such services would not impair the independence of the auditor and are consistent with the Securities and Exchange Commission’s rules on auditor independence.

The Board of Directors recommends a vote FOR ratification of the appointment by the Audit Committee of Ernst & Young LLP (Item 8 on the proxy card).

SHAREHOLDER PROPOSALS

Shareholder Proposal Relating to a Report Related to Foreign Military Sales

The Sisters of Charity of the Blessed Virgin Mary, BVM, Mercy Investment Program, Dominican Sisters of Hope, the Corporation of the Convent of the Sisters of Saint Joseph, the Sisters of St. Francis of Philadelphia, and the School Sisters of Notre Dame of St. Louis, have notified Textron that they intend to propose the following resolution at the 2007 annual meeting of shareholders (the addresses of, and the number of shares held by, each of the proponents can be obtained upon request from Textron’s corporate secretary):

WHEREAS the United States exports weapons and related military services through foreign military sales (government-to-government), direct commercial weapons sales (U.S. companies to foreign buyers), equipment leases, transfers of excess defense material and emergency drawdowns of weaponry.

The U.S. ranked first in arms transfer deliveries with developing nations, including those in the Near East and Asia, with $7.746 billion for 2005. The weapons sold range from ammunition to tanks, combat aircraft, missiles and submarines. [These figures were taken from The Department of Defense Security Assistance Agency’s “Facts Book” release at the end of fiscal year 2005, September 30, 2005. A listing of countries located in the regions defined for the purpose of this analysis—Asia, near East, Latin America, and Africa—is provided at the end of the report “Conventional Arms Transfers to Developing Nations, 1997-2004”, Congressional Research Service, 8-29-05. http://www.fas.org/sgp/crs/natsce/RL33051.pdf]

In a number of recent United States combat engagements (e.g., the first Gulf War, Somalia, Afghanistan and Iraq), our troops faced adversaries who had previously received U.S. weapons or military technology.

In Fiscal Year 2005, Textron was ranked as 15th largest Department of Defense contractor with nearly $2.2 billion in contracts. (100 Companies Receiving the Largest Dollar Volume of Prime Contract  Awards—Fiscal Year 2005, Government Executive, August 15, 2006)

RESOLVED:  Shareholders request that, within six months of the annual meeting, the Board of Directors provide a comprehensive report, at reasonable cost and omitting proprietary and classified information, of Textron’s foreign sales of weapons-related products and services, including depleted uranium hardened weapons/systems.

SUPPORTING STATEMENT

We believe it is reasonable that the report include:

1.     Processes used to determine and promote foreign sales e.g. Israel, Saudi Arabia, Egypt and other Middle East Countries;

2.     Criteria for choosing countries with which to do business, including selling weapon components and technology and subcontracting arms manufacturing and assembly overseas; (Arms without Borders, Amnesty International USA)

3.     Procedures used to negotiate foreign arms sales, government-to-government and direct commercial sales and the percentage of sales for each category;

4.     Categories of military equipment or components, including dual use items exported for the past three years, with as much statistical information as permissible; contracts for servicing/maintaining equipment; depleted uranium hardened weapons/systems; offset agreements; and licensing and/or co-production with foreign governments.

We believe with the American Red Cross that “the greater the availability of arms, the greater the violations of human rights and international humanitarian law.” Global security is the security of all people. Several times in our recent history, we’ve seen weapons sold to one country result in a threat to our own security. We know, too, that there is an increase in human rights abuses inflicted on women and children, people of minority ethnicities, NGOs offering medical services and, now, injuries, torture and death of employees of private military corporations contracted to the DOD (e.g. Iraq).

The Board of Directors recommends a vote AGAINST the adoption of this shareholder proposal.

The Board believes that this proposal is contrary to the best interests of Textron, its shareholders and its employees.

Textron is subject to the laws and regulations of the United States Government which restrict the export of military goods, software and technology. A foreign military sale may be made only when the United States Government has determined that the sale is consistent with the national security, foreign policy and economic interests of the United States. Textron has in place extensive procedures to ensure that all foreign military sales are made in strict compliance with all applicable United States laws and regulations. While Textron reserves the right to refuse to make a particular foreign military sale, the Board believes that Textron generally should rely on the approval process for such sales established by our elected representatives and government officials.

Accordingly, the Board of Directors recommends a vote AGAINST this proposal (Item 9 on the proxy card).

OTHER MATTERS TO COME BEFORE THE MEETING

The Board of Directors does not know of any matters which will be brought before the meeting other than those specifically set forth in the notice thereof. If any other matter properly comes before the meeting, it is intended that the persons named in and acting under the enclosed form of proxy or their substitutes will vote thereon in accordance with their best judgment.

SHAREHOLDER PROPOSALS AND OTHER MATTERS FOR 2008 ANNUAL MEETING

Shareholder proposals to be conisdered for inlcusion in the proxy statement and form of proxy relating to the 2008 annual meeting of shareholders must be received by Textron on or before November 20, 2007.

In order for a shareholder to bring other business before a shareholder meeting, timely notice must be received by Textron in advance of the meeting. Under Textron’s By-Laws, such notice must be received not less than 90 nor more than 120 days before the anniversary date of the immediately preceding annual meeting of shareholders (but if the annual meeting is called for a date that is not within 30 days of the anniversary date, then the notice must be received within 10 days after notice of the meeting is mailed or other public disclosure of the meeting is made) or between December 27, 2007, and January 26, 2008, for the 2008 annual meeting. The notice must include a description of the proposed business, the reasons therefor, and other specified matters. These requirements are separate from the requirements a shareholder must meet to have a proposal included in Textron’s proxy statement. These time limits also apply in determining whether notice is timely for purposes of rules adopted by the Securities and Exchange Commission relating to the exercise of discretionary voting authority by Textron.

DELIVERY OF DOCUMENTS TO SHAREHOLDERS SHARING AN ADDRESS

The broker, bank or other nominee for any shareholder who is a beneficial owner, but not the record holder, of the Company’s shares may deliver only one copy of the Company’s proxy statement and annual report to multiple shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit their request to the Company by telephone at (401) 457-2353 or by submitting a written request to the corporate secretary at Textron Inc., 40 Westminster Street, Providence, Rhode Island 02907. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

By order of the Board of Directors,

Frederick K. Butler
Vice President Business Ethics and
Corporate Secretary
March 19, 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, PLEASE VOTE YOUR PROXY VIA INTERNET OR TELEPHONE (SEE ENCLOSED PROXY CARD) OR FILL IN, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENVELOPE PROVIDED.

Appendix A

Independence of Directors

Generally.   No more than three of the Directors will not be independent Directors as such term is defined in the listing standards of the Company and the NYSE as set forth below.

Definition of “Independence”.   Under the NYSE standards, no Director qualifies as “independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). In addition, a Director is not independent if:

(a)          the Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

(b)         the Director has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $100,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(c)          (i) the Director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor; (ii) the Director is a current employee of such a firm, (iii) the Director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or (iv) the Director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

(d)         the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executives at the same time serves or served on that company’s compensation committee; and

(e)          the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years exceeds the greater of $1 million and 2% of such other company’s consolidated gross revenues.

Categorical Standards of Independence.   The Board of Directors has determined that the following relationships will not be considered material relationships that would impair a Director’s independence:

I.   Business Relationships.

(a)          The Company does business with a Director’s business affiliate or the business affiliate of an immediate family member of a Director for goods or services, or other contractual arrangements, in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons and the annual revenues or purchases from such business affiliate are less than the greater of $500,000 and 1% of such person’s consolidated gross revenues;

(b)         A company (of which a Director or an immediate family member is an officer) does business with the Company and the annual sales to, or purchases from, the Company during such other

A-1

company’s preceding fiscal year are less than the greater of $500,000 and 1% of the gross annual revenues of such other company;

(c)          A law firm of which a Director or an immediate family member is a partner or of counsel performs legal services for the Company, the Director or the immediate family member does not personally perform any legal services for the Company, and the annual payments to such law firm are less than the greater of $500,000 and 1% of such law firm’s consolidated gross revenues;

(d)         An investment bank or consulting firm of which a Director or an immediate family member is a partner or of counsel performs investment banking or consulting services for the Company, the Director or the immediate family member does not personally perform any investment banking or consulting services for the Company and the annual payments to such investment bank or consulting firm are less than the greater of $500,000 and 1% of such investment bank’s or consulting firm’s consolidated gross revenues; and

(e)          The Director serves on a regularly constituted advisory board of the Company, for which such Director receives standard fees of no more than $50,000 per annum.

II.   Relationships with Not-for-Profit Entities.

(a)          A foundation, university or other not-for-profit organization of which a Director or immediate family member is an officer, director or trustee receives from the Company contributions in an amount which does not exceed the greater of $100,000 or 1% of the not-for profit organization’s aggregate annual charitable receipts during the entity’s preceding fiscal year. (The Company’s automatic matching of employee charitable contributions are not included in the Company’s contributions for this purpose.)

Definition of “Immediate Family Member.”   For purposes of the independence standards described above, an “immediate family member” includes a person’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home. When applying the “look-back” provisions above, the Company need not consider individuals who are no longer immediate family members as a result of legal separation or divorce, or those who have died or become incapacitated.

Standard of Independence for Audit Committee Membership.   Also, under NYSE and Securities Exchange Commission requirements, to be considered independent for purposes of serving on the Audit Committee, a Director may not directly or indirectly, other than in his or her capacity as a member of the Board or any of its Committees, accept any compensatory fee from Textron or any of its subsidiaries or be an affiliated person of the Company or any of its subsidiaries.

Director Disclosure and Board Determination.   Each Director is required to disclose to the Company certain relationships between and among that Director, the Company, and senior management of the Company in order to allow for an appropriate determination of that Director’s independence. Each Director shall promptly disclose to the Secretary of the Board, who will then notify the Chairman of the Board and the Chair of the Nominating and Corporate Governance Committee with respect to, any change in circumstances that may affect his or her independence.

The determination that a Director is independent or eligible to serve on the Audit Committee shall be made by the Board following a review of all relevant information and a recommendation by the Nominating and Corporate Governance Committee; such determination shall be made by the Board at least annually and at the next Board meeting after the Board receives information from or in connection with a Director indicating a significant change in information previously received.

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Appendix B

TEXTRON INC. SHORT-TERM INCENTIVE PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE

1.1   Establishment of the Plan.   Textron Inc., a Delaware company (the “Company”), hereby establishes a short-term incentive compensation plan to be known as the Textron Inc. Short-Term Incentive Plan (the “Plan”). The Plan permits the awarding of cash bonuses to Employees (as defined below), based on the achievement of performance goals that are pre-established by the Board of Directors of the Company (the “Board”) or by the Committee (as defined below).

Upon approval by the Board, subject to approval by the shareholders of the Company at the 2007 annual general meeting of shareholders, the Plan shall become effective as of January 1, 2007 and continue until December 31, 2016, unless terminated earlier as set forth in Section 10.

1.2   Purpose.   The purposes of the Plan are to (i) provide greater motivation for certain employees of the Company and its Subsidiaries (as defined below) to attain and maintain the highest standards of performance, (ii) attract and retain employees of outstanding competence, and (iii) direct the energies of employees towards the achievement of specific business goals established for the Company and its Subsidiaries.

The purposes of the Plan shall be carried out by the payment to Participants (as defined below) of short-term incentive cash awards, subject to the terms and conditions of the Plan. All compensation payable under this Plan to Participants who are Executive Officers (as defined below) is intended to be deductible by the Company under Section 162(m) of the Code (as defined below).

SECTION 2. DEFINITIONS

As used in the Plan, the following terms shall have the meanings set forth below (unless otherwise expressly provided).

“Award Opportunity” means the various levels of incentive awards which a Participant may earn under the Plan, as established by the Committee pursuant to Section 5.1.

“Base Salary” shall mean the regular annualized base salary (determined as of January 1 of each Plan Year with respect to Executive Officers) earned by a Participant during a Plan Year prior to any salary reduction contributions made to any deferred compensation plans sponsored or maintained by the Company or by any Subsidiary; provided, however, that Base Salary shall not include awards under this Plan, any bonuses, equity awards, the matching contribution under any plan of the Company or any of its Subsidiaries (as applicable) providing such, overtime, relocation allowances, severance payments or any other special awards as determined by the Committee.

“Beneficial Owner” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.

“Board” has the meaning set forth in Section 1.1.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Organization and Compensation Committee of the Board, provided that the Committee shall consist of three or more individuals, appointed by the Board to administer the Plan, pursuant to Section 3, who are “outside directors” to the extent required by and within the meaning of Section 162(m) of the Code, as amended from time to time.

“Company” has the meaning set forth in Section 1.1.

“Effective Date” means the date the Plan becomes effective, as set forth in Section 1.1 herein.

“Employee” means an employee of the Company or a Subsidiary.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

“Executive Officer” means a “covered employee” within the meaning of Section 162(m)(3) of the Code or any other executive designated by the Committee for purposes of exempting compensation payable under the Plan from the deduction limitations of Section 162(m) of the Code.

“Final Award” means the actual award earned during a Plan Year by a Participant, as determined by the Committee at the end of such Plan Year.

“Participant” means an Employee who is participating in the Plan pursuant to Section 4.

“Plan” means this Textron Inc. Short-Term Incentive Plan.

“Plan Year” means the calendar year, commencing on January 1st and ending on December 31st.

“Subsidiary” means any company or corporation in which the Company beneficially owns, directly or indirectly, 50% or more of the securities entitled to vote in the election of the directors of the corporation.

“Target Incentive Award” means the award to be paid to a Participant when performance measures are achieved, as established by the Committee. For an individual, the Target Incentive Award is typically expressed as a percentage of the individual’s Base Salary (as defined above.)

SECTION 3. ADMINISTRATION

The Plan shall be administered by the Committee. Subject to the limitations set forth in the Plan, the Committee shall: (i) select from the Employees of the Company and its Subsidiaries, those who shall participate in the Plan, (ii) establish Award Opportunities in such forms and amounts as it shall determine, (iii) impose such limitations, restrictions, and conditions upon such Award Opportunities as it shall deem appropriate, (iv) interpret the Plan and adopt, amend, and rescind administrative guidelines and other rules and regulations relating to the Plan, (v) make any and all factual and legal determinations in connection with the administration and interpretation of the Plan, (vi) correct any defect or omission or reconcile any inconsistency in this Plan or in any Award Opportunity granted hereunder, and (vii) make all other necessary determinations and take all other actions necessary or advisable for the implementation and administration of the Plan. The Committee's determinations on matters within its authority shall be conclusive and binding upon all parties.

Except with respect to the matters that under Section 162(m) of the Code and Treasury Regulation Section 1.162-27(e) are required to be determined or established by the Committee to qualify awards to Executive Officers under the Plan as qualified performance-based compensation, the Committee shall have the power to delegate to any officer or employee of the Company the authority to administer and interpret the procedural aspects of the Plan, subject to the Plan's terms, including adopting and enforcing rules to decide procedural and administrative issues. To the extent of any such delegation, references to the “Committee” herein shall be deemed to refer to the relevant delegate.

Subject to applicable laws, rules and regulations:  (i) no member of the Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

SECTION 4. ELIGIBILITY AND PARTICIPATION

4.1   Eligibility.   Each Employee who is included in the Plan by the Committee, shall be eligible to participate in the Plan for such Plan Year and all subsequent Plan Years, subject to the limitations of Section 7 herein.

4.2   Participation.   Participation in the Plan shall be determined annually by the Committee based upon the criteria set forth in the Plan. Participation in the Plan during the applicable Plan Year shall be limited to those Employees (“Participants”) who are selected by the Committee. Employees who are eligible to participate in the Plan shall be notified of the performance goals and related Award Opportunities for the relevant Plan Year.

4.3   Right to Reduce or End Eligibility.   The Committee may elect to reduce the Award Opportunity (as described in Section 5.2 herein) or end it altogether for any single Participant or group of Participants at any time.

SECTION 5. AWARD DETERMINATION

5.1   Performance Goals.   Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall approve or establish in writing the performance goals for that Plan Year. Performance goals may include financial and/or non-financial goals.

Performance goals and their relative weight may vary by job. After the performance goals are established, the Committee will align the achievement of the performance goals with the Award Opportunities (as described in Section 5.2 herein), such that the level of achievement at the end of the Plan Year as compared to the pre-established performance goals set at the beginning of the Plan Year will determine the amount of the Final Award. The Committee also shall have the authority to exercise subjective discretion in the determination of Final Awards to reduce or increase a calculated award based on the Committee's qualitative assessment of performance.

The performance period with respect to which awards may be payable under the Plan shall generally be the Plan Year; provided, however, that the Committee shall have the authority and discretion to designate different performance periods under the Plan, in which case references to Plan Year shall be deemed to refer to such other performance period.

5.2   Award Opportunities.   Prior to the beginning of each Plan Year, or as soon as practicable thereafter, the Committee shall establish an Award Opportunity for each Participant. In the event a Participant changes job levels during a Plan Year, the Participant's Award Opportunity may be adjusted to reflect the amount of time at each job level during the Plan Year. In addition, if a Participant changes jobs during the year, the Participant’s goals may change as of the effective date of the job change to reflect the different performance goals. Each job’s performance goals will continue to be assessed on a full-year basis to determine payouts, with the proportion of time in each job applied to determine the final payout amount.

5.3   Adjustment of Performance Goals.   The Committee shall have the right to adjust the performance goals and the Award Opportunities (either up or down) during a Plan Year if it determines that the occurrence of external changes or other unanticipated business conditions have materially affected the fairness of the goals and have unduly influenced the Company's ability to meet them, including without limitation, events such as material acquisitions, changes in the capital structure of the Company, and extraordinary accounting changes. In addition, performance goals and Award Opportunities will be calculated without regard to any changes in accounting standards that may be required by the Financial Accounting Standards Board after such performance goals or Award Opportunities are established. Further, in the event of a Plan Year of less than twelve months, the Committee shall have the right to adjust the performance goals and the Award Opportunities accordingly, at its sole discretion.

5.4   Final Award Determinations.   At the end of each Plan Year, Final Awards shall be computed for each Participant as determined by the Committee. Each Final Award shall be based upon the (i) Participant’s Target Incentive Award percentage, multiplied by his Base Salary and (ii) percent satisfaction of performance goals (as set by the Committee). Final Award amounts may vary above or below the Target Incentive Award, based on the level of achievement of the pre-established performance goals.

5.5   Limitations.   The amount payable to a Participant for any Plan Year shall not exceed U.S. $4,000,000.

SECTION 6. PAYMENT OF FINAL AWARDS

6.1   Form and Timing of Payment.   As soon as practicable after the end of each Plan Year, the Committee shall determine the extent to which the Company and each Participant has achieved the performance goals for such Plan Year, including the specific target objective(s) and the satisfaction of any other material terms of the awards, and the Committee shall approve the amount of each Participant's Final Award for the relevant period. Generally, Final Award payments shall be payable to the Participant, or to his estate in the case of death, in a single lump-sum cash payment, as soon as practicable after the end of each Plan Year, after the Committee, in its sole discretion, has certified in writing the extent to which the specified performance goals were achieved, but in no event later than March 15th of such Plan Year.

6.2   Payment of Partial Awards.   In the event a Participant no longer meets the eligibility criteria as set forth in the Plan during the course of a particular Plan Year, the Committee may, in its sole discretion, compute and pay a partial award for the portion of the Plan Year that an Employee was a Participant. Unless such payment is specifically approved by the Committee, no such payments will be made, and continued service through the end of the Plan Year shall be required to earn an award. Unless the Committee determines otherwise, a Participant who has earned a Final Award with respect to a completed Plan Year who subsequently terminates employment or otherwise ceases eligibility before the date that the Final Award is to be paid shall be paid such Final Award on the scheduled date.

6.3   Unsecured Interest.   No Participant or any other party claiming an interest in amounts earned under the Plan shall have any interest whatsoever in any specific asset of the Company or of any Subsidiary. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.

SECTION 7. TERMINATION OF ELIGIBILITY OR EMPLOYMENT

7.1   Termination of Eligibility.   In the event a Participant ceases to be eligible to participate in the Plan during a Plan Year but remains employed by the Company or a Subsidiary thorough the end of such Plan Year, the Final Award determined in accordance with Section 5.4 herein shall be reduced to reflect participation prior to such cessation of eligibility only. The reduced award shall be based upon the proportionate amount of Base Salary earned during the Plan Year prior to cessation of eligibility.

The Final Award thus determined shall be payable as soon as practicable following certification of the relevant performance goals by the Committee for the Plan Year in which such termination occurs, or sooner (except with respect to Executive Officers), as determined by the Committee in its sole discretion.

7.2   Termination of Employment.   In the event a Participant's employment is terminated for any reason, all of the Participant's rights to a Final Award for the Plan Year then in progress shall be forfeited. However, the Committee, in its sole discretion, may pay a partial award for the portion of that Plan Year that the Participant was employed by the Company, computed as determined by the Committee.

SECTION 8. RIGHTS OF PARTICIPANTS

8.1   Employment.   Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant's employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.

8.2   Nontransferability.   No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge, and bankruptcy.

SECTION 9. EXECUTIVE OFFICERS

9.1   Applicability.   The provisions of this Section 9 shall apply only to Executive Officers and are intended to apply additional terms, conditions and limitations required for amounts payable hereunder to Executive Officers to qualify as performance-based compensation exempt from Section 162(m) of the Code. In the event of any inconsistencies between this Section 9 and the other Plan provisions, the provisions of this Section 9 shall control with respect to Executive Officers.

9.2   Performance Goals and Award Opportunities.   With respect to Executive Officers, objective written performance goals and Award Opportunities for a Plan Year shall be established by the Committee (and the Committee only, with no delegation) (i) while the attainment of the performance goals for the Plan Year is substantially uncertain and (ii) no more than 90 days after the commencement of the Plan Year (or a number of days equal to 25% of the Plan Year, if less). The performance goals applicable to the Executive Officers shall be limited to the performance goals listed below. The Committee may select one or more of the performance goals specified for each Plan Year which need not be the same for each Executive Officer in a given year. Performance goals will be comprised of specified levels of one or more of the following performance criteria as the Committee deems appropriate: operating cash flows from continuing operations, operating working capital, free cash flow, revenues, segment profit, corporate expenses, special charges, gain (loss) on sale of business, income from continuing operations, net income, EBITDA—earnings before interest, taxes, depreciation and amortization, EBIT—earnings before interest and taxes, EPS—earnings per share, as adjusted EPS, ROA—return on assets, ROS—return on sales, ROE—return on equity, ROIC—return on invested capital, WACC—weighted average cost of capital, total shareholder return, stock price appreciation, growth in managed assets, organic growth, cost performance, net cost reductions, Inventory turns, selling and administrative expense as a percentage of sales, days sales outstanding, ratio of income to fixed charges, segment profit margins, total profit margin, EVA—economic value added, intrinsic value and effective income tax rate. In each case, performance goals shall be determined in accordance with generally accepted accounting principles (subject to modifications approved by the Committee) and shall be consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. Performance goals may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index. In addition, for awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may establish performance goals based on other criteria as it deems appropriate. Notwithstanding the above, for any award or portion of an award designated to be

“performance-based compensation” under Section 162(m) of the Code, the Committee does not retain any right to increase any amount otherwise determined under the provisions of the Plan.

9.3   Certification of Achievement of Performance Goals.   At the end of the Plan Year and prior to payment, the Committee shall certify in writing the extent to which the performance goals and any other material terms were satisfied. Final Awards shall be computed for each Executive Officer based on (i) the Participant's Target Incentive Award percentage, multiplied by his Base Salary and (ii) percent satisfaction of performance goals (as certified by the Committee). Final Award amounts may vary above or below the Target Incentive Award based on the level of achievement of the pre-established performance goals.

9.4   Non-adjustment of Performance Goals.   Once established, performance goals shall not be changed during the Plan Year except as permitted consistent with the qualified performance-based compensation exception under Section 162(m) of the Code.

9.5   Discretionary Adjustments.   The Committee retains the discretion to eliminate or decrease the amount of the Final Award otherwise payable to a Participant. For any Final Award or portion of a Final Award designated to be “performance-based compensation” under Section 162(m) of the Code, the Committee shall not retain any right to increase any amount otherwise determined under the provisions of the Plan.

SECTION 10. AMENDMENT AND MODIFICATION

The Committee, in its sole discretion, without notice, at any time and from time to time, may modify or amend, in whole or in part, any or all of the provisions of the Plan, or suspend or terminate it entirely; provided, however, that no such modification, amendment, suspension, or termination may, without the consent of a Participant (or his or her beneficiary in the case of the death of the Participant), reduce the right of a Participant (or his or her beneficiary, as the case may be) to a payment or distribution hereunder which he or she has already earned and is otherwise entitled, except where such modification, amendment, suspension or termination is necessary to comply with applicable law, including without limitation, any modifications or amendments made pursuant to Section 409A of the Code and any regulations, rulings and other regulatory guidance issued thereunder. Notwithstanding the foregoing, the Committee shall not amend Plan provisions to the extent that such amendment would cause an outstanding award to fail to meet performance-based compensation exception of Section 162(m) of the Code.

SECTION 11. MISCELLANEOUS

11.1   Jurisdiction, Venue and Governing Law.   Except as to matters of federal law, the Plan, and all agreements hereunder, shall be governed by and construed in accordance with the laws of Rhode Island. Any dispute, controversy or claim arising out of or relating to the Plan or any award under the Plan shall be brought only in a court of competent jurisdiction in the State of Rhode Island, and no other court, agency or tribunal shall have jurisdiction to resolve any such dispute, controversy or claim.

11.2   Withholding Taxes.   The Company and its Subsidiaries shall have the right to deduct from all payments under the Plan any federal, state, local and/or foreign income, employment or other applicable payroll taxes required by law to be withheld with respect to such payments.

11.3   Gender and Number.   Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.

11.4   Severability.   In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

11.5   Costs of the Plan.   All costs of implementing and administering the Plan shall be borne by the Company.

11.6   Successors.   All obligations of the Company and its Subsidiaries under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, amalgamation, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

Appendix C

TEXTRON INC.
2007 LONG-TERM INCENTIVE PLAN

1. Purposes of the Plan

The purposes of the Plan are to (a) promote the long-term success of the Company and its Subsidiaries and to increase stockholder value by providing Eligible Individuals with incentives to contribute to the long-term growth and profitability of the Company and (b) assist the Company in attracting, retaining and motivating highly qualified individuals who are in a position to make significant contributions to the Company and its Subsidiaries.

Upon the Effective Date, no further Awards will be granted under the Prior Plan.

2. Definitions and Rules of Construction

(a)   Definitions.   For purposes of the Plan, the following capitalized words shall have the meanings set forth below:

“Affiliate” means any Parent or Subsidiary and any person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Award” means an Option, Restricted Stock, Restricted Stock Unit, Stock Appreciation Right, Performance Stock, Performance Share Unit or Other Award granted by the Committee pursuant to the terms of the Plan.

“Award Document” means an agreement, certificate or other type or form of document or documentation approved by the Committee that sets forth the terms and conditions of an Award. An Award Document may be in written, electronic or other media, may be limited to a notation on the books and records of the Company and, unless the Committee requires otherwise, need not be signed by a representative of the Company or a Participant.

“Beneficial Owner” and “Beneficially Owned” have the meaning set forth in Rule 13d-3 under the Exchange Act.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Change of Control” means:

(i)    Any “person” or “group” (within the meaning of Sections 13 (d) and 14 (d)(2) of the Exchange Act other than the Company, any “person” who on the Effective Date was a director or officer of the Company, any trustee or other fiduciary holding Common Stock under an employee benefit plan of the Company, or related company, or any corporation which is owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act) of more than thirty percent (30%) of the then outstanding voting stock of the Company, or

(ii)   during any period of two consecutive years, individuals who at the beginning of such period constitute the Board and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period (or whose election or nomination was previously so approved) cease for any reason to constitute a majority of the Board, or

(iii)  the shareholders of the Company approve a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or

(iv)  the shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, with respect to an Award that is subject to Section 409A of the Code and the payment or settlement of the Award will accelerate upon a Change of Control, no event set forth herein will constitute a Change of Control for purposes of the Plan or any Award Document unless such event also constitutes a “change in ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the Company’s assets” as defined under Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations promulgated thereunder.

“Committee” means the Organization and Compensation Committee of the Board, any successor committee thereto or any other committee appointed from time to time by the Board to administer the Plan, which committee shall meet the requirements of Section 162(m) of the Code, Section 16(b) of the Exchange Act and the applicable rules of the NYSE; provided, however, that, if any Committee member is found not to have met the qualification requirements of Section 162(m) of the Code and Section 16(b) of the Exchange Act, any actions taken or Awards granted by the Committee shall not be invalidated by such failure to so qualify.

“Common Stock” means the common stock of the Company, par value $0.01 per share, or such other class of share or other securities as may be applicable under Section 13 of the Plan.

“Company” means Textron Inc., a Delaware corporation, or any successor to all or substantially all of the Company’s business that adopts the Plan.

“Early Retirement” means the attainment of age 60, or age 55 with 10 years of service, or 20 years of service.

“Effective Date” means the date on which the Plan is adopted by the Board.

“Eligible Individuals” means the individuals described in Section 4(a) of the Plan who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” means, with respect to a share of Common Stock, the closing selling price of a share of Common Stock on the relevant date of determination as reported on the composite tape for securities listed on the NYSE, or such national securities exchange as may be designated by the Committee. If there were no sales on the relevant date, the fair market value shall equal the closing share price on the most recent day during which a sale occurred.

“Incentive Stock Option” means an Option that is intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“Non-Employee Director” means any member of the Board who is not an officer or employee of the Company or any Subsidiary.

“Nonqualified Stock Option” means an Option that is not intended to comply with the requirements of Section 422 of the Code or any successor provision thereto.

“NYSE” means the New York Stock Exchange.

“Option” means an Incentive Stock Option or Nonqualified Stock Option granted pursuant to Section 7 of the Plan.

“Other Award” means any form of Award other than an Option, Restricted Stock, Restricted Stock Unit, Performance Stock, Performance Share Unit, or Stock Appreciation Right granted pursuant to Section 11 of the Plan.

“Parent” means a corporation which owns or beneficially owns a majority of the outstanding voting stock or voting power of the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Parent shall have the same meaning as “parent corporation” set forth in Section 424(e) of the Code.

“Participant” means an Eligible Individual who has been granted an Award under the Plan.

“Performance Period” means the period established by the Committee and set forth in the applicable Award Document over which Performance Targets are measured.

“Performance Stock” means a Target Number of Shares granted pursuant to Section 10(b) of the Plan.

“Performance Target” means the performance measures established by the Committee, from among the performance criteria provided in Section 6(g), and set forth in the applicable Award Document.

“Performance Share Unit” means a right to receive a Target Number of Shares or cash in the future granted pursuant to Section 10(c) of the Plan.

“Permitted Transferees” means (i) a Participant’s family member, (ii) one or more trusts established in whole or in part for the benefit of one or more of such family members, (iii) one or more entities which are beneficially owned in whole or in part by one or more such family members, or (iv) a charitable or not-for-profit organization.

“Plan” means this Textron Inc. 2007 Long-Term Incentive Plan, as amended or restated from time to time.

“Plan Limit” means the maximum aggregate number of Shares that may be issued for all purposes under the Plan as set forth in Section 5(a) of the Plan.

“Prior Plan” means the 1999 Long-Term Incentive Plan, as amended and restated from time to time.

“Restricted Stock” means one or more Shares granted pursuant to Section 8(b) of the Plan.

“Restricted Stock Unit” means a right to receive one or more Shares (or cash, if applicable) in the future granted pursuant to Section 8(c) of the Plan.

“Shares” means shares of Common Stock, as may be adjusted pursuant to Section 13(b).

“Stock Appreciation Right” means a right to receive all or some portion of the appreciation on Shares granted pursuant to Section 9 of the Plan.

“Subsidiary” means (i) a corporation or other entity with respect to which the Company, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which the Company, directly or indirectly, has at least a 20% equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan. For purposes of determining eligibility for the grant of Incentive Stock Options under the Plan, the term “Subsidiary” shall be defined in the manner required by Section 424(f) of the Code.

“Substitute Award” means any Award granted upon assumption of, or in substitution or exchange for, outstanding employee equity awards previously granted by a company or other entity acquired by the Company or with which the Company combines pursuant to the terms of an equity compensation plan that was approved by the stockholders of such company or other entity.

“Target Number” means, if applicable, the target number of Shares or cash value established by the Committee and set forth in the applicable Award Document.

(b)   Rules of Construction.   The masculine pronoun shall be deemed to include the feminine pronoun, and the singular form of a word shall be deemed to include the plural form, unless the context requires otherwise. Unless the text indicates otherwise, references to sections are to sections of the Plan.

3. Administration

(a)   Committee.   The Plan shall be administered by the Committee, which shall have full power and authority, subject to the express provisions hereof, to:

(i)    select the Participants from the Eligible Individuals;

(ii)   grant Awards in accordance with the Plan;

(iii)  determine the number of Shares subject to each Award or the cash amount payable in connection with an Award;

(iv)  determine the terms and conditions of each Award, including, without limitation, those related to term, permissible methods of exercise, vesting, cancellation, payment, settlement, exercisability, Performance Periods, Performance Targets, and the effect, if any, of a Participant’s termination of employment with the Company or any of its Subsidiaries or, subject to Section 6(d), a Change of Control of the Company;

(v)    subject to Sections 6(g), 16 and 17(e) of the Plan, amend the terms and conditions of an Award after the granting thereof;

(vi)  specify and approve the provisions of the Award Documents delivered to Participants in connection with their Awards;

(vii) construe and interpret any Award Document delivered under the Plan;

(viii) make factual determinations in connection with the administration or interpretation of the Plan;

(ix)  adopt, prescribe, amend, waive and rescind administrative regulations, rules and procedures relating to the Plan;

(x)    employ such legal counsel, independent auditors and consultants as it deems desirable for the administration of the Plan and to rely upon any advice, opinion or computation received therefrom;

(xi)  vary the terms of Awards to Participants in non-US jurisdictions to take account of local tax and securities law and other regulatory requirements or to procure favorable tax treatment for Participants;

(xii) correct any defects, supply any omission or reconcile any inconsistency in any Award Document or the Plan; and

(xiii)     make all other determinations and take any other action desirable or necessary to interpret, construe or implement properly the provisions of the Plan or any Award Document.

(b)   Plan Construction and Interpretation.   The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(c)   Determinations of Committee Final and Binding.   All determinations by the Committee in carrying out and administering the Plan and in construing and interpreting the Plan shall be made in the Committee’s sole discretion and shall be final, binding and conclusive for all purposes and upon all persons interested herein.

(d)   Delegation of Authority.   To the extent not prohibited by applicable laws, rules and regulations, the Committee may, from time to time, delegate some or all of its authority under the Plan to a subcommittee or subcommittees thereof or other persons or groups of persons as it deems necessary, appropriate or advisable under such conditions or limitations as it may set at the time of such delegation or thereafter; provided, however, that the Committee may not delegate its authority (i) to make Awards to employees (A) who are subject on the date of the Award to the reporting rules under Section 16(a) of the Exchange Act, (B) whose compensation for such fiscal year may be subject to the limit on deductible compensation pursuant to Section 162(m) of the Code or (C) who are officers of the Company who are delegated authority by the Committee hereunder, or (ii) pursuant to Section 16 of the Plan. For purposes of the Plan, reference to the Committee shall be deemed to refer to any subcommittee, subcommittees, or other persons or groups of persons to whom the Committee delegates authority pursuant to this Section 3(d). In addition, notwithstanding the foregoing, an independent Committee of the Board is required to approve any grants under this plan to non-employee directors.

(e)   Liability of Committee.   Subject to applicable laws, rules and regulations:  (i) no member of the Board or Committee (or its delegates) shall be liable for any good faith action or determination made in connection with the operation, administration or interpretation of the Plan and (ii) the members of the Board or the Committee (and its delegates) shall be entitled to indemnification and reimbursement in the manner provided in the Company’s Certificate of Incorporation as it may be amended from time to time. In the performance of its responsibilities with respect to the Plan, the Committee shall be entitled to rely upon information and/or advice furnished by the Company’s officers or employees, the Company’s accountants, the Company’s counsel and any other party the Committee deems necessary, and no member of the Committee shall be liable for any action taken or not taken in reliance upon any such information and/or advice.

(f)   Action by the Board.   Anything in the Plan to the contrary notwithstanding, subject to applicable laws, rules and regulations, any authority or responsibility that, under the terms of the Plan, may be exercised by the Committee may alternatively be exercised by the Board.

4. Eligibility

(a)   Eligible Individuals.   Awards may be granted to employees and Non-Employee Directors of the Company or any of its Subsidiaries or joint ventures, partnerships or business organizations in which the Company or its Subsidiaries have an equity interest; provided, however, that only employees of the Company or a Parent or Subsidiary may be granted Incentive Stock Options. The Committee shall have the authority to select the persons to whom Awards may be granted and to determine the type, number and terms of Awards to be granted to each such Participant. Under the Plan, references to “employment” or “employed” include service of Participants who are Non-Employee Directors, except for purposes of determining eligibility to be granted Incentive Stock Options.

(b)   Grants to Participants.   The Committee shall have no obligation to grant any Eligible Individual an Award or to designate an Eligible Individual as a Participant solely by reason of such Eligible Individual having received a prior Award or having been previously designated as a Participant. The Committee may grant more than one Award to a Participant and may designate an Eligible Individual as a Participant for overlapping periods of time.

5. Shares Subject to the Plan

(a)   Plan Limit.   Subject to adjustment in accordance with Section 13 of the Plan, the maximum aggregate number of Shares that may be issued for all purposes under the Plan shall be 6,000,000 plus any Shares that become available for issuance upon cancellation, forfeiture, or expiration of awards granted under the Prior Plan without having been exercised or settled. Shares to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held in treasury, or a combination thereof. All of the Shares subject to the Plan Limit may be issued pursuant to Incentive Stock Options.

(b)   Rules Applicable to Determining Shares Available for Issuance.   The number of Shares remaining available for issuance will be reduced by the number of Shares subject to outstanding Awards that are both denominated and intended to be settled in Shares and, for all other awards, by the number of Shares actually delivered upon settlement or payment of the Award. For purposes of determining the number of Shares that remain available for issuance under the Plan, (i) the number of Shares that are tendered by a Participant or withheld by the Company to pay the exercise price of an Award or to satisfy the Participant’s tax withholding obligations in connection with the exercise or settlement of an Award and (ii) all of the Shares covered by a stock-settled Stock Appreciation Right to the extent exercised, will not be added back to the Plan Limit. In addition, for purposes of determining the number of Shares that remain available for issuance under the Plan, the number of Shares corresponding to Awards that are both denominated and intended to be settled in Shares under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that is settled through issuance of consideration other than Shares (including, without limitation, cash) shall be added back to the Plan Limit and again be available for the grant of Awards; provided, however, that this provision shall not be applicable with respect to (i) the cancellation of a Stock Appreciation Right granted in tandem with an Option upon the exercise of the Option or (ii) the cancellation of an Option granted in tandem with a Stock Appreciation Right upon the exercise of the Stock Appreciation Right.

(c)   Special Limits.   Anything to the contrary in Section 5(a) above notwithstanding, but subject to adjustment under Sections 5(b) and 13 of the Plan, the following special limits shall apply to Shares available for Awards under the Plan:

(i)    the maximum number of Shares that may be issued pursuant to awards of Restricted Stock, Restricted Stock Units, Performance Stock, Performance Share Units and Other Awards that are payable in Shares granted under the Plan shall equal 1,500,000 Shares in the aggregate;

(ii)   the maximum number of Shares that may be made subject to Options and Stock Appreciation Rights granted to any Eligible Individual in any calendar year shall equal 200,000 Shares, and if any Option or Stock Appreciation Right is forfeited, cancelled or otherwise expires for any reason without having been exercised, the Shares subject to such Option or Stock Appreciation Right shall be included in the determination of the aggregate number of Shares issued to such employee under the Plan.

(iii)  the maximum amount of Awards (other than those Awards set forth in Section 5(c)(ii)) that may be (1) awarded to any Eligible Individual in any calendar year (with respect to Awards settled in Shares) is 200,000 Shares measured as of the date of grant, or (2) paid to any Eligible Individual in any calendar year (with respect to Awards settled in cash) is $15 million; and

(iv)  A maximum of five percent (5%) of the aggregate number of Shares available for issuance under the Plan may be issued as Restricted Stock, Restricted Stock Units, Performance Stock, or Performance Share Units, having no minimum vesting period as specified in Sections 8(a) and 10(a).

(d) Any Shares underlying Substitute Awards shall not be counted against the number of Shares remaining for issuance and shall not be subject to Section 5(c).

6. Awards in General

(a)   Types of Awards.   Awards under the Plan may consist of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Stock, Performance Share Units and Other Awards. Any Award described in Sections 7 through 11 of the Plan may be granted singly or in combination or tandem with any other Award, as the Committee may determine. Awards under the Plan may be made in combination with, in replacement of, or as alternatives to awards or rights under any other compensation or benefit plan of the Company, including the plan of any acquired entity.

(b)   Terms Set Forth in Award Document.   The terms and conditions of each Award shall be set forth in an Award Document in a form approved by the Committee for such Award, which Award Document shall contain terms and conditions not inconsistent with the Plan. Notwithstanding the foregoing, and subject to applicable laws, the Committee may accelerate (i) the vesting or payment of any Award, (ii) the lapse of restrictions on any Award or (iii) the date on which any Award first becomes exercisable. The Committee shall exercise this discretion only in the event of death, disability, Change of Control, retirement, or termination without cause. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Documents may vary.

(c)   Termination of Employment.   The Committee shall specify at or after the time of grant of an Award the provisions governing the disposition of an Award in the event of a Participant’s termination of employment with the Company or any of its Subsidiaries. Subject to applicable laws, rules and regulations, in connection with a Participant’s termination of employment, the Committee shall have the discretion to accelerate the vesting, exercisability or settlement of, eliminate the restrictions and conditions applicable to, alter the form of payment, or extend the post-termination exercise period of an outstanding Award. Such provisions may be specified in the applicable Award Document or determined at a subsequent time.

(d)   Change of Control.   (i) The Committee shall have full authority to determine the effect, if any, of a Change of Control of the Company or any Subsidiary on the vesting, exercisability, settlement, payment or lapse of restrictions applicable to an Award, which effect may be specified in the applicable Award Document or determined at a subsequent time. Subject to applicable laws, rules and regulations, the Board or the Committee shall, at any time prior to, coincident with or after the effective time of a Change of Control, take such actions as it may consider appropriate, including, without limitation:  (A) providing for the acceleration of any vesting conditions relating to the exercise or settlement of an Award or that an Award shall terminate or expire unless exercised or settled in full on or before a date fixed by the Committee; (B) making such adjustments to the Awards then outstanding as the Committee deems appropriate to reflect such Change of Control; (C) causing the Awards then outstanding to be assumed, or new rights substituted therefor, by the surviving corporation in such Change of Control; or (D) permit or require Participants to surrender outstanding Options and Stock Appreciation Rights in exchange for a cash payment equal to the difference, if any, between the highest price paid for a Share in the Change of Control transaction and the Exercise Price of the Award. In addition, except as otherwise specified in an Award Document (or a Participant’s written employment agreement with the Company or any Subsidiary):

(1)   any and all Options and Stock Appreciation Rights outstanding as of the effective date of the Change of Control shall become immediately exercisable;

(2)   any restrictions imposed on Restricted Stock and Restricted Stock Units outstanding as of the effective date of the Change of Control shall lapse;

(3)   the Performance Targets with respect to all Performance Share Units, Performance Stock and other performance-based Awards granted pursuant to Sections 6(g) or 10 outstanding as of the effective date of the Change of Control shall be deemed to have been attained at the specified target level of performance; and

(4)   the vesting of all Awards denominated in Shares outstanding as of the effective date of the Change of Control shall be accelerated.

(ii)   Subject to applicable laws, rules and regulations, the Committee may provide, in an Award Document or subsequent to the grant of an Award for the accelerated vesting, exercisability and/or the deemed attainment of a Performance Target with respect to an Award upon specified events similar to a Change of Control.

(iii)  Notwithstanding any other provision of the Plan or any Award Document, the provisions of this Section 6(d) may not be terminated, amended, or modified upon or after a Change of Control in a manner that would adversely affect a Participant’s rights with respect to an outstanding Award without the prior written consent of the Participant. Subject to Section 16, the Board, upon recommendation of the Committee, may terminate, amend or modify this Section 6(d) at any time and from time to time prior to a Change of Control.

(e)   Dividends and Dividend Equivalents.   The Committee may provide Participants with the right to receive dividends or payments equivalent to dividends or interest with respect to an outstanding Award, which payments can either be paid currently or deemed to have been reinvested in Shares, and can be made in Shares, cash or a combination thereof, as the Committee shall determine; provided, however, that the terms of any reinvestment of dividends must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. Notwithstanding the foregoing, no dividends or dividend equivalents shall be paid with respect to Options or Stock Appreciation Rights.

(f)   Rights of a Stockholder.   A Participant shall have no rights as a stockholder with respect to Shares covered by an Award (including voting rights) until the date the Participant or his nominee becomes the holder of record of such Shares. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 13.

(g)   Performance-Based Awards.   (i) The Committee may determine whether any Award (or portion of an Award) under the Plan is intended to be “performance-based compensation” as that term is used in Section 162(m) of the Code. Any such Awards (or portions of Awards) designated to be “performance-based compensation” shall be conditioned on the achievement of one or more Performance Targets to the extent required by Section 162(m) of the Code and will be subject to all other conditions and requirements of Section 162(m). The Performance Targets will be comprised of specified levels of one or more of the following performance criteria as the Committee deems appropriate: operating cash flows from continuing operations, operating working capital, free cash flow, revenues, segment profit, corporate expenses, special charges, gain (loss) on sale of business, income from continuing operations,net income, EBITDA—earnings before interest, taxes, depreciation and amortization, EBIT—earnings before interest and taxes, EPS—earnings per share, as adjusted EPS, ROA - return on assets, ROS—return on sales, ROE—return on equity, ROIC—return on invested capital, WACC—weighted average cost of capital, total shareholder return, stock price appreciation, growth in managed assets, organic growth, cost performance, net cost reductions, inventory turns, selling and administrative expense as a percentage of sales, days sales outstanding, ratio of income to fixed charges, segment profit margins, total profit margin, EVA—economic value added, intrinsic value and effective income tax rate, in each case determined in accordance with generally accepted accounting principles (subject to modifications approved by the Committee)

consistently applied on a business unit, divisional, subsidiary or consolidated basis or any combination thereof. The Performance Targets may be described in terms of objectives that are related to the individual Participant or objectives that are Company-wide or related to a Subsidiary, division, department, region, function or business unit and may be measured on an absolute or cumulative basis or on the basis of percentage of improvement over time, and may be measured in terms of Company performance (or performance of the applicable Subsidiary, division, department, region, function or business unit) or measured relative to selected peer companies or a market index. In addition, for Awards or portions of Awards not intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee may establish Performance Targets based on other criteria as it deems appropriate.

(ii)   The Participants will be designated, and the applicable Performance Targets will be established, by the Committee within ninety (90) days following the commencement of the applicable Performance Period (or such earlier or later date permitted or required by Section 162(m) of the Code). Each Participant will be assigned a Target Number payable if Performance Targets are achieved. Any payment of an Award granted with Performance Targets shall be conditioned on the written certification of the Committee in each case that the Performance Targets and any other material conditions were satisfied. The Committee may determine, at the time of Award grant and to the extent permitted by Code Section 162(m) and the regulations and interpretive rulings thereunder, that if performance exceeds the specified Performance Targets, the Award may be settled with payment greater than the Target Number, but in no event may such payment exceed the limits set forth in Section 5(c). Similarly, the Committee may establish a payment that is below the Target Number but above a threshold level of payment if performance is below established Performance Targets. The Committee retains the right to reduce any Award notwithstanding the attainment of the Performance Targets. Notwithstanding the above, for any Award or portion of an Award designated to be “performance-based compensation” under Section 162(m) of the Code, the Committee does not retain any right to increase any amount otherwise determined under the provisions of the Plan.

(h)   Deferrals.   In accordance with the procedures authorized by, and subject to the approval of, the Committee, Participants may be given the opportunity to defer the payment or settlement of an Award to one or more dates selected by the Participant; provided, however, that the terms of any deferrals must comply with all applicable laws, rules and regulations, including, without limitation, Section 409A of the Code. No deferral opportunity shall exist with respect to an Award unless explicitly permitted by the Committee on or after the time of grant.

(i)   Repricing of Options and Stock Appreciation Rights.   Notwithstanding anything in the Plan to the contrary, except as may be specifically authorized by the Company’s shareholders, an Option or Stock Appreciation Right shall not be granted in substitution for a previously granted Option or Stock Appreciation Right being canceled or surrendered as a condition of receiving a new Award, if the new Award would have a lower exercise price than the Award it replaces, nor shall the exercise price of an Option or Stock Appreciation Right be reduced once the Option or Stock Appreciation Right is granted. The foregoing shall not (i) prevent adjustments pursuant to Section 13 or (ii) apply to grants of Substitute Awards.

7. Terms and Conditions of Options

(a)   General.   The Committee, in its discretion, may grant Options to Eligible Individuals and shall determine whether such Options shall be Incentive Stock Options or Nonqualified Stock Options. Each Option shall be evidenced by an Award Document that shall expressly identify the Option as an Incentive Stock Option or Nonqualified Stock Option, and be in such form and contain such provisions as the Committee shall from time to time deem appropriate.

(b)   Exercise Price.   The exercise price of an Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant. In no event shall the exercise price of an Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however that the exercise price of a Substitute Award granted as an Option shall be determined in accordance with Section 409A of the Code and, with respect to Incentive Stock Options, Section 424 of the Code and may be less than one hundred percent (100%) of the Fair Market Value.

(c)   Term.   An Option shall be effective for such term as shall be determined by the Committee and as set forth in the Award Document relating to such Option, and the Committee may extend the term of an Option after the time of grant; provided, however, that the term of an Option may in no event extend beyond the tenth (10th) anniversary of the date of grant of such Option.

(d)   Exercise; Payment of Exercise Price.   Options shall be exercised by delivery of a notice of exercise in a form approved by the Company. Subject to the provisions of the applicable Award Document, the exercise price of an Option may be paid (i) in cash or cash equivalents, (ii) by actual delivery or attestation to ownership of freely transferable Shares already owned by the person exercising the Option, (iii) by a combination of cash and Shares equal in value to the exercise price, (iv) through net share settlement or similar procedure involving the withholding of Shares subject to the Option with a value equal to the exercise price or (v) by such other means as the Committee may authorize. In accordance with the rules and procedures authorized by the Committee for this purpose, the Option may also be exercised through a “cashless exercise” procedure authorized by the Committee from time to time that permits Participants to exercise Options by delivering irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the exercise price and the amount of any required tax or other withholding obligations or such other procedures determined by the Company from time to time.

(e)   Incentive Stock Options.   The exercise price per Share of an Incentive Stock Option shall be fixed by the Committee at the time of grant or shall be determined by a method specified by the Committee at the time of grant, but in no event shall the exercise price of an Incentive Stock Option be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant. No Incentive Stock Option may be issued pursuant to the Plan to any individual who, at the time the Incentive Stock Option is granted, owns stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any of its Subsidiaries, unless (i) the exercise price determined as of the date of grant is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant of the Shares subject to such Incentive Stock Option and (ii) the Incentive Stock Option is not exercisable more than five (5) years from the date of grant thereof. No Participant shall be granted any Incentive Stock Option which would result in such Participant receiving a grant of Incentive Stock Options that would have an aggregate Fair Market Value in excess of one hundred thousand dollars ($100,000), determined as of the time of grant, that would be exercisable for the first time by such Participant during any calendar year. No Incentive Stock Option may be granted under the Plan after the tenth (10th) anniversary of the Effective Date. The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, as amended from time to time.

8. Terms and Conditions of Restricted Stock and Restricted Stock Units

(a)   Minimum Vesting Provisions.   Restricted Stock or Restricted Stock Units settled in shares that are granted without any other performance-based qualification criteria other than the passage of time shall have a minimum period of restriction of three (3) years. Performance-based grants shall feature a minimum period of restriction of one (1) year.

(b)   Restricted Stock.   The Committee, in its discretion, may grant Restricted Stock to Eligible Individuals. An Award of Restricted Stock shall consist of one or more Shares granted to an Eligible Individual, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document. Restricted Stock may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which it may be canceled.

(c)   Restricted Stock Units.   The Committee, in its discretion, may grant Restricted Stock Units to Eligible Individuals. A Restricted Stock Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and the applicable Award Document, one or more Shares. Restricted Stock Units may, among other things, be subject to restrictions on transferability, vesting requirements or other specified circumstances under which they may be canceled. If and when the cancellation provisions lapse, the Restricted Stock Units shall become Shares owned by the applicable Participant or, at the sole discretion of the Committee, cash, or a combination of cash and Shares, with a value equal to the Fair Market Value of the Shares at the time of payment.

9. Stock Appreciation Rights

(a)   General.   The Committee, in its discretion, may grant Stock Appreciation Rights to Eligible Individuals. A Stock Appreciation Right shall entitle a Participant to receive, upon satisfaction of the conditions to payment specified in the applicable Award Document, an amount equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the grant price for such Stock Appreciation Right specified in the applicable Award Document. The grant price per share of Shares covered by a Stock Appreciation Right shall be fixed by the Committee at the time of grant or, alternatively, shall be determined by a method specified by the Committee at the time of grant, but in no event shall the grant price of a Stock Appreciation Right be less than one hundred percent (100%) of the Fair Market Value of a Share on the date of grant; provided, however, that the grant price of a Substitute Award granted as a Stock Appreciation Rights shall be in accordance with Section 409A of the Code and may be less than one hundred percent (100%) of the Fair Market Value. Payments to a Participant upon exercise of a Stock Appreciation Right may be made in cash or Shares, or a combination of cash and Shares having an aggregate Fair Market Value as of the date of exercise equal to the excess, if any, of the Fair Market Value on the exercise date of the number of Shares for which the Stock Appreciation Right is exercised over the grant price for such Stock Appreciation Right. The term of a Stock Appreciation Right settled in Shares shall not exceed ten (10) years.

(b)   Stock Appreciation Rights in Tandem with Options.   A Stock Appreciation Right granted in tandem with an Option may be granted either at the same time as such Option or subsequent thereto. If granted in tandem with an Option, a Stock Appreciation Right shall cover the same number of Shares as covered by the Option (or such lesser number of shares as the Committee may determine) and shall be exercisable only at such time or times and to the extent the related Option shall be exercisable, and shall have the same term as the related Option. The grant price of a Stock Appreciation Right granted in tandem with an Option shall equal the per-share exercise price of the Option to which it relates. Upon exercise of a Stock Appreciation Right granted in tandem with an Option, the related Option shall be canceled automatically to the extent of the number of Shares covered by such exercise; conversely, if the related Option is exercised as to some or all of the shares covered by the tandem grant, the tandem Stock Appreciation Right shall be canceled automatically to the extent of the number of Shares covered by the Option exercise.

10. Terms and Conditions of Performance Stock and Performance Share Units

(a)   Minimum Vesting Provisions.   Performance Stock or Performance Share Units shall feature a minimum period of restriction of one (1) year.

(b)   Performance Stock.   The Committee may grant Performance Stock to Eligible Individuals. An Award of Performance Stock shall consist of a Target Number of Shares granted to an Eligible Individual based on the achievement of Performance Targets over the applicable Performance Period, and shall be subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document.

(c)   Performance Share Units.   The Committee, in its discretion, may grant Performance Share Units to Eligible Individuals. A Performance Share Unit shall entitle a Participant to receive, subject to the terms, conditions and restrictions set forth in the Plan and established by the Committee in connection with the Award and specified in the applicable Award Document, a Target Number of Shares or cash based upon the achievement of Performance Targets over the applicable Performance Period. At the sole discretion of the Committee, Performance Share Units shall be settled through the delivery of Shares or cash, or a combination of Shares and cash.

11. Other Awards

The Committee shall have the authority to specify the terms and provisions of other forms of equity- or cash-based Awards not described above that the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which Awards may provide for cash payments or settlement in Shares. To the extent that any such Awards which constitute “full value” awards are to be settled in shares and are performance-based, the minimum period of restriction shall be one (1) year. Awards which constitute “full value” awards and are to be settled in shares that have no performance-based criteria other than the passage of time shall have a minimum period of restriction of three (3) years.

12. Certain Restrictions

(a)   Transfers.   No Award shall be transferable other than pursuant to a beneficiary designation under Section 12(c), by last will and testament or by the laws of descent and distribution or, except in the case of an Incentive Stock Option, pursuant to a domestic relations order, as the case may be; provided, however, that the Committee may, subject to applicable laws, rules and regulations and such terms and conditions as it shall specify, permit the transfer of an Award, other than an Incentive Stock Option, for no consideration to a Permitted Transferee. Any Award transferred to a Permitted Transferee shall be further transferable only by last will and testament or the laws of descent and distribution or, for no consideration, to another Permitted Transferee of the Participant.

(b)   Award Exercisable Only by Participant.   During the lifetime of a Participant, an Award shall be exercisable only by the Participant or by a Permitted Transferee to whom such Award has been transferred in accordance with Section 12(a) above. The grant of an Award shall impose no obligation on a Participant to exercise or settle the Award.

(c)   Beneficiary Designation.   The beneficiary or beneficiaries of the Participant to whom any benefit under the Plan is to be paid in case of his death before he receives any or all of such benefit shall be determined under the Company’s Group Life Insurance Plan. A Participant may, from time to time, name any beneficiary or beneficiaries to receive any benefit in case of his death before he receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, including the beneficiary designated under the Company’s Group Life Insurance Plan, and will be effective only when filed by the Participant in writing (in such form or manner as may be prescribed by the Committee) with the Company during the Participant’s lifetime. In the absence of a valid designation under the Company’s Group Life Insurance Plan or otherwise, if no validly designated beneficiary survives the Participant or if each surviving validly designated beneficiary is legally impaired or prohibited from receiving the benefits under an Award, the Participant’s beneficiary shall be the Participant’s estate.

13. Recapitalization or Reorganization

(a)   Authority of the Company and Stockholders.   The existence of the Plan, the Award Documents and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the stockholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Shares or the rights thereof or which are convertible into or exchangeable for Shares, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b)   Change in Capitalization.   Notwithstanding any provision of the Plan or any Award Document, the number and kind of Shares authorized for issuance under Section 5 of the Plan, including the maximum number of Shares available under the special limits provided for in Section 5(c), shall be equitably adjusted in the sole discretion of the Committee in the event of a stock split, reverse stock split, stock dividend, recapitalization, reorganization, partial or complete liquidation, reclassification, merger, consolidation, separation, extraordinary cash dividend, split-up, spin-off, combination, exchange of Shares, warrants or rights offering to purchase Shares at a price substantially below Fair Market Value, or any other corporate event or distribution of stock or property of the Company affecting the Shares in order to preserve, but not increase, the benefits or potential benefits intended to be made available under the Plan. In addition, upon the occurrence of any of the foregoing events, the number and kind of Shares subject to any outstanding Award and the exercise price per Share (or the grant price per Share, as the case may be), if any, under any outstanding Award shall be equitably adjusted (including by payment of cash to a Participant) in the sole discretion of the Committee in order to preserve the benefits or potential benefits intended to be made available to Participants. Such adjustments shall be made by the Committee. Unless otherwise determined by the Committee, such adjusted Awards shall be subject to the same restrictions and vesting or settlement schedule to which the underlying Award is subject.

14. Term of the Plan

Unless earlier terminated pursuant to Section 16, the Plan shall terminate on the tenth (10th) anniversary of the Effective Date, except with respect to Awards then outstanding. No Awards may be granted under the Plan after the tenth (10th) anniversary of the Effective Date.

15. Effective Date

The Plan shall become effective on the Effective Date, subject to approval by the stockholders of the Company.

16. Amendment and Termination

Subject to applicable laws, rules and regulations, the Board may at any time terminate or, from time to time, amend, modify or suspend the Plan; provided, however, that no termination, amendment, modification or suspension (i) will be effective without the approval of the stockholders of the Company if such approval is required under applicable laws, rules and regulations, including the rules of NYSE and (ii) shall materially and adversely alter or impair the rights of a Participant in any Award previously made under the Plan without the consent of the holder thereof. Notwithstanding the foregoing, the Board shall have broad authority to amend the Plan or any Award under the Plan without the consent of a Participant to the extent it deems necessary or desirable (a) to comply with, take into account changes in, or interpretations of, applicable tax laws, securities laws, employment laws, accounting rules and other applicable laws, rules and regulations, (b) to take into account unusual or nonrecurring events or market conditions (including, without limitation, the events described in Section 13(b)), or (c) to take into account significant acquisitions or dispositions of assets or other property by the Company.

17. Miscellaneous

(a)   Tax Withholding.   The Company or a Subsidiary, as appropriate, may require any individual entitled to receive a payment of an Award to remit to the Company, prior to payment, an amount sufficient to satisfy any applicable tax withholding requirements. In the case of an Award payable in Shares, the Company or a Subsidiary, as appropriate, may permit or require a Participant to satisfy, in whole or in part, such obligation to remit taxes by the Company withholding Shares that would otherwise be received by such individual or repurchasing shares that were issued to the Participant to satisfy the (i) minimum statutory withholding rates within the United States, or (ii) in accordance with local tax jurisdictions outside the United States, as applicable, for any applicable tax withholding purposes, in accordance with all applicable laws and pursuant to such rules as the Committee may establish from time to time. The Company or a Subsidiary, as appropriate, shall also have the right to deduct from all cash payments made to a Participant (whether or not such payment is made in connection with an Award) any applicable taxes required to be withheld with respect to such payments.

(b)   No Right to Awards or Employment.   No person shall have any claim or right to receive Awards under the Plan. Neither the Plan, the grant of Awards under the Plan nor any action taken or omitted to be taken under the Plan shall be deemed to create or confer on any Eligible Individual any right to be retained in the employ of the Company or any Subsidiary or other affiliate thereof, or to interfere with or to limit in any way the right of the Company or any Subsidiary or other affiliate thereof to terminate the employment of such Eligible Individual at any time. No Award shall constitute salary or contractual compensation for the year of grant, any later year or any other period of time. Payments received by a Participant under any Award made pursuant to the Plan shall not be included in, nor have any effect on, the determination of employment-related rights or benefits under any other employee benefit plan or similar arrangement provided by the Company and the Subsidiaries, unless otherwise specifically provided for under the terms of such plan or arrangement or by the Committee.

(c)   Securities Law Restrictions.   An Award may not be exercised or settled, and no Shares may be issued in connection with an Award, unless the issuance of such shares (i) has been registered under the Securities Act of 1933, as amended, (ii) has qualified under applicable state “blue sky” laws (or the Company has determined that an exemption from registration and from qualification under such state “blue sky” laws is available) and (iii) complies with all applicable foreign securities laws. All certificates for Shares delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any exchange upon which the Shares are then listed, and any applicable securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(d)   Section 162(m) of the Code.   The Plan is intended to comply in all respects with Section 162(m) of the Code; provided, however, that in the event the Committee determines that compliance with Section 162(m) of the Code is not desired with respect to a particular Award (or portion of an Award), compliance with Section 162(m) of the Code will not be required. In addition, if any provision of this Plan would cause Awards or portions of Awards that are intended to constitute “qualified performance-based compensation” under Section 162(m) of the Code, to fail to so qualify, that provision shall be severed from, and shall be deemed not to be a part of, the Plan, but the other provisions hereof shall remain in full force and effect.

(e)   Section 409A of the Code.   Notwithstanding any contrary provision in the Plan or an Award Document, if any provision of the Plan or an Award Document contravenes any regulations or guidance promulgated under Section 409A of the Code or would cause an Award to be subject to additional taxes, accelerated taxation, interest and/or penalties under Section 409A of the Code, such provision of the Plan or Award Document may be modified by the Committee without the consent of the Participant in any manner the Committee deems reasonable or necessary. In making such modifications the Committee shall attempt, but shall not be obligated, to maintain, to the maximum extent practicable, the original intent of the applicable provision without contravening the provisions of Section 409A of the Code. Moreover, any discretionary authority that the Committee may have pursuant to the Plan shall not be applicable to an Award that is subject to Section 409A of the Code to the extent such discretionary authority would contravene Section 409A of the Code or the guidance promulgated thereunder.

(f)   Awards to Individuals Subject to Laws of a Jurisdiction Outside of the United States.   To the extent that Awards under the Plan are awarded to Eligible Individuals who are domiciled or reside outside of the United States or to persons who are domiciled or reside in the United States but who are subject to the tax laws of a jurisdiction outside of the United States, the Committee may adjust the terms of the Awards granted hereunder to such person (i) to comply with the laws, rules and regulations of such jurisdiction and (ii) to permit the grant of the Award not to be a taxable event to the Participant. The authority granted under the previous sentence shall include the discretion for the Committee to adopt, on behalf of the Company, one or more sub-plans applicable to separate classes of Eligible Individuals who are subject to the laws of jurisdictions outside of the United States.

(g)   Satisfaction of Obligations.   Subject to applicable law, the Company may apply any cash, Shares, securities or other consideration received upon exercise or settlement of an Award to any obligations a Participant owes to the Company and the Subsidiaries in connection with the Plan or otherwise, including, without limitation, any tax obligations or obligations under a currency facility established in connection with the Plan.

(h)   No Limitation on Corporate Actions.   Nothing contained in the Plan shall be construed to prevent the Company or any Subsidiary from taking any corporate action, whether or not such action would have an adverse effect on any Awards made under the Plan. No Participant, beneficiary or other person shall have any claim against the Company or any Subsidiary as a result of any such action.

(i)   Unfunded Plan.   The Plan is intended to constitute an unfunded plan for incentive compensation. Prior to the issuance of Shares, cash or other form of payment in connection with an Award, nothing contained herein shall give any Participant any rights that are greater than those of a general unsecured creditor of the Company. The Committee may, but is not obligated, to authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Shares with respect to awards hereunder.

(j)   Successors.   All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

(k)   Application of Funds.   The proceeds received by the Company from the sale of Shares pursuant to Awards will be used for general corporate purposes.

(l)   Award Document.   In the event of any conflict or inconsistency between the Plan and any Award Document, the Plan shall govern and the Award Document shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(m)   Headings.   The headings of Sections herein are included solely for convenience of reference and shall not affect the meaning of any of the provisions of the Plan.

(n)   Severability.   If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.

(o)   Expenses.   The costs and expenses of administering the Plan shall be borne by the Company.

(p)   Jurisdiction, Venue and Governing Law.   Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Rhode Island. Any dispute, controversy or claim arising out of or relating to the Plan or any award under the Plan shall be brought only in a court of competent jurisdiction in the State of Rhode Island, and no other court, agency or tribunal shall have jurisdiction to resolve any such dispute, controversy or claim.

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 25, 2007, 11:00 a.m.

The Westin Providence
One West Exchange Street
Providence, Rhode Island

Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.

  Please detach along perforated line and mail in the envelope provided.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW AND “FOR” PROPOSALS 6, 7 AND 8.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 9.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.	The Board of Directors recommends that you vote “FOR” the nominees listed below.
IMPORTANT NOTICE YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE AND RETURN YOUR PROXY AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.		FOR	AGAINST	ABSTAIN
	1. Kathleen M. Bader	☐	☐	☐
	2. R. Kerry Clark	☐	☐	☐
	3. Ivor J. Evans	☐	☐	☐
	4. Lord Powell of Bayswater KCMG	☐	☐	☐
	5. James L. Ziemer	☐	☐	☐
The Board of Directors recommends that you vote “FOR” proposals 6, 7 and 8.
		FOR	AGAINST	ABSTAIN
	6. Textron Inc. Short-Term Incentive Plan	☐	☐	☐
	7. Textron Inc. 2007 Long-Term Incentive Plan	☐	☐	☐
	8. Ratification of appointment of independent auditors	☐	☐	☐
The Board of Directors recommends that you vote “AGAINST” proposal 9.
		FOR	AGAINST	ABSTAIN
	9.Shareholder proposal relating to Foreign Military Sales	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s).  If no direction is made, this proxy will be voted FOR the nominees listed above, FOR proposals 6, 7 AND 8, and AGAINST proposal 9, or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement.

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 25, 2007, 11:00 a.m.

The Westin Providence
One West Exchange Street
Providence, Rhode Island

1

TEXTRON INC.

Proxy Solicited on Behalf of the Board of Directors for Annual Meeting of
Shareholders, April 25, 2007

The undersigned hereby appoint(s) Lewis B. Campbell, Terrence O’Donnell and Frederick K. Butler, or any one of them, attorneys with full power of substitution and revocation to each, for and in the name of the undersigned with all the powers the undersigned would possess if personally present, to vote the shares of the undersigned in Textron Inc. as indicated on the proposals referred to on the reverse side hereof at the annual meeting of its shareholders to be held on Wednesday, April 25, 2007, and at any adjournments thereof, and in their or his discretion upon any other matter which may properly come before said meeting.

This card also constitutes voting instructions to the trustees under the Textron savings plans to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of Textron Inc. held by the trustees under the plans, as described in the proxy statement.

(Continued and to be signed on the reverse side)

COMMENTS:

14475

ANNUAL MEETING OF SHAREHOLDERS OF

TEXTRON INC.

Wednesday, April 25, 2007, 11:00 a.m.

The Westin Providence
One West Exchange Street
Providence, Rhode Island

PROXY VOTING INSTRUCTIONS

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.
- OR -
TELEPHONE - Call toll-free 1-800-PROXIES	COMPANY NUMBER
(1-800-776-9437) from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.	ACCOUNT NUMBER
- OR -
INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 PM Eastern Daylight Time the day before the meeting date.

  Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE NOMINEES LISTED BELOW AND “FOR” PROPOSALS 6, 7 AND 8.
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 9.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE: ☒

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE OF THIS CARD.	The Board of Directors recommends that you vote “FOR” the nominees listed below.
		FOR	AGAINST	ABSTAIN

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

If you would like to receive future shareholder communications over the Internet exclusively, and no longer receive any material by mail please visit http://www.amstock.com.  Click on Shareholder Account Access to enroll. Please enter your account number and tax identification number to log in, then select Receive Company

Mailings via E-Mail and provide your e-mail address.

	1. Kathleen M. Bader	☐	☐	☐
	2. R. Kerry Clark	☐	☐	☐
	3. Ivor J. Evans	☐	☐	☐
	4. Lord Powell of Bayswater KCMG	☐	☐	☐
	5. James L. Ziemer	☐	☐	☐

If you vote by telephone or through the Internet, please DO NOT mail back this proxy card.

IMPORTANT NOTICE

YOUR VOTE IS IMPORTANT.  PLEASE SIGN, DATE AND RETURN YOUR PROXY, OR SUBMIT YOUR VOTE BY INTERNET OR BY TELEPHONE AS SOON AS POSSIBLE. BY DOING SO, YOU MAY SAVE TEXTRON THE EXPENSE OF ADDITIONAL SOLICITATION.

The Board of Directors recommends that you vote “FOR” proposals 6, 7 and 8.
		FOR	AGAINST	ABSTAIN
	6.Textron Inc. Short-Term Incentive Plan	☐	☐	☐
	7.Textron Inc. 2007 Long-Term Incentive Plan	☐	☐	☐
	8.Ratification of appointment of independent auditors	☐	☐	☐

The Board of Directors recommends that you vote “AGAINST” proposal 9.
		FOR	AGAINST	ABSTAIN
	9.Shareholder proposal relating to Foreign Military Sales	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above.  Please note that changes to the registered name(s) on the account may not be submitted via this method.

☐

This proxy, when properly signed, will be voted as directed by the undersigned shareholder(s).  If no direction is made, this proxy will be voted FOR the nominees listed above, FOR proposals 6, 7 AND 8, and AGAINST proposal 9, or if the card constitutes voting instructions to a savings plan trustee, the trustee will vote as described in the proxy statement

Signature of Shareholder	Date:	Signature of Shareholder	Date:
Note:

Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign.   When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If the signer is a partnership, please sign in partnership name by authorized person.